Exhibit 10.1
EXECUTION VERSION
PURCHASE AND SALE AGREEMENT
BY AND AMONG
C-III CAPITAL PARTNERS LLC,
CENTERLINE HOLDING COMPANY,
CENTERLINE CAPITAL GROUP INC.,
ARCAP 2004 RR3 RESECURITIZATION, INC.,
ARCAP 2005 RR5 RESECURITIZATION, INC.,
CENTERLINE FUND MANAGEMENT LLC,
CENTERLINE CMBS FUND III MANAGEMENT LLC,
CENTERLINE REIT INC.,
AND
CM INVESTOR LLC
March 5, 2010

v

INDEX OF SCHEDULES

Schedule I	Purchased Interests
Schedule II	Disclosure Schedule
Schedule III	Final Fund Documents
Schedule IV	CDO/CMBS Assignment Agreements
Schedule V	Subservicing Agreements
Schedule 2.1(c)	Cash Portion of Purchase Price
Schedule 2.3(a)(iii)	Sellers Consents
Schedule 2.3(j)(iv)	Purchaser Consents
Schedule 2.4(a)	Assumed Bonuses
Schedule 2.4(b)	Assumed Benefits
Schedule 2.4(d)	Purchase Price Adjustments
Schedule 6.6(b)	Business Employees
Schedule 6.6(d)	Certain Continuing Employees
Schedule 6.14	Certificated CMBS/CDO Bonds
Schedule 6.17	Investigation of Certain Matters
INDEX OF EXHIBITS

Exhibit A	Certificate of Designation of the CHC Special Series A Shares
Exhibits B1 — B12	CDO/CMBS Assignment Agreements
Exhibits C1 — C5	Form of Subservicing Agreements
Exhibit D	Form of Fund I Promote Plans Letter Agreement
Exhibit E	Form of Lock-Up Agreement
Exhibit F	Form of Management Agreement
Exhibit G-1	Form of Registration Rights Agreement between CHC and Purchaser
Exhibit G-2	Form of Registration Rights Agreement between CHC and Island Manager
Exhibit H	Form of Related Purchase Agreement
Exhibit I	Form of Transition Services Agreement
Exhibit J	Form of Release
Exhibit K	Form of Secretary’s Certificate
Exhibit L	Form of FIRPTA Certificate
Exhibit M	Form of Paul, Hastings, Janofsky & Walker LLP Opinion
Exhibit N	Form of Richards, Layton & Finger, P.A. Opinion
Exhibit O	Form of Proskauer Rose LLP Opinion
Exhibit P	Confidentiality Agreement
Exhibit Q	Form of Assignment and Assumption Agreement
Exhibit R	Form of Bill of Sale
Exhibit S	Form of Software Assignment Agreement
Exhibit T	Form of Software License Agreement
Exhibit U	Form of Officer’s Certificate of CHC
Exhibit V	Form of Amendment to Bylaws of CHC
Exhibit W	Form of Escrow Agreement
Exhibit X	Form of Escrow Letter

PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made this 5th day of March, 2010, by and among Centerline Holding Company, a Delaware statutory trust (“CHC”), Centerline Capital Group Inc., a Delaware corporation (“CCG”), ARCAP 2004 RR3 Resecuritization, Inc., a Delaware corporation (“ARCAP 2004 RR3”), ARCAP 2005 RR5 Resecuritization, Inc., a Delaware corporation (“ARCAP 2005 RR5”), Centerline Fund Management LLC, a Delaware limited liability company (“CFM”), Centerline CMBS Fund III Management LLC, a Delaware limited liability company (“CFM III”), Centerline REIT, Inc., a Delaware corporation (“Centerline REIT”), CM Investor LLC, a Delaware limited liability company (“CMI” and, together with CHC, CCG, ARCAP 2004 RR3, ARCAP 2005 RR5, CFM, CFM III, and Centerline REIT, the “Sellers” and each, a “Seller”), and C-III Capital Partners LLC, a Delaware limited liability company (“Purchaser”). Purchaser and each Seller may also be referred to as a “Party” or collectively, as the “Parties.”
RECITALS
WHEREAS, CCG owned one hundred percent (100%) of the issued and outstanding stock of CSI;
WHEREAS, prior to the Closing, CCG caused CSI to be converted from a Delaware corporation to a Delaware limited liability company (“New CSI”) in accordance with Section 6.9 of this Agreement;
WHEREAS, CCG currently owns one hundred percent (100%) of the issued and outstanding limited liability company interests in New CSI (the “CSI Interests”);
WHEREAS, CMI currently owns one hundred percent (100%) of the issued and outstanding limited liability company interests in CUCA (the “CUCA Interests”);
WHEREAS, CFM currently owns the entire managing member interest in HY II and the interest as a member in HY II set forth on Schedule I (together, the “HY II Interests”) and the entire managing member interest in DIV II and the interest as a member in DIV II set forth on Schedule I (together, the “DIV II Interests” and, together with the HY II Interests, the “Fund II Interests”);
WHEREAS, CFM III currently owns the entire managing member interest in Fund III and the interest as a member in Fund III set forth on Schedule I (together, the “Fund III Interests”);
WHEREAS, Centerline REIT currently owns the entire managing member interest in CRESS and the interest as a member in CRESS set forth on Schedule I (together, the “CRESS Interests”);
WHEREAS, Centerline REIT currently owns the Centerline REIT Bonds (as defined below);

WHEREAS, Centerline REIT is the payee under that certain revolving credit promissory note, dated June 28, 2004, between Steve R. Inman and ARCap REIT (now known as Centerline REIT) (the “Centerline REIT Promissory Note”);
WHEREAS, ARCAP 2004 RR3 currently owns the ARCAP 2004 RR3 Re-Remic Bonds (as defined below);
WHEREAS, ARCAP 2005 RR5 currently owns the ARCAP 2005 RR5 Re-Remic Bonds (as defined below);
WHEREAS, CFM III is the payee under that certain promissory note, dated February 29, 2008, between CFM III and Fund III (the “CFM III Promissory Note”);
WHEREAS, CHC is the payee under that certain promissory note, dated June 30, 2007, between CHC and AMAC (the “AMAC Promissory Note”);
WHEREAS, the CSI Interests, the CUCA Interests, the Fund II Interests, the Fund III Interests, the CRESS Interests, the Centerline REIT Bonds, the Centerline REIT Promissory Note, the ARCAP 2004 RR3 Re-Remic Bonds, the ARCAP 2005 RR5 Re-Remic Bonds, the CFM III Promissory Note and the AMAC Promissory Note are hereby collectively referred to as the “Purchased Interests”;
WHEREAS, the Sellers desire to sell to Purchaser, and Purchaser desires to purchase from the Sellers, pursuant to this Agreement, the Purchased Interests;
WHEREAS, CHC desires to issue and sell to Purchaser, and Purchaser desires to purchase from CHC, pursuant to this Agreement, the CHC New Shares (as defined below); and
WHEREAS, the Sellers and Purchaser desire to enter into this Agreement and to consummate the transactions contemplated hereby.
NOW, THEREFORE, in consideration of the representations, warranties, promises, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE 1
CERTAIN DEFINITIONS; INTERPRETATION
1.1 Certain defined terms.
(a) For purposes of this Agreement, the following terms shall have the following meanings:
“Acquired Entities” means New CSI and CUCA.

“Acquired Entity Licensed Intellectual Property” means all Intellectual Property licensed to the Acquired Entities or any of their respective Subsidiaries pursuant to a Contract and used in the conduct of their respective businesses.
“Acquired Entity Owned Intellectual Property” means all of the Intellectual Property owned by the Acquired Entities or any of their respective Subsidiaries.
“Affiliate” of a Person means a Person that Controls, is Controlled by, or is under common Control with, such Person. For purposes of this Agreement, neither Purchaser nor Island Manager shall be deemed to be an “Affiliate” of any Seller.
“Affiliated Group” means an affiliated group within the meanings of Section 1505 of the Code or any comparable or analogous state, local or foreign consolidated, combined or unitary Tax group under applicable Law.
“Agency Subservicing Agreement” shall have the meaning specified in Section 6.10(b).
“Agreement” shall have the meaning specified in the preamble to this Agreement.
“AMAC” means American Mortgage Acceptance Company, a Massachusetts business trust.
“AMAC Promissory Note” shall have the meaning specified in the recitals to this Agreement and set forth on Schedule I.
“ARCAP 2004 RR3” shall have the meaning specified in the preamble to this Agreement.
“ARCAP 2004 RR3 Re-Remic Bonds” shall have the meaning specified in Schedule I.
“ARCAP 2005 RR5” shall have the meaning specified in the preamble to this Agreement.
“ARCAP 2005 RR5 Re-Remic Bonds” shall have the meaning specified in Schedule I.
“ARCAP 2006 RR7” means ARCap 2006 RR7 Resecuritization, Inc., a Delaware corporation.
“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement, of even date herewith, between Centerline REIT and CSI, in the form attached hereto as Exhibit Q.
“Assumed Benefits” shall have the meaning specified in Section 2.4.
“Assumed Bonuses” shall have the meaning specified in Section 2.4.
“Balance Sheets” shall have the meaning specified in Section 4.22(b).
“Bill of Sale” means the Bill of Sale, of even date herewith, between Centerline REIT and CSI, in the form attached hereto as Exhibit R.

“Bonus Plans” means the Centerline Annual Incentive Bonus Program “A”, Centerline Annual Incentive Bonus Program “B” and the 2007 Outperformance Program.
“Business Day” means any day other than a Saturday, Sunday or day on which banks in New York City are required or authorized to be closed.
“Business Employees” shall have the meaning specified in Section 6.6(b) of this Agreement.
“Cap” shall have the meaning specified in Section 8.4(a).
“CCG” shall have the meaning specified in the preamble to this Agreement.
“CDO/CMBS Assignment Agreements” means the agreements specified in Schedule IV and attached hereto as Exhibits B1 through B10.
“Centerline Balance Sheet Date” shall have the meaning specified in Section 3.7.
“Centerline Mark” shall have the meaning specified in Section 6.8(a).
“Centerline REIT” shall have the meaning specified in the preamble to this Agreement.
“Centerline REIT Bonds” shall have the meaning specified in Schedule I.
“Centerline REIT Promissory Note” shall have the meaning specified in the recitals to this Agreement and set forth on Schedule I.
“CFM” shall have the meaning specified in the preamble to this Agreement.
“CFM III” shall have the meaning specified in the preamble to this Agreement.
“CFM III Promissory Note” shall have the meaning specified in the recitals to this Agreement and set forth on Schedule I.
“CHC” shall have the meaning specified in the preamble to this Agreement.
“CHC Balance Sheet” means that consolidated balance sheet of CHC and its consolidated Subsidiaries as of September 30, 2009.
“CHC Bylaws” means the Fifth Amended and Restated Bylaws of CHC, as amended.
“CHC Data” shall have the meaning specified in Section 3.10(b).
“CHC Employee Plans” shall have the meaning given such term in Section 3.14(a).
“CHC Intellectual Property” shall have the meaning given such term in Section 3.9(a).
“CHC International Plan” shall have the meaning given such term in Section 3.14(d).

“CHC New Shares” means 4,084,390 shares of CHC Special Series A Shares to be issued to Purchaser pursuant to Section 2.1(b).
“CHC Special Series A Shares” means the Special Series A Shares of CHC with the rights, powers and preferences as reflected in the certificate of designation of the CHC Special Series A Shares attached hereto as Exhibit A.
“CHC SEC Documents” shall have the meaning given such term in Section 3.5(a).
“CHC Trust Agreement” means, collectively, CHC’s Second Amended and Restated Trust Agreement, dated as of November 17, 2003, as amended by Amendment No. 1 thereto, dated as of September 20, 2005, as further amended by Amendment No. 2 thereto, dated as of November 30, 2005, as further amended by Amendment No. 3 thereto, dated as of June 13, 2006, and as further amended by Amendment No. 4 thereto, dated as of April 2, 2007.
“CHC Trust Amendment” means the amendment to the CHC Trust Agreement to increase the number of common shares of CHC authorized for issuance to permit the automatic conversion of the CHC New Shares into the appropriate number of common shares of CHC pursuant to the terms of the certificate of designation of the CHC New Shares.
“Claim” means a claim for indemnity for Damages made by any Seller Indemnitee or Purchaser Indemnitee.
“Closing” shall have the meaning specified in Section 2.2.
“Closing Date” shall have the meaning specified in Section 2.2.
“CMBS Leased Real Property” shall have the meaning specified in Section 4.27(a).
“CMBS Leases” shall have the meaning specified in Section 4.27(a).
“CMBS Licensed Intellectual Property” means all Intellectual Property licensed to the Fund Entities or any of their respective Subsidiaries pursuant to a Contract and used in the conduct of their respective businesses.
“CMBS Owned Intellectual Property” means all of the Intellectual Property owned by the Fund Entities or any of their respective Subsidiaries.
“CMC” means Centerline Mortgage Capital Inc., a Delaware corporation.
“CMI” shall have the meaning specified in the preamble to this Agreement.
“CMP” means Centerline Mortgage Partners Inc., a Delaware corporation.
“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
“Confidentiality Agreement” shall have the meaning specified in Section 6.1.

“Contemplated Transaction” means any transaction contemplated by this Agreement or any Transaction Document.
“Continuing Employees” shall have the meaning specified in Section 6.6(b).
“Contract” means any written, oral or implied contract, mortgage, deed of trust, lease, sublease, offer to lease, agreement to lease, sales order, purchase order, indenture, note, bond, loan, instrument, license, permit, franchise, commitment or other instrument, arrangement or agreement that is or purports to be binding on any Person or all or any part of its property or assets under applicable Law.
“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, through one or more intermediaries, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of equity interests, as trustee or executor, by contract or credit arrangement or otherwise.
“CRESS” means Centerline Real Estate Special Situations Mortgage Fund LLC, a Delaware limited liability company.
“CRESS Interests” shall have the meaning specified in the recitals to this Agreement and set forth on Schedule I.
“CSI” means Centerline Servicing Inc., a Delaware corporation.
“CSI Interests” shall have the meaning specified in the recitals to this Agreement and set forth on Schedule I.
“CUC” means Centerline Urban Capital I, LLC, a California limited liability company.
“CUCA” means Centerline Urban Capital Advisor LLC, a Delaware limited liability company.
“CUCA Closing Balance Sheet” shall have the meaning specified in Section 4.5(e).
“CUCA Interests” shall have the meaning specified in the recitals to this Agreement and set forth on Schedule I.
“Damages” means any losses, damages (but excluding any special, indirect, consequential, exemplary and punitive damages, except for Third Party Claims and except for claims under Section 8.2(h), in which cases special, indirect, consequential, exemplary and punitive damages shall be included), injuries, liabilities, claims, demands, settlements, judgments, awards, fines, penalties, Taxes, fees (including reasonable attorneys’ fees and disbursements), charges, costs (including costs of investigation and defense) or expenses of any nature.
“Debt” means, with respect to any Person, (A) any indebtedness for borrowed money of such Person (including any interest accruing on such indebtedness), (B) any indebtedness of such

Person evidenced by bonds, debentures, specified notes or similar instruments, (C) any indebtedness of such Person under any conditional sales or other title retention agreements relating to property or assets purchased by such Person, (D) any obligation of such Person issued or assumed as the deferred purchase price of property, assets or services (excluding trade accounts payable and accrued obligations incurred in the Ordinary Course of Business), (E) any capital lease obligation or any other similar capital obligation of such Person, (F) any synthetic lease obligation or any other similar lease obligation of such Person, (G) any purchase money obligation of such Person, (H) any obligation of such Person as an account party in respect of any letters of credit or bankers’ acceptances, (I) any obligation of such Person under any derivative agreement or any other similar agreement (including interest-rate, exchange-rate, commodity and equity-linked agreements), (J) any obligation of such Person in respect of any off-balance-sheet agreement or transaction that is in the nature of, or in substitution of, a financing, (K) any indebtedness or other obligation of any other Person of the type specified in any of the foregoing clauses, the payment or collection of which such Person has guaranteed or in respect of which such Person is liable, contingently or otherwise, including liable by way of agreement to purchase products or securities, to provide funds for payment, to maintain working capital or other balance sheet conditions or otherwise to assure a creditor against loss, (L) any indebtedness or other obligation of any other Person of the type specified in any of the foregoing clauses that is secured (or, pursuant to an existing right, could be secured at a later date) by an Encumbrance on any property or assets of such Person or (M) any obligation for penalties or collection costs in respect of any of the foregoing.
“Derivative Instrument” means as to a Person, an instrument or security (A) conveying the right to the profits or losses of the Person, (B) conveying the right to dividends, interest or other distributions measured in whole or in part by the profits, losses or other financial or economic results of the Person, (C) conveying the right to consent to, veto or vote on matters with respect to the Person, (D) convertible into, exercisable for, or exchangeable for any of the foregoing or any capital stock or any other equity interest of the Person, in each case whether currently, upon the lapse of time, following the satisfaction of any condition, upon the occurrence of any event, or combination of the foregoing, or (E) conveying the right to amounts or benefits dependent upon the price or value of any of the foregoing or of any capital stock or any other equity interest of the Person.
“Disclosure Schedule” means Schedule II attached hereto, dated as of the date hereof, and forming a part of this Agreement.
“Dispute” shall have the meaning specified in Section 9.8(a).
“Dispute Notice” shall have the meaning specified in Section 8.6.
“DIV I” means Centerline Diversified Risk CMBS Fund LLC, a Delaware limited liability company.
“DIV II” means Centerline Diversified Risk CMBS Fund II LLC, a Delaware limited liability company.
“DIV II Interests” shall have the meaning specified in the recitals to this Agreement.

“Effective Time” means 11:59 p.m. (New York City time) on the Closing Date.
“Employee Plans” means CHC Employee Plans and Other Seller Employee Plans.
“Encumbrance” means any security interest, pledge, mortgage, lien, charge, encumbrance, imposition, adverse claim, preferential arrangement, option, privilege, entitlement, right of first refusal, easement, encroachment, indenture, right of way, deed of trust, lease, security agreement, liability or restriction of any kind.
“Environmental Claim” means any claim, demand, Order, Proceeding, cause of action or notice by any Person or Governmental Authority alleging or assessing liability arising out of, based on or resulting from (A) the presence, release or threatened release into the environment, of any Materials of Environmental Concern at, on, in, under or from any location or (B) circumstances forming the basis of any violation or non-compliance or alleged violation or non-compliance, of any Environmental Law.
“Environmental Law” means any federal, interstate, state, local and foreign Laws relating to pollution or protection of human health, safety, or the environment, including any Law relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.
“Environmental Permit” means any Permit required under any applicable Environmental Laws.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any Person (whether or not incorporated) that is (or at any relevant time was) treated as a single employer with any other Person under Section 414 of the Code or Section 4001 of ERISA.
“Escrow Agent” means Bank of America, N.A.
“Escrow Agreement” means the Escrow Agreement, by and among CHC, CCG and the Escrow Agent, in the form attached hereto as Exhibit W.
“Escrow Letter” means the letter regarding the escrow arrangements, by and among CHC, CCG, the Escrow Agent and Bank of America, N.A., as agent under the Senior Secured Bank Debt, in the form attached hereto as Exhibit X.
“Escrow Property” shall have the meaning specified in Section 2.1(c)(i)(C).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Federal Tax Group” means the consolidated federal Tax group of which CCG is the parent.

“Final Fund Documents” means, with respect to each Fund Entity, the final, executed organizational documents related thereto as identified with respect to such Fund Entity on Schedule III attached hereto.
“Freddie Mac” means Federal Home Loan Mortgage Corporation.
“Fund I Bonds” means all bonds held of record or beneficially by ARCap 2003-1 Resecuritization, Inc., a Delaware corporation, ARCap 2004-1 Resecuritization, Inc., a Delaware corporation, and ARCAP 2006 RR7, each of which is set forth on Section 4.32 of the Disclosure Schedule (other than those bonds that are held by ARCAP 2006 RR7 as nominee for Centerline REIT).
“Fund I Promote Plans” means Centerline Fund I Incentive Compensation Plan and Centerline Fund I Senior Management Incentive Compensation Plan.
“Fund I Promote Plans Letter Agreement” means the Letter Agreement, by and between CCG and Purchaser, in the form attached hereto as Exhibit D.
“Fund II Interests” shall have the meaning specified in the recitals to this Agreement and set forth on Schedule I.
“Fund II Promote Plans” means Centerline Fund II Incentive Compensation Plan and Centerline Fund II Senior Management Incentive Compensation Plan.
“Fund III” means Centerline High Yield CMBS Fund III LLC, a Delaware limited liability company.
“Fund III Interests” shall have the meaning specified in the recitals to this Agreement and set forth on Schedule I.
“Fund Entities” means HY II, DIV II, Centerline CMBS Fund II REIT, Inc., CRESS, Fund III and CUC.
“Fund Entity Reports” shall have the meaning specified in Section 4.21(a).
“Fund Financial Statements” shall have the meaning specified in Section 4.22(b).
“Fund PPMs” means Centerline High Yield CMBS Fund LLC Private Placement Memorandum, Centerline High Yield CMBS Fund II LLC Private Placement Memorandum, Centerline Diversified Risk CMBS Fund II LLC Private Placement Memorandum, Centerline High Yield CMBS Fund III LLC Private Placement Memorandum and Centerline Real Estate Special Situations Mortgage Fund LLC Private Placement Memorandum, together, in each case, with any supplements thereto.
“Fund Reporting Entities” means HY I, DIV I, HY II, DIV II, Fund III, CRESS and CUC.

“Fund Reporting Entities Audited Balance Sheets” shall have the meaning specified in Section 4.22(a).
“Fund Reporting Entities Audited Financial Statements” shall have the meaning specified in Section 4.22(a).
“Fund Reporting Entities Unaudited Balance Sheets” shall have the meaning specified in Section 4.22(b).
“Fund Reporting Entities Unaudited Financial Statements” shall have the meaning specified in Section 4.22(b).
“GAAP” means United States generally accepted accounting principles consistently applied.
“Governmental Authority” means any foreign or United States federal, state or local governmental, regulatory or administrative agency or authority or any court or tribunal or other entity exercising executive, legislative, judicial, regulatory or administrative powers or functions of government.
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended, and the rules and regulations promulgated thereunder.
“HY I” means Centerline High Yield CMBS Fund LLC, a Delaware limited liability company.
“HY II” means Centerline High Yield CMBS Fund II LLC, a Delaware limited liability company.
“HY II Interests” shall have the meaning specified in the recitals to this Agreement and set forth on Schedule I.
“Indemnification Arrangements” shall have the meaning specified in Section 6.7(b).
“Information Systems” means information technology and computer systems relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information whether or not in electronic format, used in or necessary to the conduct of the business of a Person.
“Intellectual Property” means all (A) U.S. and foreign patents and applications therefor and all divisionals, reissues, renewals, registrations, confirmations, re-examinations, certificates of inventorship, extensions, continuations and continuations-in-part thereof, (B) U.S. and foreign trademarks, trade dress, service marks, service names, trade names, Internet domain names, brand names, logo or business symbols, whether registered or unregistered, and pending applications to register the same, including all extensions and renewals thereof and all goodwill associated therewith, (C) U.S. and foreign copyrights in writings, designs, software, mask works or other works, whether registered or unregistered, and pending applications to register the same,

(D) confidential or proprietary know-how, trade secrets, methods, processes, practices, formulas and techniques, and (E) computer software programs and software systems.
“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder.
“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.
“Island Capital Group LLC” means Island Capital Group LLC, a Delaware limited liability company.
“Island Manager” means Island Centerline Manager LLC, a Delaware limited liability company.
“IT Sharing Payment” shall have the meaning specified in Section 2.4.
“Knowledge” means (A) with respect to an individual, actual knowledge (whether past or present) of a particular fact or other matter, (B) with respect to CHC, any Other Seller, any Acquired Entity, any Fund Entity or any of their respective Subsidiaries, actual knowledge (whether past or present) of Marc D. Schnitzer, Robert L. Levy, John D’Amico, Matthew Stern, Michael Larsen, James Flynn, Justin E. Ginsberg, William T. Hyman, Paul G. Smyth and/or Andrew J. Weil of a particular fact or other matter, (C) with respect to Purchaser, actual knowledge (whether past or present) of Andrew L. Farkas, James A. Aston, Jeffrey P. Cohen, George E. Carleton and/or Paul A. Hughson and (D) with respect to any other Person who is not an individual, actual knowledge (whether past or present) of any individual who is serving, or who has at any time served, as a director, officer, partner, executor or trustee of such Person (or in any similar capacity), of a particular fact or other matter.
“Law” means any law, statute, ordinance, treaty, code, rule or regulation of any Governmental Authority, or any binding agreement with any Government Authority, or any principle of common law.
“Leased Real Property” shall have the meaning specified in Section 3.17.
“License Termination Date” shall have the meaning specified in Section 6.8(b).
“Lock-up Agreements” means lock-up agreements with respect to the transfer of securities of CHC between each of Related, Bank of America, N.A., Wells Fargo Bank, N.A. and Natixis Financial Products Inc., on the one hand, and CHC, on the other hand, in substantially the form attached hereto as Exhibit E.
“Management Agreement” means the Management Agreement, by and among CHC, CCG and Island Manager, in the form attached hereto as Exhibit F.
“Material Adverse Effect” means, with respect to any Person, any change affecting, or condition having an effect on, such Person and its Subsidiaries, if any, taken as a whole (A) that is, or would reasonably be expected to be, materially adverse to the business, assets, liabilities, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, if any, taken as a whole, (B) will, or would reasonably be expected to, prevent or materially impair the ability of such Person to fulfill its obligations under this Agreement or any Transaction Document, (C) with respect to Centerline REIT, Centerline CMBS Fund REIT, Inc. or Centerline CMBS Fund II REIT, Inc., that would reasonably be expected to, prevent or materially impair Centerline REIT, Centerline CMBS Fund REIT, Inc. or Centerline CMBS Fund II REIT, Inc. from qualifying as a REIT prior to and immediately following the Closing, (D) will, or would reasonably be expected to, make any Contemplated Transaction illegal, (E) will, or would reasonably be expected to, impose any material limitation on or prevent or materially impair the ability of Purchaser to exercise ownership rights with respect to the Purchased Interests and/or the CHC New Shares or (F) will, or could reasonably be expected to, delay, prohibit or restrict (i) the consummation of any Contemplated Transaction or (ii) the ability of such Person to operate its or any of its Subsidiaries’ businesses following the Closing; provided, however, that any such change, effect or condition having the results described in the foregoing clauses (A) through (F) that results from (i) a change in Law or GAAP or interpretations thereof that applies to such Person, (ii) general economic or market conditions, including changes in interest rates or (iii) economic or market conditions that directly or indirectly affect the commercial real estate finance industry generally shall not be considered when determining whether a Material Adverse Effect on such Person or its Subsidiaries has occurred, except to the extent that such change, effect or condition disproportionately affects such Person or its Subsidiaries relative to other industry participants.
“Material Contract” shall have the meaning specified in Section 3.16(a).
“Materials of Environmental Concern” means materials, substances or chemicals, pollutants, contaminants, wastes, including toxic substances, hazardous substances, radioactive materials, asbestos, asbestos-containing materials, lead-based paint, radon, mold, fungus, moisture, microbial contamination, pathogenic organisms, petroleum and petroleum products, regulated under Environmental Laws.
“Mediation Request” shall have the meaning specified in Section 9.8(b).
“Multiemployer Plan” means any “multiemployer plan”, as defined in Section 3(37) or 4001(a) of ERISA or Section 414(f) of the Code that any Person or ERISA Affiliate maintains, sponsors, participates in or contributes to, or has maintained, established, sponsored, participated in, or contributed to within the last six years, or under which such entity has or may incur any liability or obligation.
“Net Working Capital” means, with respect to any Person, (i) the current assets (as defined under GAAP and adjusted pursuant to this Agreement) minus (ii) the current liabilities (as defined under GAAP and adjusted pursuant to this Agreement) of such Person.
“New CSI” shall have the meaning specified in the recitals to this Agreement.
“New CSI Closing Balance Sheet” shall have the meaning specified in Section 4.5(d).
“Notice of Claim” shall have the meaning specified in Section 8.6.

“Observer” shall have the meaning specified in Section 6.15.
“Other Sellers” means all of the Sellers, other than CHC.
“Other Seller Employee Plans” shall have the meaning given such term in Section 4.13(a).
“Order” means any order, writ, certificate, judgment, injunction, decree, stipulation, determination, assessment, decision, ruling, declaration, award, subpoena or verdict entered, issued, made or rendered by any Governmental Authority or any arbitrator.
“Ordinary Course of Business” means any action taken by a Person that (A) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person, and (B) does not require authorization by the board of directors or stockholders of such Person (or by any Person or group of Persons exercising similar authority).
“Party” or “Parties” shall have the meaning specified in the preamble to this Agreement.
“Pension Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) that any Person or, solely with respect to any Pension Plan that is subject to Title IV of ERISA, any ERISA Affiliate of any such Person maintains, sponsors, participates in or contributes to, or has within the last six years maintained, established, sponsored, participated in, or contributed to, or under which any such Person has or may or incur any liability or obligation.
“Permit” means any permit, consent, franchise, waiver, authorization, license, registration or other approval issued, granted, given, or otherwise made available by or under any Governmental Authority or pursuant to any Law.
“Permitted Encumbrance” means (A) any Encumbrance for Taxes and other similar charges of any Governmental Authority not yet due or delinquent or being contested in good faith by appropriate proceedings or which may thereafter be paid without penalty, (B) any statutory Encumbrance arising in the Ordinary Course of Business by operation of Law with respect to a liability that is not yet due or delinquent, (C) any Encumbrance to secure lease obligations and (D) any imperfection of title or similar Encumbrance that, individually or in the aggregate with other such Encumbrances, does not result in a Material Adverse Effect with respect to CHC, any Acquired Entity, any Fund Entity or any of their Subsidiaries, as the case may be.
“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity.
“Plan” means each Multiemployer Plan, Pension Plan, Welfare Plan, Promote Plan, Bonus Plan, and each other employment, executive compensation, bonus, deferred compensation, pension, collective bargaining, stock option, stock appreciation right, stock purchase, equity-based compensation, incentive, voluntary employee benefit association within the meaning of Section 501(c)(9) of the Code, profit-sharing or retirement plan, arrangement, agreement, policy or practice, each medical, dental, life insurance, disability, vacation, sick pay, paid time off, salary continuation, retention, severance pay plan, fringe benefit plan, and each other plan, arrangement, agreement, policy or practice (including any severance, change in control or similar agreement with any foreign or domestic current or former employee, director, consultant or other service provider of any Person), whether or not subject to ERISA, in each case that is within the last six years sponsored, established, maintained or contributed to (or with respect to which any obligation to contribute has been undertaken) by any Person or any ERISA Affiliate that affects or covers any foreign or domestic current or former employee, director, consultant or other service provider, or their beneficiaries, of any Person, whether written or unwritten, funded or unfunded, insured or self insured, or with respect to which any Person or any ERISA Affiliate has, has had or may incur any liability or obligation on behalf of any such employee, director, consultant or other service provider or beneficiary.
“Post-Closing Tax Period” shall mean any taxable period ending after the Effective Time.
“Pre-Closing Tax Period” shall mean any taxable period ending at or before the Effective Time.
“Procedure” shall have the meaning specified in Section 9.8(b).
“Proceeding” means any claim, action, proceeding, investigation, audit, hearing, arbitration, administrative or agency complaint or charge, litigation or suit (whether civil, criminal, administrative, investigative or informal).
“Promote Plans” means the Fund I Promote Plans and the Fund II Promote Plans.
“Purchase Price” shall have the meaning specified in Section 2.1(c).
“Purchased Interests” shall have the meaning specified in the recitals to this Agreement.
“Purchaser” shall have the meaning specified in the preamble to this Agreement.
“Purchaser Indemnitee” means Purchaser, its past, current and future Affiliates and Subsidiaries, including, after the Closing, any Acquired Entity, any Fund Entity and their respective Subsidiaries and Affiliates and the past, current and future respective stockholders, equity owners, members, partners, controlling Persons (if any), directors, trustees, managers, officers, employees, agents, successors, assigns and personal representatives of each of them.
“Purchaser Non-Compete” shall have the meaning specified in Section 6.10(a).
“Purchaser Non-Compete Period” shall have the meaning specified in Section 6.10(b).
“Purchaser’s Excluded Representations” shall have the meaning specified in Section 8.1.
“Registration Rights Agreements” means (A) the Registration Rights Agreement between CHC and Purchaser in the form attached hereto as Exhibit G-1 and (B) the Registration Rights Agreement between CHC and Island Manager in the form attached hereto as Exhibit G-2.

“REIT” means a real estate investment trust under the Code.
“Related” means Related Special Assets LLC.
“Related Purchase Agreement” means the Purchase and Sale Agreement between Related and Purchaser in the form attached hereto as Exhibit H.
“Sarbanes-Oxley Act” mean the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Seller” or “Sellers” shall have the meaning specified in the preamble to this Agreement.
“Seller Indemnitee” means each Seller, its respective past, current and future Affiliates and Subsidiaries, and the past, current and future respective stockholders, equity owners, members, partners, controlling Persons (if any), directors, trustees, managers, officers, employees, agents, successors, assigns and personal representatives of each of them.
“Seller Non-Compete” shall have the meaning specified in Section 6.11(a).
“Seller Non-Compete Period” shall have the meaning specified in Section 6.11(b).
“Sellers’ Excluded Representations” shall have the meaning specified in Section 8.1.
“Senior Secured Bank Debt” means the Debt under the Senior Secured Credit Agreement.
“Senior Secured Credit Agreement” means that certain Amended and Restated Revolving Credit and Term Loan Agreement, dated as of December 19, 2008, among CHC, CCG, Bank of America, N.A., as administrative agent and lender, and the other lenders and the guarantors named therein, as amended on May 15, 2009, as further amended on January 30, 2009, as further amended on December 30, 2009, as further amended on January 15, 2010 and as further amended on February 4, 2010.
“Serviced Loans” shall have the meaning specified in the definition of Servicing Agreement.
“Servicing Agreement” means any servicing agreement, pooling and servicing agreement, mortgage selling and servicing contract, indenture or other agreement or instrument, whether written or oral, pursuant to which CHC, any Acquired Entity or any of their respective Subsidiaries provides servicing for loans directly or indirectly secured by commercial real estate (by mortgages thereon or otherwise) (such loans, collectively, the “Serviced Loans”), all of which agreements are listed on Section 4.25(a) of the Disclosure Schedule (to the extent identified as such).

“Software Assignment Agreement” means the Software Assignment Agreement between CCG, as assignor, and CSI, as assignee, relating to the software described on Section 4.8(j) of the Disclosure Schedule, in the form attached hereto as Exhibit S.
“Software License” means the Software License Agreement between CSI, as licensor, and CCG, as licensee, relating to the software described on Section 4.8(j) of the Disclosure Schedule, in the form attached hereto as Exhibit T.
“Specially Serviced Loan” means any commercial mortgage loan that is a “specially serviced loan” under any Servicing Agreement under which CSI acts as special servicer.
“Straddle Period” shall have the meaning specified in Section 7.3.
“Sublease” means a sublease by and between Centerline REIT, as sublessor, and New CSI, as sublessee, with respect to that certain Office Lease dated as of May 27, 2005, as amended by that certain First Amendment to the Office Lease dated as of May 1, 2006, as further amended by that Second Amendment to the Office Lease dated as of August 15, 2006, as further amended by that certain Third Amendment to the Office Lease dated as of January 31, 2007, and as further amended by that certain Fourth Amendment to the Office Lease dated as of September 27, 2007, by and between TIAA Realty, Inc., as landlord, and Centerline REIT, as tenant.
“Subservicing Agreements” means the Subservicing Agreements specified in Schedule V and in substantially the forms attached hereto as Exhibits C1 through C5.
“Subsidiary” means, with respect to any Person, any corporation or other legal entity (A) of which such Person (either alone or through or together with any other Subsidiary or Subsidiaries) is the general partner or managing entity or (B) a majority of the capital stock or other equity interests of which generally entitled to vote for the election of the board of directors or others performing similar functions of such corporation or other legal entity is directly or indirectly owned or controlled by such Person (either alone or through or together with any other Subsidiary or Subsidiaries); provided, however, that unless otherwise specifically stated herein, and except as used in the definitions of “ERISA Affiliate,” “Multiemployer Plan,” “Pension Plan,” “CHC Employee Plan,” “Other Seller Employee Plan,” and “Welfare Plan” and in Sections 3.14, 4.13 and 4.29, “Subsidiary” shall exclude (x) with respect to CHC and its Subsidiaries, any Acquired Entity, any Fund Entity and any entity that would be, but for the application of this proviso, a Subsidiary of any Acquired Entity or any Fund Entity and (y) with respect to any Acquired Entity, any Fund Entity or any Subsidiary of a Fund Entity that would be, but for the application of this proviso, a Subsidiary of any Acquired Entity; provided, further, that except as used in Section 3.5(b)(iii) and in the last sentence of Section 3.5(a), “Subsidiary” shall exclude any real estate partnerships and limited liability companies that invest in low income housing tax credit properties or similar structures and that would be, but for the application of this proviso, a Subsidiary of CHC (but shall not exclude any Subsidiary of CHC that controls, as managing member or general partner, a fund that invests in such underlying partnerships or limited liability companies).
“Taberna” means Taberna Preferred Funding I, Ltd.

“Taberna Exchange and Discharge Proposal” means that certain Exchange and Discharge Proposal, dated as of February 22, 2010, by and between AMAC and Taberna Capital Management, LLC, as the collateral manager for Taberna.
“Tax” or “Taxes” means any and all domestic or foreign, federal, state, local or other taxes, assessments, duties, charges, fees, levies or required deposits of any kind (together with any and all interest, penalties, additional tax and additional amounts imposed with respect thereto) imposed by any Taxing Authority, including taxes with respect to income, franchises, windfall or other profits, gross receipts, transfer, real, personal or intangible property, sales, use, capital stock, employment, unemployment, social security, workers’ compensation or net worth, ad valorem, value added, single business and taxes in the nature of excise, withholding, required deposits, ad valorem or value added and any liability under Treasury Regulation §1.1502-6 or as a transferee or successor, or by contract or agreement.
“Taxing Authority” means the Internal Revenue Service and any other domestic or foreign Governmental Authority responsible for the administration or collection of any Taxes.
“Tax Proceeding” shall have the meaning specified in Section 7.5.
“Tax Return” means any report, return or similar filing (including any schedule attached thereto) required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.
“Tax Sharing Agreement” means any written or oral agreement, indemnity or other arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits between any Seller, any Acquired Entity, any Fund Entity or their respective Subsidiaries and any Person.
“Third Party Claim” means any claim asserted by any Person (other than a Seller Indemnitee or a Purchaser Indemnitee) for Damages that may reasonably be expected to give rise to a Claim.
“Transaction Documents” means this Agreement and the agreements, certificates and instruments executed by a Party or its Affiliate and delivered pursuant to Section 2.3; provided, however, that for purposes of Sections 3.1, 3.3, 3.19, 4.1, 4.3, 4.4, 4.16, 5.1, 5.3 and 5.5 “Transaction Documents” shall also include the agreements, certificates and instruments executed by a Party or its Affiliate at or immediately prior to the Closing in connection with (i) the recapitalization of the equity of CHC, (ii) the restructuring and settlement of liabilities and obligations of the Sellers and/or any of their respective Subsidiaries and (iii) any amended or new credit facility entered into by CHC and/or any of its Subsidiaries.
“Transfer Taxes” means all transfer, real property transfer, gains, stock transfer, documentary, sales, use stamp, registration value added, property, recording and other similar taxes and fees including penalties, interest and additions to such Taxes.
“Transition Services Agreement” means the Transition Services Agreement between CCG and Purchaser, in the form attached hereto as Exhibit I.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, as amended.
“Welfare Plan” means any “employee welfare benefit plan,” as defined in Section 3(1) of ERISA that any Person maintains, sponsors, participates in or contributes to or under which any such Person has or may incur any liability or obligation.
1.2 Other Interpretive Provisions. When a reference is made in this Agreement to an Article, Section or Schedule, such reference is to an Article or a Section of, or Schedule to, this Agreement, unless otherwise indicated. The words “include,” “includes” or “including” and “such as” do not limit the preceding words or terms and shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereunder,” “hereby” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms, have correlative meanings when used in their plural or singular forms, respectively. Reference in any Transaction Document to any Contract or document means such Contract or document as amended or modified and in effect from time to time in accordance with the terms thereof and includes all addenda, amendments, exhibits, and schedules. The inclusion of any matter in the Disclosure Schedule in connection with any representation, warranty, covenant or agreement that is qualified as to materiality or “Material Adverse Effect” shall not be an admission by the Party delivering such Disclosure Schedule that such matter is material or would reasonably be expected to result in a Material Adverse Effect with respect to such Party.
ARTICLE 2
PURCHASE AND SALE OF
PURCHASED INTERESTS
2.1 Purchase and Sale.
(a) Purchased Interests. Upon the terms and subject to the conditions of this Agreement, on the date hereof, the Sellers agree to sell, assign, transfer and otherwise convey to Purchaser the Purchased Interests free and clear of all Encumbrances (other than restrictions on transfer under applicable state and federal securities laws), and Purchaser agrees to purchase the Purchased Interests from the Sellers.
(b) Purchase of CHC New Shares. Upon the terms and subject to the conditions of this Agreement, on the date hereof, CHC agrees to issue and sell to Purchaser the CHC New Shares free and clear of all Encumbrances (other than restrictions on transfer under applicable state and federal securities laws), and Purchaser agrees to purchase the CHC New Shares from CHC.
(c) Purchase Price. Subject to adjustment by Section 2.4, the aggregate consideration for the Purchased Interests and the CHC New Shares (the “Purchase Price”) shall be $110,000,000 payable as follows: (i) $50,000,000 shall be paid in cash, of which (A)

$37,026,666 shall be paid by wire transfer of immediately available funds to the accounts designated in writing by CHC on Schedule 2.1(c)(i)(A) attached hereto, (B) $2,973,334 shall be paid by Purchaser to certain third parties on behalf of CHC as designated on Schedule 2.1(c)(i)(B) and (C) $10,000,000 shall be paid to the account designated in writing by CHC on Schedule 2.1(c)(i)(A), to be deposited by CHC with the Escrow Agent (such amount, together with any interest accrued thereon, the “Escrow Property”) by wire transfer of immediately available funds (or, as directed by CHC, directly to the account designated on Schedule 2.1(c)(i)(C)), the proceeds of which shall be used as set forth in the Escrow Letter; and (ii) $60,000,000 shall be in the form of Purchaser’s (or its Subsidiary’s) assumption of outstanding Senior Secured Bank Debt of CHC and CCG. The Escrow Property shall be held by the Escrow Agent in accordance with the terms of the Escrow Agreement of even date herewith (the “Escrow Agreement”), by and among CHC, CCG, the Escrow Agent and Bank of America, N.A., as agent under the Senior Secured Bank Debt.
(d) Allocation. Schedule I attached hereto sets forth the allocation of the Purchase Price among each Purchased Interest acquired from each Seller and the CHC New Shares acquired from CHC (including an allocation among all of the Purchased Interests of any Acquired Entity or Subsidiary thereof that is a disregarded entity for Tax purposes on the Closing Date) in accordance with Section 1060 of the Code (and any similar provision of Law, as appropriate). Each Party shall cooperate fully with the other Party to prepare all Tax forms, including Internal Revenue Service Forms 8594. The Purchase Price shall be allocated in accordance with this Section 2.1(d), and no Party shall take a position inconsistent with such allocation on any Tax Return (including Internal Revenue Service Form 8594), unless otherwise required by a final, nonappealable determination of a court of competent jurisdiction or a binding closing agreement entered into with a Taxing Authority.
(e) Assumed Liabilities. Effective as of the Closing, Purchaser shall assume and agree to pay, discharge or perform, as appropriate, the obligations of any Seller under the Contracts set forth on Section 4.25(a) of the Disclosure Schedule relating to the Purchased Interests to the extent such obligations accrue after the Closing, are not required to be performed on or prior to the Closing and do not arise out of or relate to obligations that are inconsistent with the representations, warranties, covenants or agreements in this Agreement or any Transaction Document. Except as set forth in the immediately preceding sentence and Section 2.1(c) and, subject to the provisions of this Agreement, with respect to liabilities of the Acquired Entities, the Sellers acknowledge and agree with Purchaser that the Sellers shall not convey to Purchaser, or cause or permit Purchaser to incur, assume or otherwise become liable for, in each case, any liability whatsoever (whether fixed or contingent, known or unknown, liquidated or unliquidated, suspected or unsuspected, material or immaterial, absolute or contingent, matured or unmatured, determinable or undeterminable, direct or indirect, secured or unsecured, or otherwise).
2.2 Closing Date. The closing of the purchase and sale transactions contemplated by Sections 2.1(a) and 2.1(b) (the “Closing”) will take place on the date hereof (the “Closing Date”), at the offices of Paul, Hastings, Janofsky & Walker LLP, 75 East 55th Street, New York, NY, 10022, or at such other place as Purchaser and CHC mutually agree. At the Closing, there shall be delivered to the Sellers and Purchaser, as applicable, the Purchase Price, opinions, certificates and other documents and instruments to be delivered under Section 2.3.

2.3 Closing Deliveries. At the Closing:
(a) CHC and each of the Other Sellers, as applicable, shall deliver to Purchaser:
(i) share certificate(s) representing the CHC New Shares in the name of Purchaser and/or, in Purchaser’s sole and absolute discretion, as directed by Purchaser prior to the date hereof, the name(s) of other creditors and claimants of CHC and any of its Subsidiaries;
(ii) evidence of the assignment and transfer to Purchaser of the AMAC Promissory Note, duly executed by CHC, in form and substance reasonably satisfactory to Purchaser;
(iii) evidence of the consents or approvals of the Persons whose consents or approvals are required for CHC and each of the Other Sellers to consummate the Contemplated Transactions, which consents are set forth on Schedule 2.3(a)(iii);
(iv) releases in substantially the form attached hereto as Exhibit J, duly executed by the Sellers;
(v) a certificate in substantially the form attached hereto as Exhibit K, duly executed by any Secretary, any Assistant Secretary or any manager, as applicable, of CHC and each of the Other Sellers, dated as of the date hereof;
(vi) a certificate in substantially the form attached hereto as Exhibit U, duly executed by an executive officer of CHC, dated as of the date hereof;
(vii) FIRPTA certificates in substantially the form attached hereto as Exhibit L, duly executed by an executive officer or manager as applicable, of CHC and each of the Other Sellers.
(viii) each Registration Rights Agreement, duly executed by CHC;
(ix) the Transition Services Agreement, duly executed by CHC and each of the Other Sellers party thereto;
(x) the Sublease, duly executed by Centerline REIT and New CSI;
(xi) the Management Agreement, duly executed by CHC and CCG;
(xii) the Lock-up Agreements, duly executed by CHC, Related, Bank of America, N.A., Wells Fargo Bank N.A. and Natixis Financial Products Inc.;
(xiii) the Subservicing Agreements, duly executed by each of the parties thereto;

(xiv) the CDO/CMBS Assignment Agreements, duly executed by each of the parties thereto;
(xv) the Software Assignment Agreement, duly executed by CCG and CSI;
(xvi) the Software License, duly executed by CSI and CCG;
(xvii) the Escrow Agreement, duly executed by CHC;
(xviii) the Escrow Letter, duly executed by CHC;
(xix) evidence that the Board of Trustees of CHC shall have approved and adopted the amendment to the CHC Bylaws set forth in Exhibit V;
(xx) evidence that the portion of the Purchase Price set forth on Schedule 2.1(c) shall have been paid to the Persons set forth on Schedule 2.1(c); and
(xxi) evidence of the assignment and transfer to Purchaser or any of its Subsidiaries of all Intellectual Property used in or necessary to carry on the business of any Acquired Entity, any Fund Entity and their respective Subsidiaries as currently conducted, which is not currently held by such Acquired Entity, Fund Entity or any of their Subsidiaries, duly executed by the owner or holder of such Intellectual Property in form and substance reasonably satisfactory to Purchaser.
(b) CCG shall deliver to Purchaser: evidence of (i) the assignment and transfer to Purchaser of the CSI Interests, duly executed by CCG, in form and substance reasonably satisfactory to Purchaser, (ii) the substitution of Purchaser as sole member of New CSI, including a duly executed amendment to the limited liability company agreement of CSI admitting Purchaser as the sole member of New CSI, in form and substance reasonably satisfactory to Purchaser, (iii) the Fund I Promote Plans Letter Agreement, duly executed by CCG, (iv) the Escrow Agreement, duly executed by CCG, and (v) the Escrow Letter, duly executed by CCG;
(c) ARCAP 2004 RR3 shall deliver to Purchaser evidence of the assignment and transfer to Purchaser of the ARCAP 2004 RR3 Re-Remic Bonds, duly executed by RR3, in form and substance reasonably satisfactory to Purchaser.
(d) ARCAP 2005 RR5 shall deliver to Purchaser evidence of the assignment and transfer to Purchaser of the ARCAP 2005 RR5 Re-Remic Bonds, duly executed by RR5, in form and substance reasonably satisfactory to Purchaser.
(e) CFM shall deliver to Purchaser: evidence of (i) the assignment and transfer to Purchaser of the Fund II Interests, duly executed by CFM, in form and substance reasonably satisfactory to Purchaser, and (ii) the substitution of Purchaser as managing member of HY II and DIV II, including a duly executed amendment to the limited liability company agreements of HY II and DIV II, respectively, admitting Purchaser as the managing member of HY II and DIV II, in form and substance reasonably satisfactory to Purchaser.

(f) CFM III shall deliver to Purchaser: evidence of (i) the assignment and transfer to Purchaser of the Fund III Interests, duly executed by CFM III, in form and substance reasonably satisfactory to Purchaser, (ii) the substitution of Purchaser as managing member of Fund III, including a duly executed amendment to the limited liability company agreement of Fund III, admitting Purchaser as the managing member of Fund III, in form and substance reasonably satisfactory to Purchaser and (iii) the assignment and transfer to Purchaser of the CFM III Promissory Note, in form and substance reasonably satisfactory to Purchaser.
(g) Centerline REIT shall deliver to Purchaser: evidence of (i) the assignment and transfer to Purchaser of the CRESS Interests, duly executed by Centerline REIT, in form and substance reasonably satisfactory to Purchaser, duly executed by Centerline REIT, (ii) the substitution of Purchaser as the managing member of CRESS, including a duly executed amendment to the limited liability company agreement of CRESS admitting Purchaser as the managing member of CRESS, each in form and substance reasonably satisfactory to Purchaser, (iii) evidence of the assignment and transfer to Purchaser of the Centerline REIT Bonds, duly executed by Centerline REIT, in form and substance reasonably satisfactory to Purchaser, (iv) evidence of the assignment and transfer to Purchaser of the Centerline REIT Note, duly executed by Centerline REIT, in form and substance reasonably satisfactory to Purchaser, (v) the Assignment and Assumption Agreement, duly executed by Centerline REIT and CSI, and (vi) the Bill of Sale, duly executed by Centerline REIT and CSI.
(h) CMI shall deliver to Purchaser: evidence of (i) the assignment and transfer to Purchaser of the CUCA Interests, duly executed by CMI, in form and substance reasonably satisfactory to Purchaser, and (ii) the substitution of Purchaser as sole member of CUCA, including a duly executed amendment to the limited liability company agreement of CUCA, admitting Purchaser as the managing member of CUCA, in form and substance reasonably satisfactory to Purchaser.
(i) The Sellers shall deliver to Purchaser opinions of (i) Paul, Hastings, Janofsky & Walker LLP and (ii) Richards, Layton & Finger, P.A., each dated as of the date hereof, in substantially the forms attached hereto as Exhibit M and Exhibit N, respectively.
(j) Purchaser shall deliver to CHC:
(i) the Purchase Price in accordance with Section 2.1(c);
(ii) a certificate in substantially the form attached hereto as Exhibit K, duly executed by the Secretary, Assistant Secretary or manager of Purchaser, dated as of the date hereof;
(iii) the opinion of Proskauer Rose LLP, dated as of the date hereof, in substantially the form attached hereto as Exhibit O;
(iv) evidence of the consents or approvals of the Persons whose consents or approvals are required for Purchaser to consummate the Contemplated Transactions, which consents are set forth on Schedule 2.3(j)(iv);

(v) each Registration Rights Agreement, duly executed by Purchaser and Island Manager, respectively;
(vi) the Transition Services Agreement, duly executed by Purchaser;
(vii) the Sublease, duly executed by Purchaser;
(viii) the Management Agreement, duly executed by Island Manager;
(ix) the Related Purchase Agreement, duly executed by Purchaser and Related;
(x) the Fund I Promote Plans Letter Agreement, duly executed by Purchaser;
(xi) evidence that the portion of the Purchase Price set forth on Schedule 2.1(c) shall have been paid to the Persons set forth on Schedule 2.1(c).
(k) Except as provided in Section 6.14, the assignment and transfer to Purchaser (or its Affiliates) of the Fund I Bonds shall have occurred.
2.4 Purchase Price Adjustments. The cash Purchase Price shall be decreased by (a) $2,444,040.95, representing the aggregate amount of bonus payments (including Taxes and benefits) payable to the Continuing Employees for the year ending December 31, 2009 and being assumed by Purchaser at the Closing, as set forth on Schedule 2.4(a) (the “Assumed Bonuses”), (b) $497,352.46, representing the aggregate amount of accrued vacation that may be payable to Continuing Employees, as set forth on Schedule 2.4(b) (the “Assumed Benefits”) and (c) $170,853.06, representing fifty percent (50%) of the projected costs estimated by Purchaser and CHC to separate New CSI’s information technology and network from CHC at the Closing (the “IT Sharing Payment”).
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF CHC
CHC hereby represents and warrants to Purchaser that the statements contained in this Article 3 are true and correct as of the date hereof, except as expressly set forth herein or in the Disclosure Schedule and except as set forth in the CHC SEC Filings filed on or prior to the date hereof.
3.1 No Conflict; Governmental Authorization.
(a) The execution, delivery and performance of (1) this Agreement, (2) each of the Transaction Documents to which CHC is a party and (3) the consummation by CHC of the Contemplated Transactions do not:
(i) violate, conflict with or result in the breach of any provision of the CHC Trust Agreement or the CHC Bylaws;

(ii) conflict with or violate, in any material respect, any Law applicable to CHC or any of its Subsidiaries or by which any property or assets of CHC or any of its Subsidiaries is bound;
(iii) require any consent or notice, or result in any violation or breach of, or conflict with, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any benefit under, or result in the triggering of any payments pursuant to, any of the terms, conditions or provisions of any Material Contract;
(iv) result in the creation of an Encumbrance (except for Permitted Encumbrances) on any property or asset of CHC or any of its Subsidiaries;
(v) entitle any Person to any right or privilege to which such Person was not entitled immediately prior to the execution of this Agreement or any Transaction Document, except as contemplated by the Transaction Documents; or
(vi) impose any limitation on the ability of Purchaser effectively to exercise full rights of ownership with respect to the CHC New Shares acquired pursuant to this Agreement or any other Transaction Document;
except, with respect to clauses (iii) through (vi), for such triggering payments, Encumbrances, filings, notices, permits, authorizations, consents, approvals, violations, terminations, amendments, accelerations, cancellations, conflicts, breaches, defaults, losses of benefits or rights, which would not, individually or in the aggregate, result in a Material Adverse Effect on CHC.
(b) No material consent of, or registration, declaration, notice or filing with, any Governmental Authority or third party is required to be obtained or made by CHC in connection with the execution, delivery and performance of this Agreement, any Transaction Document to which it is a party or the consummation of the Contemplated Transactions.
3.2 Corporate Status. CHC (a) is a statutory trust duly created, validly existing and in good standing under the laws of the state of Delaware; (b) has all requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted and (c) is duly qualified or licensed to do business and is in good standing in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets and the conduct of its business requires it to be so qualified, licensed or authorized, except where the failure to have such power and authority or to be so qualified, licensed or authorized would not, individually or in the aggregate, result in a Material Adverse Effect on CHC. CHC has made available to Purchaser, prior to the date hereof, a true complete and correct copy of the CHC Trust Agreement and the CHC Bylaws in effect as of the date hereof.
3.3 Authority; Binding Effect. CHC has the requisite power and authority to execute and deliver this Agreement and each of the Transaction Documents to which it is party, to perform its obligations hereunder or thereunder and to consummate the

Contemplated Transactions, as applicable. This Agreement and each of the Transaction Documents to which it is a party have been duly authorized, executed and delivered by CHC, and (assuming the due authorization, execution and delivery by Purchaser) this Agreement and each of the Transaction Documents to which CHC is party constitute the legal, valid and binding obligation of CHC, enforceable against CHC in accordance with their terms. Neither the execution, delivery or performance of this Agreement or any Transaction Document nor the consummation of any Contemplated Transaction (a) except as contemplated by Section 6.12, requires the approval of the shareholders of CHC or (b) results in any shareholder of CHC having the right to exercise statutory or contractual appraisal rights.
3.4 Capitalization.
(a) The CHC Trust Agreement authorizes the issuance of 160,000,000 shares of beneficial interest in CHC. The current issued and outstanding shares consist of (i) 11,201,487 issued and outstanding 11% Cumulative Convertible Preferred Shares, Series A-1, (ii) 2,160,000 issued and outstanding 4.4% Cumulative Perpetual Convertible Community Reinvestment Act Preferred Shares, Series A-1, (iii) 998,336 issued and outstanding Convertible Community Reinvestment Act Preferred Shares, (iv) 5,473,391 issued and outstanding Series A Convertible Community Reinvestment Act Preferred Shares, (v) 56,568,998 issued and outstanding Common Shares and (vi) 12,731,465 issued and outstanding Special Preferred Voting Shares. All of the issued and outstanding shares of beneficial interest of CHC (i) have been duly authorized and validly issued, (ii) are fully paid and non-assessable, and (iii) are free and clear of any and all Encumbrances, except for restrictions on transfer imposed under federal and state securities laws. No shares of beneficial interest of CHC are owned by any Subsidiary of CHC.
(b) There is no (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of beneficial interest or other securities of CHC; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of beneficial interest or other securities of CHC or otherwise has the right to vote on any matters on which the shareholders of CHC have the right to vote; (iii) rights agreement, shareholder rights plan (or similar plan commonly referred to as a “poison pill” or Contract under which CHC is or may become obligated to sell or otherwise issue any shares of beneficial interest or any other securities; (iv) stock appreciation rights, phantom stock awards or other similar rights that are linked to the value of CHC Common Shares or the value of CHC or any part thereof; or (v) to the Knowledge of CHC, condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of beneficial interest or other securities of CHC from CHC.
(c) Section 3.4(c) of the Disclosure Schedule sets forth all outstanding grants and other interests issued pursuant to the Promote Plans.
(d) The CHC New Shares have been duly authorized by all necessary trust action by CHC and, upon the issuance of such shares as provided herein, the CHC New Shares will be validly issued, fully paid and nonassessable. Upon issuance, the CHC New Shares will be free and clear of all Encumbrances (other than restrictions on transfer under applicable state and federal securities laws). Following the adoption of the CHC Trust Amendment, the common shares of CHC issuable upon conversion of the CHC New Shares will have been duly authorized by all necessary action by CHC, and on the date of conversion will be validly issued, fully paid and nonassessable. Upon conversion of the CHC New Shares, the common shares of CHC will be free and clear of all Encumbrances (other than restrictions on transfer under applicable state and federal securities laws and any Encumbrance to which Purchaser may subject such shares). There is no preemptive right that has not been waived or terminated with respect to such issuance of the CHC New Shares and the common shares of CHC issuable upon conversion of the CHC New Shares. Section 3.4(d) of the Disclosure Schedule sets forth the capitalization of CHC immediately following the Closing, including equity interests and Derivative Instruments.
3.5 SEC Documents; Financial Statements.
(a) CHC has timely filed with, or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, forms, statements, schedules, certifications and other documents required to be filed by CHC since January 1, 2007 (together with all exhibits and schedules thereto and all information incorporated therein by reference, the “CHC SEC Documents”). As of their respective dates, or if amended, as of the date of the last such amendment, the CHC SEC Documents (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act (to the extent applicable) and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Subsidiaries of CHC has filed since January 1, 2007 or is required to file any registration statements, prospectuses, reports, forms, statements, schedules, certifications or other documents with the SEC.
(b) The financial statements (including any related notes thereto) contained in the CHC SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q or Form 8-K of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount); and (iii) fairly present in all material respects the consolidated financial position of CHC and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of CHC and its consolidated Subsidiaries for the periods covered thereby.
(c) Each of the principal executive officer of CHC and the principal financial officer of CHC has made all certifications required by Rule 13a-14 or Rule 15d-14 under the Exchange Act or Section 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the CHC SEC Documents and the statements contained in such certifications are true and accurate as of the applicable dates thereof. For the purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(d) CHC maintains disclosure controls and procedures that satisfy the requirements of Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all material information concerning CHC and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of CHC’s filings with the SEC.
(e) CHC maintains a system of internal accounting control sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
(f) CHC is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder applicable to it. To the Knowledge of CHC, there have been no material violations of provisions of CHC’s code of ethics. Neither CHC nor any of its Subsidiaries is a party to, or has a legally binding obligation to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among CHC and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC but excluding any leases, deferred purchase price or other ordinary course transaction)), where the purpose or effect of such arrangement or contract is to avoid disclosure of any material transaction involving, or material liability of, CHC or any of its Subsidiaries in CHC’s or any of its Subsidiaries’ published financial statements or other CHC SEC Documents.
(g) There are no amendments or modifications, which were or will be required to be filed with the SEC, but have not yet been filed with the SEC, to (i) agreements, documents or other instruments which previously have been filed by CHC with the SEC pursuant to the Exchange Act and (ii) the CHC SEC Documents themselves. CHC has timely responded to all comment letters from the Staff of the SEC relating to the CHC SEC Documents and, there are no outstanding or unresolved comments in comment letters received by CHC from the Staff of the SEC, and the SEC has not asserted that any of such responses are inadequate, insufficient or otherwise non-responsive. CHC has made available to Purchaser true, complete and correct copies of all correspondence with the SEC occurring since January 1, 2007. None of the CHC SEC Documents filed on or prior to the date hereof is, to the Knowledge of CHC, subject to ongoing SEC review or investigation.
3.6 Absence of Undisclosed Liabilities. None of CHC and its Subsidiaries has any material obligation or liability of any nature (whether known or unknown, absolute, accrued, matured or unmatured, fixed or contingent and whether due or to become due, asserted or unasserted) other than those (i) reflected or reserved against (in accordance with CHC’s past practice with respect to the methodology used to calculate any such liabilities or obligations) in the balance sheet included in CHC’s Quarterly Report on Form 10-Q heretofore provided to

Purchaser for the period ended September 30, 2009, (ii) incurred in the Ordinary Course of Business since the Centerline Balance Sheet Date and that, individually or in the aggregate, are not material and (iii) incurred in connection with the execution of this Agreement and the other Transaction Documents.
3.7 Absence of Certain Changes. Since September 30, 2009 (the “Centerline Balance Sheet Date”), (a) there has been no event or condition which would result in a Material Adverse Effect on CHC and (b) CHC and its Subsidiaries have, in all material respects, conducted their business in the Ordinary Course of Business consistent with past practice.
3.8 Taxes.
(a) All Tax Returns required to be filed by or with respect to CHC and its Subsidiaries have been properly prepared and timely filed (taking into account all applicable extensions), and all such Tax Returns (including information provided therewith or with respect thereto) are true, correct and complete in all material respects.
(b) Each of CHC and its Subsidiaries has fully and timely paid all Taxes (whether or not shown to be due on the Tax Returns referred to in Section 3.8(a)), except for Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP and for Taxes as to which the failure to pay has not had, and would not reasonably be expected to have, a Material Adverse Effect on CHC. Adequate reserves in accordance with GAAP have been established by CHC for all material Taxes not yet due and payable in respect of taxable periods ending prior to the Effective Time.
(c) All material amounts of Tax required to be withheld by CHC and its Subsidiaries have been or will be timely withheld and paid over to the appropriate Taxing Authority.
(d) To the Knowledge of CHC, no material deficiency for any amount of Tax has been asserted or assessed by any Taxing Authority against CHC or its Subsidiaries (or, to the Knowledge of CHC, has been threatened or proposed), except for deficiencies which have been satisfied by payment, settled or been withdrawn or which are being contested in good faith and are Taxes for which CHC or its Subsidiaries have set aside adequate reserves in accordance with GAAP. No audit or other proceeding by any Taxing Authority is pending or threatened in writing with respect to a material amount of Taxes due from or with respect to CHC or its Subsidiaries. To the Knowledge of CHC, no claim has been made by a Taxing Authority in a jurisdiction in which CHC or any Subsidiary of CHC does not file Tax Returns that CHC or any Subsidiary is or may be subject to taxation in that jurisdiction. Neither CHC nor any of its Subsidiaries have waived the statute of limitations with respect to any taxable period involving a material amount of Taxes or agreed to an extension of time with respect to any material Tax assessment or deficiency.
(e) There are no Tax indemnification, allocation or sharing agreements (or similar agreements) under which CHC or its Subsidiaries could be liable for the Tax liability of an entity that is not CHC or one of its Subsidiaries.

(f) There are no material Encumbrances for Taxes upon any property or assets of CHC or its Subsidiaries, except for Encumbrances for Taxes not yet due and payable or for which adequate reserves have been provided in accordance with GAAP in the latest CHC Balance Sheet and the Closing Balance Sheet.
(g) None of CHC or its Subsidiaries has received approval to make or agreed to a change in any accounting method affecting federal income taxes or has any written application pending with any Taxing Authority requesting permission for any such change. There are no requests for ruling or determinations with respect of any Taxes or Tax Returns pending between CHC or any Subsidiary of CHC and any Taxing Authority.
(h) Neither CHC nor any of its Subsidiaries is a party to or bound by any active closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) or offer in compromise with any Taxing Authority.
(i) Neither CHC nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled” corporation in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.
(j) Neither CHC nor any of its Subsidiaries has engaged in any transaction that could give rise to a disclosure obligation as a reportable transaction under Code Section 6011 and each of the foregoing is in material compliance with Code Sections 6111 and 6112 and the Treasury Regulations thereunder related to tax shelter disclosure, registration, list maintenance and record keeping.
(k) Since January 1, 2007, none of CHC or any of its Subsidiaries has been a member of a group filing a consolidated federal income Tax Return other than the Federal Tax Group or a combined, consolidated, unitary or other affiliated group for state, local or foreign Tax purposes, and none of CHC or its Subsidiaries has any liability for the Taxes of any Person as a transferee or successor. To the Knowledge of CHC, no Tax Proceeding is being conducted with respect to any consolidated, combined, unitary or other affiliated group, for federal, state or local Tax purposes, of which any of any of CHC or its Subsidiaries was a member.
(l) None of CHC or its Subsidiaries will be required to include material amounts in income, or exclude material items of deduction, after the Closing as a result of (i) any intercompany transaction or excess loss account described in the Treasury Regulations promulgated pursuant to Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law) arising or occurring on or prior to the Closing, (ii) any installment sale or open transaction disposition made on or prior to the Closing, (iii) the application of the long-term method of accounting on or prior to the Closing or (iv) any agreement with a Governmental Authority entered into on or prior to the Closing.
(m) None of CHC or its Subsidiaries is a foreign corporation for United States federal income Tax purposes.
(n) CHC has made available to Purchaser true, complete and accurate copies of all Tax Returns for material Taxes with respect to CHC and its Subsidiaries for the last three

(3) years, and examination reports, and statements of deficiencies assessed against or agreed to by, or with respect to CHC or its Subsidiaries with respect to such material Taxes for the last five (5) taxable years.
(o) CHC is a publicly traded partnership and is not, and has never been, taxable as a corporation under Section 7704 of the Code.
3.9 Intellectual Property. Except as would not result in a Material Adverse Effect on CHC,
(a) CHC and its Subsidiaries own all right, title and interest in, or have the right to use, pursuant to a license or otherwise, in each case, free and clear of all Encumbrances except Permitted Encumbrances, all Intellectual Property (the “CHC Intellectual Property”) required to operate their respective businesses as presently conducted;
(b) Section 3.9(b) of the Disclosure Schedule lists all registrations and applications for registration or issuance of CHC Intellectual Property owned or purported to be owned by CHC and its Subsidiaries and included in the CHC Intellectual Property, and all such registrations and applications are subsisting in good standing, unexpired and are not the subject of any opposition, cancellation, re-examination or other invalidation proceeding;
(c) CHC and its Subsidiaries have filed or caused to be filed all affidavits, renewals, statements of use, maintenance filings and declaration, and paid or caused to be paid all fees and charges necessary to maintain in good standing the items of Intellectual Property disclosed on Section 3.9(b) of the Disclosure Schedule;
(d) as of the date hereof, CHC and its Subsidiaries have not received any written notice of any claims or threatened Proceedings alleging that the conduct of the business of CHC or its Subsidiaries infringe, misappropriate or otherwise violate the Intellectual Property of any other Person, including cease and desist letters or offers of license, except for any of the foregoing that have since been resolved;
(e) to the Knowledge of CHC, (i) the operation of its business does not violate any third party Intellectual Property rights, and (ii) no third party has interfered with, infringed upon, misappropriated or otherwise violated any CHC Intellectual Property;
(f) there are no Proceedings pending or, to the Knowledge of CHC, threatened, challenging the ownership, enforceability, validity or use of any CHC Intellectual Property owned by CHC or its Subsidiaries; and
(g) CHC and its Subsidiaries take and have taken commercially reasonably actions to maintain and preserve their material CHC Intellectual Property and all confidential and proprietary information therein.
3.10 Information Systems.
(a) All Information Systems of CHC and each of its Subsidiaries have been properly maintained, in all material respects, by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards prudent in CHC’s and its Subsidiaries’ industries, to ensure proper operation, monitoring and use. The Information Systems of CHC and each of its Subsidiaries are in good working condition to effectively perform all information technology operations necessary to conduct the business of CHC and its Subsidiaries in all material respects. CHC and its Subsidiaries have in place a commercially reasonable disaster recovery program, including providing for the regular back-up and prompt recovery of the data and information necessary to the conduct of the business of CHC and its Subsidiaries (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of the business of CHC or its Subsidiaries.
(b) All right, title and interest in and to the data included in the Owned Intellectual Property that is material to the business of CHC and its Subsidiaries and contained in any database used or maintained by CHC or its Subsidiaries (collectively, the “CHC Data”) is owned by CHC or its Subsidiaries, free and clear of all Encumbrances.
(c) CHC has established and is in compliance, in all material respects, with a written information security program or programs covering CHC and its Subsidiaries that (i) includes safeguards for the security, confidentiality and integrity of transactions and confidential or proprietary CHC Data and (ii) is designed to protect against unauthorized access to the Information Systems of CHC and each of its Subsidiaries, CHC Data and the systems of any third party service providers that have access to (1) CHC Data or (2) Information Systems of CHC and each of its Subsidiaries.
3.11 Proceedings.
(a) Except as would not result in a Material Adverse Effect on CHC, there is no pending Proceeding or, to the Knowledge of CHC, any Proceeding threatened against, CHC, any of its Subsidiaries or any of its officers or trustees. There is no pending Proceeding that challenges, or that, if decided adversely to CHC or any of its Subsidiaries, would reasonably be expected to have the effect of preventing, delaying, making illegal, or otherwise interfering with, the execution, delivery or performance of this Agreement or any Transaction Document or the consummation of the Contemplated Transactions. To the Knowledge of CHC, no Proceeding is threatened (i) with respect to the record or beneficial ownership of, or the right to acquire the capital stock, any Derivative Instrument or other equity interest of CHC or any of its Subsidiaries, (ii) that challenges any Contemplated Transaction, (iii) that may make any Contemplated Transaction illegal, (iv) that may impose any limitation on the ability of Purchaser effectively to exercise full rights of ownership with respect to any Purchased Interests or the CHC New Shares or (v) that would otherwise delay, prohibit or restrict consummation of any Contemplated Transaction or impair the contemplated benefits to Purchaser of any Contemplated Transaction.
(b) Except as would not result in a Material Adverse Effect on CHC, there is no Order to which CHC or any of its Subsidiaries, or any of the assets owned or used by CHC or any of its Subsidiaries, is subject. To the Knowledge of CHC, no officer or other key employee of CHC or any of its Subsidiaries is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity, or practice relating to the business of CHC or any of its Subsidiaries that would result in a Material Adverse Effect on CHC.
3.12 Compliance with Laws; Permits.
(a) CHC and each of its Subsidiaries have complied, and are now in compliance, in each case, in all material respects, with all applicable Laws. No investigation or review by any Governmental Authority with respect to CHC or any of its Subsidiaries is pending or, to the Knowledge of CHC, threatened, nor to the Knowledge of CHC, has any Governmental Authority indicated an intention to conduct any such investigation or review.
(b) No event has occurred or circumstance exists that (with or without notice or lapse of time, or both) may give rise to any obligation of CHC or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any material remedial action of any nature that would result in a Material Adverse Effect on CHC.
(c) Except as would not result in a Material Adverse Effect on CHC, none of CHC or any of its Subsidiaries has received, at any time since January 1, 2007, any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding (i) any actual or alleged violation of, or failure to comply with, any Law or (ii) any actual or alleged obligation on the part of CHC or its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, which in each case has not been satisfied in all material respects.
(d) Except as would not result in a Material Adverse Effect on CHC, CHC and its Subsidiaries hold all Permits that are necessary for the lawful conduct of their respective businesses or ownership of their respective assets and properties, and all such Permits are in full force and effect. Each of CHC and its Subsidiaries is, and at all times since January 1, 2007 has been, in material compliance with all such Permits, and, to the Knowledge of CHC, no such Permits are subject to any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification.
3.13 Environmental and Safety and Health Matters.
(a) (i) Each of CHC and its Subsidiaries is and at all times has been in compliance in all material respects with all applicable Environmental Laws; (ii) each of CHC and its Subsidiaries possesses and is in material compliance with all applicable Environmental Permits required under Environmental Laws to operate as each currently operates; (iii) to the Knowledge of CHC, neither CHC nor any of its Subsidiaries have generated, treated, stored, used, emitted, released, discharged, transported or disposed of any Materials of Environmental Concern except in material compliance with applicable Environmental Laws; (iv) neither CHC nor any of its Subsidiaries have received any written notification alleging that it is liable for, or request for information pursuant to Section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar foreign, state or local law concerning, any release or threatened release of Materials of Environmental Concern at any location except, with respect to any such notification or request for information concerning any such release or threatened release, to the extent such matter has been fully resolved with the appropriate foreign, federal, state or local regulatory authority or otherwise; (v) there is no Environmental Claim pending, or to the Knowledge of CHC, threatened against CHC or any of its Subsidiaries; and (vi) any material environmental reports, assessments, audits and similar investigations concerning CHC, its Subsidiaries, or any property currently or formerly owned by CHC or any of its Subsidiaries that Sellers have made available to Purchaser are all such reports in the possession of CHC or, to the Knowledge of CHC, otherwise in existence and reasonably within the control of CHC.
(b) None of the matters disclosed in Section 3.13(a) of the Disclosure Schedule, individually or in the aggregate, would result in a Material Adverse Effect on CHC.
3.14 Employee Matters and Benefit Plans.
(a) Section 3.14(a) of the Disclosure Schedule lists all Plans, written or otherwise, as amended, modified or supplemented, of CHC or any of its Subsidiaries or any other Person (whether or not incorporated) which is an ERISA Affiliate of CHC or any of its Subsidiaries, as well as each plan with respect to which CHC or any of its Subsidiaries could incur material liability (collectively, the “CHC Employee Plans”). CHC has made available to Purchaser copies of (i) each such written CHC Employee Plan, including all amendments thereto and all related trust agreements, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to liability insurance covering the fiduciaries for each CHC Employee Plan, summary plan descriptions, summaries of material modifications, registration statements (including all attachments), prospectuses and communications distributed to employees, plan participants or their beneficiaries, (ii) with respect to any such CHC Employee Plan and related trust which is intended to qualify under Sections 401(a) and 501(a) of the Code, respectively, the most recent favorable determination or opinion letter from the IRS as to its qualified status under the Code; (iii) the three most recent annual reports on Form 5500 series, with accompanying schedules and attachments, filed with respect to each CHC Employee Plan required to make such a filing, (iv) any reports which have been filed with the U.S. Department of Labor or the Internal Revenue Service within the last six years with respect to each CHC Employee Plan required to make such filing, (v) financial and other information regarding current and projected liabilities with respect to each CHC Employee Plan for which the filings described in (ii), (iii) or (iv) above are not required under ERISA, (vi) all correspondence between the Internal Revenue Service and/or the Department of Labor and CHC, its Subsidiaries and/or ERISA Affiliates and (vii) a complete description of each CHC Employee Plan that is not in writing, if any.
(b) (i) (A) No CHC Employee Plan is now or at any time has been a, nor has CHC, its Subsidiaries or any ERISA Affiliate, or any of their respective predecessors, ever maintained, contributed to or been required to contribute to or otherwise had any obligation or liability, directly or indirectly, with respect to any (x) Multiemployer Plan, (y) “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, or (z) Pension Plan that is subject to Part 3, Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, and (B) none of the CHC Employee Plans promises or provides retiree medical, death, disability or other retiree welfare benefits to any Person (other than continuation coverage to the extent required by law, whether pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 or otherwise); (ii) CHC has not, and to CHC’s Knowledge, no party in interest or disqualified person (as defined in Section 3(14) of ERISA and Section 4975 of the Code) has, engaged in a transaction with respect to any CHC Employee Plan which could subject CHC or any of its Subsidiaries or ERISA Affiliates, directly or indirectly, to a material tax, penalty or other material liability for prohibited transactions under ERISA or Section 4975 of the Code; (iii) CHC has not, and to the Knowledge of CHC, no fiduciary of any CHC Employee Plan has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA; (iv) all CHC Employee Plans have been established and maintained substantially in accordance with their terms (except that in any case in which any CHC Employee Plan is currently required to comply with a provision of ERISA or of the Code, but is not yet required to be amended to reflect such provision, it has been maintained, operated and administered in accordance with such provision) and have been operated in compliance in all material respects with all applicable Laws, and may by their terms be amended and/or terminated at any time without the consent of any other Person subject to applicable Laws and the terms of each CHC Employee Plan; (v) CHC has performed all material obligations required to be performed by it under, and it is not in any material respect in default under or in violation of, any CHC Employee Plan, and CHC has no Knowledge of any default or violation by any other Person with respect to any of the CHC Employee Plans; (vi) each CHC Employee Plan which is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter from the Internal Revenue Service as to such plan’s qualified status under Section 401(a) of the Code (or comparable letter, such as an opinion or notification letter as to the form of plan or prototype plan adopted by one or more of CHC or its Subsidiaries upon which CHC or its Subsidiaries is permitted to rely), and nothing has occurred since the issuance of such letter which has impaired or may reasonably be expected to impair such favorable determination or otherwise has impaired or may reasonably be expected to impair or result in the revocation of the qualified status of such plan; provided, however, that CHC shall not be responsible for any such occurrences resulting from actions taken by third party service providers to any such plan, unless such actions were taken with CHC’s Knowledge; (vii) CHC, its Subsidiaries and each ERISA Affiliate are in compliance in all material respects with the provisions of ERISA and the Code applicable to the CHC Employee Plans; (viii) all contributions to, and payments from, the CHC Employee Plans which have been required to be made in accordance with the CHC Employee Plans have been timely made (including any insurance premiums due under an insurance policy related to a CHC Employee Plan); and (ix) all contribution to and payments from, the CHC Employee Plans, except those to be made from a trust qualified under Section 401(a) of the Code, for any period ending before the CHC Balance Sheet Date that were not yet required to be made are properly accrued and reflected on the CHC Balance Sheet.
(c)
(i) Neither CHC nor any of its Subsidiaries currently maintains an employee stock ownership plan (within the meaning of Section 4975(e)(7) of the Code) or any other CHC Employee Plan that invests in CHC shares of beneficial interest.
(ii) Since the CHC Balance Sheet Date, neither CHC nor any of its Subsidiaries has agreed (whether or not legally binding) to any increase in benefits under any CHC Employee Plan (or the creation of new benefits), to create any Plan or arrangement that would constitute a CHC Employee Plan, or change in employee coverage which would increase the expense of maintaining any CHC Employee Plan, other than in the Ordinary Course of Business with regard to amounts.
(iii) The consummation of the Contemplated Transactions, alone or in combination with any other event, will not result in any payment or benefits, an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable in respect of any employee or other service provider.
(iv) No Person will be entitled to any severance benefits under the terms of any CHC Employee Plan as a result of the consummation of the Contemplated Transactions, alone or in combination with any other event.
(v) CHC, its Subsidiaries and each ERISA Affiliate have complied in all material respects with (A) the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder with respect to each CHC Employee Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code, and (B) with the applicable provisions of the HIPAA and the regulations issued thereunder.
(vi) There are no pending audits or investigations by any governmental agency involving any CHC Employee Plan, no termination proceedings involving any CHC Employee Plan, and no threatened or pending claims (except for individual claims for benefits payable in the normal operation of the CHC Employee Plans), suits or proceedings involving any CHC Employee Plan or asserting any rights or claims to benefits under any CHC Employee Plan, nor, to the best of CHC’s Knowledge are there any facts which could reasonably give rise to any material liability in the event of any such audit, investigation, claim, suit or proceeding.
(vii) To the extent that any CHC Employee Plan constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, such CHC Employee Plan was operated in good faith compliance with Section 409A of the Code prior to January 1, 2009 and has been operated in compliance with Section 409A of the Code in all material respects since January 1, 2009.
(viii) No payment which is or may be made by, from or with respect to any CHC Employee Plan, to any employee, former employee, director or agent of CHC, its Subsidiaries or any ERISA Affiliate, either alone or in conjunction with any other payment, event or occurrence, (A) will or could properly be characterized as an “excess parachute payment” under Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) and (B) will not be fully deductible as a result of Code Sections 162, 280G or 404 (or any corresponding provision of state, local or foreign Tax law).
(d) Each CHC Employee Plan covering non-U.S. employees (a “CHC International Plan”) is separately listed on Section 3.14(d) of the Disclosure Schedule, and has been maintained in material compliance with its terms and with the requirements prescribed by any and all applicable Laws (including any special provisions relating to registered or qualified plans where such CHC International Plan was intended to so qualify). Except as would not result in a Material Adverse Effect on CHC, (i) all contributions to, and payments from, the CHC International Plans (other than payments to be made from a trust, insurance contract or other funding medium) which may have been required to be made in accordance with the terms of any such plan, and, when applicable, the law of the jurisdiction in which such plan is maintained, have been timely made, (ii) all such contributions to the CHC International Plans, and all payments under the CHC International Plans, for any period ending before the date hereof that are not yet required to be made are properly accrued and reflected on the financial statements of CHC, (iii) all material reports, returns, approvals and similar documents with respect to any CHC International Plan required to be filed with any Governmental Authority or distributed to any CHC International Plan participant have been duly and timely filed or distributed, and (iv) there are no pending investigations by any governmental agency involving the CHC International Plans, no claims pending or threatened in writing (except for claims for benefits payable in the normal operation of the CHC International Plans), suits or proceedings against any CHC International Plan or asserting any rights or claims to benefits under any CHC International Plan which could give rise to any liability, in each case of which CHC has been notified.
(e) Except as is set forth in the CHC SEC Documents or: (i) there are no material controversies pending or, to the Knowledge of CHC, threatened or reasonably anticipated with respect to any CHC Employee Plans, the assets of any CHC Employee Plans (other than non-material routine claims for benefits), any related trusts, or any fiduciary, trustee, administrator or sponsor of such CHC Employee Plans, any ERISA Affiliate, any employee, director, or other service provider of CHC or its Subsidiaries (whether current, former or retired); (ii) there are no collective bargaining agreements or other written agreement with any union or labor organization applicable to CHC and any of its Subsidiaries or their employees; (iii) there are no employee representative bodies or works councils or other organizations representing, purporting to represent or attempting to represent any employee of CHC or any of its Subsidiaries; (iv) neither CHC nor any of its Subsidiaries is in breach of any collective bargaining agreement or other labor union contract applicable to Persons employed by CHC or any of its Subsidiaries, nor does CHC know of any activities or proceedings of any labor union to organize any such employees; (v) neither CHC nor any of its Subsidiaries has any Knowledge of any activities or proceedings of any labor unions to organize employees; (vi) there have not been any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees (foreign or domestic) of CHC or any of its Subsidiaries; (vii) neither CHC nor any of its Subsidiaries is engaged in any unfair labor practice (within the meaning of the National Labor Relations Act) and there is no unfair labor practice complaint pending or, to the Knowledge of CHC or any of its Subsidiaries, threatened against any of them before the National Labor Relations Board; and (viii) each of CHC and its Subsidiaries has materially complied with all Laws applicable to employees, including but not limited to those relating to employment discrimination, disability rights or benefits, equal opportunity, plant closure and other employee protections such as those provided under the WARN Act, affirmative action, workers’ compensation, employee benefits, severance payments, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters, immigration, and the classification of employees and independent contractors. There have been no claims of harassment, discrimination, retaliatory act or similar actions against any employee, officer or director of CHC or its Subsidiaries at any time during the past four (4) years and, to the Knowledge of CHC, no facts exist that could reasonably be expected to give rise to such claims or actions. CHC and its Subsidiaries are not required to have, and do not have, any affirmative action plans or programs. To the Knowledge of CHC, no employees of CHC or its Subsidiaries are in any material respect in violation of any term of any employment Contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by CHC or its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by CHC or its Subsidiaries or to the use of trade secrets or proprietary information of others.
(f) Neither the consideration nor implementation of Contemplated Transactions will increase (i) the obligation of CHC or any of its Subsidiaries to make contributions or any other payments to fund benefits accrued under the CHC Employee Plans, or (ii) the benefits accrued or payable with respect to any participant under the CHC Employee Plans. Each of the CHC Employee Plans may be amended or terminated at any time by action of the plan sponsor’s board of directors, or a committee of such board of directors or duly authorized officer, in each case subject to the terms of the CHC Employee Plan and compliance with applicable Laws.
(g) With respect to the Business Employees, CHC has provided Purchaser with (i) a true, complete and accurate list, dated as of September 30, 2009, of their names, dates of hire, current rates of compensation, employment status (i.e., active, inactive, on authorized leave and reason therefor), department, title, exempt or non-exempt status, and full-time or part-time status; (ii) a copy of all employee handbooks, supervisory handbooks, employment procedures manuals, and written employment policies that are in effect currently; and (iii) a copy of all EEO-1 or similar reports and of all affirmative action plans prepared or submitted to any Governmental Authority by or on behalf of any of CHC or any of its Subsidiaries since two (2) years prior to the Closing.
(h) Any individual who performs services for any of CHC or its Subsidiaries and who is not treated as an employee for federal income tax purposes by CHC or its Subsidiaries is not an employee under applicable Law or for any purpose including, for Tax withholding purposes or CHC Employee Plan purposes. Each employee of any of CHC and its Subsidiaries has been properly classified as “exempt” or “non-exempt” under applicable Law.
3.15 Arrangements with Certain Persons. Excluding this Agreement and the Transaction Documents, none of CHC or any of its Affiliates (other than any Acquired Entity, any Fund Entity or any of their respective Subsidiaries), on the one hand, and any Acquired Entity, any Fund Entity or any of their respective Subsidiaries, on the other hand, has any interest in or is a party to any Contract with, or relating to, any Acquired Entity, any Fund Entity or any of their respective Subsidiaries or their respective businesses. No Debt is owing by (a) CHC or any of its Affiliates (other than any Acquired Entity, any Fund Entity or any of their respective Subsidiaries) to any Acquired Entity, Fund Entity or any of their respective Subsidiaries or (b) any Acquired Entity, Fund Entity or any of their respective Subsidiaries to CHC or any of its Affiliates (other than any Acquired Entity, any Fund Entity or any of their respective Subsidiaries.

3.16 Contracts; No Default.
(a) For the purposes of this Agreement, each of the following shall be deemed to constitute a “Material Contract” (whether written or oral):
(i) Contracts requiring annual expenditures by or liabilities of any party thereto in excess of $120,000 which have a remaining term in excess of thirty (30) days and are not terminable (without material penalty, cost or other liability) within thirty (30) days;
(ii) any Contract that is required by the rules and regulations of the SEC to be filed as an exhibit to the CHC SEC Documents;
(iii) any Contract: (1) relating to the employment of any employee or retention of any consultant or independent contractor that requires payments of base salary or amounts in excess of $100,000 on an annual basis to any Person, (2) the terms of which obligate or may in the future obligate CHC or any of its Subsidiaries to make any severance, termination or similar payment to any current employee relating to a period of 12 months or more following termination of employment or resulting from the consummation of the Contemplated Transactions; or (C) pursuant to which CHC or any of its Subsidiaries is obligated to make any bonus payment (other than payments constituting sales commissions or sales-related bonuses) in excess of $100,000 to any current or former employee or director;
(iv) any Contract relating to the acquisition, transfer, development or sharing of any material Intellectual Property (except for any Contract pursuant to which (A) any material Intellectual Property is licensed to CHC or any of its Subsidiaries under any third party software license generally available to the public, or (B) any material Intellectual Property is licensed by CHC or any of its Subsidiaries to any Person on a non-exclusive basis);
(v) any Contract which provides for indemnification of any officer, director or employee;
(vi) any Contract that materially limits the ability of CHC or any if its Subsidiaries to compete in any currently contemplated line of business with any Person in any geographic area for any period of time;
(vii) any joint venture Contracts, partnership arrangements or other agreements outside the Ordinary Course of Business involving a sharing of profits, losses, costs of liabilities of any Person by CHC or any of its Subsidiaries; and
(viii) any Contract entered into by CHC or any of its Subsidiaries and any other Person providing for the acquisition by CHC or any of its Subsidiaries (including by merger, consolidation, acquisition of stock or assets or any other business combination) of any material amount of assets of such other Person.

(b) Except as would not reasonably be expected to result in a Material Adverse Effect on CHC, each Material Contract is valid and in full force and effect, and is enforceable by CHC or its Subsidiaries and to the Knowledge of CHC, each other party thereto, in accordance with its terms.
(c) To the Knowledge of CHC, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to: (i) result in a violation or breach of any provision of any Material Contract; (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract; (iii) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Material Contract; (iv) give any Person the right to accelerate the maturity or performance of any Material Contract; or (v) give any Person the right to cancel, terminate or modify any Material Contract, in each case of clauses (i) through (v) above, except as would not result in a Material Adverse Effect on CHC.
(d) Section 3.16(d) of the Disclosure Schedule lists all Material Contracts as of the date of this Agreement. CHC has made available to Purchaser true and correct copies of each Material Contract (including all amendments thereto and modifications and waivers thereunder).
3.17 Leases. Neither CHC nor any of its Subsidiaries owns any real property or any interest in any real property. To the Knowledge of CHC, CHC or one of its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by CHC and its Subsidiaries necessary for the conduct of the business of CHC (the “Leased Real Property”), which leasehold interest is free and clear of all Encumbrances (other than Permitted Encumbrances) and except for any failures which would not result in a Material Adverse Effect on CHC and its Subsidiaries. Except as does not have and would not result in a Material Adverse Effect on CHC, (a) CHC or one of its Subsidiaries has the right to use and occupancy of the Leased Real Property for the full term of the lease or sublease relating thereto, (b) all leases for the Leased Real Property are in good standing, legal, binding, valid and effective and enforceable agreements of CHC or one of its Subsidiaries and of the other parties thereto in accordance with their respective terms, and neither CHC nor any of its Subsidiaries has received written notice of any default (or any condition or event, which, after notice or a lapse of time or both, would constitute a default thereunder) and (c) neither CHC nor any of its Subsidiaries has assigned its interest under any such lease or sublease or sublet any part of the premises covered thereby, except for the Sublease being entered into pursuant to the Contemplated Transactions. To the Knowledge of CHC, there are no pending or threatened condemnation proceedings with respect to the Leased Real Property that would materially and adversely affect the use, occupancy or value thereof.
3.18 Servicing. Except as would not result in a Material Adverse Effect on CHC, each of CHC and its Subsidiaries has complied with (a) all applicable Laws and rating agency servicing standards with respect to all outstanding Serviced Loans as to which it acts as a servicer, whether as a master servicer, special servicer, subservicer or otherwise and (b) the material terms of the applicable Servicing Agreement.

3.19 Finder’s Fee. Except for fees payable to Rothschild Inc. (whose fees CHC acknowledges are its sole responsibility), no Person is entitled to any broker’s, finder’s financial advisor’s or other similar fee or commission in connection with this Agreement or the Contemplated Transactions based upon arrangements made by or on behalf of CHC or any of its Subsidiaries.
3.20 Investment Company; Investment Advisor. Assuming the truth and accuracy of the investment representations made to Centerline REIT, CFM, CFM III, CUCA and any Fund Entity by their respective investors, neither CHC nor any of its Subsidiaries is or has ever been, nor immediately following the consummation of Contemplated Transactions will be (assuming that each of these entities remains a separate entity immediately following the consummation of the Contemplated Transactions and is not merged with Purchaser or any of its Affiliates at this time), required to register as an investment company under the Investment Company Act. Assuming the truth and accuracy of the investment representations made to Centerline REIT, CFM, CFM III, CUCA and any Fund Entity by their respective investors, neither CHC nor any of its Subsidiaries is or has ever been, nor immediately following the consummation of the Contemplated Transactions will be, required to register as an investment adviser under the Investment Advisers Act.
3.21 Insurance.
(a) CHC has made available to Purchaser accurate and complete copies of all current material insurance policies and all material self insurance programs and arrangements relating to the business, assets, liabilities, operations, employees, officers and directors of CHC and its Subsidiaries. To the Knowledge of CHC, each of such insurance policies is valid and in full force and effect. Since January 1, 2009, neither CHC nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible (i) cancellation or invalidation of any such insurance policy; (ii) refusal or denial of any material coverage, reservation of rights or rejection of any material claim under any such insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any such insurance policy. All information provided to insurance carriers (in applications and otherwise) on behalf of CHC and its Subsidiaries is accurate and complete, in all material respects, to the extent that the failure of such information to be accurate and complete would entitle the applicable insurance carrier to cancel such insurance policy procured on the basis of or in reliance on such information, reduce the scope of coverage under such policy, increase the premiums payable by CHC and its Subsidiaries or otherwise take any action adverse to CHC or any of its Subsidiaries.
(b) Section 3.21(b) of the Disclosure Schedule includes a list of material pending or threatened claims which have been tendered to the insurance carriers for CHC and its Subsidiaries and indicates which of such claims, if any, have been denied by such insurance carriers or subjected to a reservation of rights in writing by such carrier, except to the extent such claim, denial or reservation has been resolved.
3.22 Disclosure. No representation or warranty of CHC in this Agreement or any Transaction Document, and no statement of CHC in the Disclosure Schedule, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.
3.23 AMAC Promissory Note. (a) CHC is the legal and beneficial owner of the AMAC Promissory Note, free and clear of all Encumbrances, (b) the AMAC Promissory Note constitutes a legal, valid and binding obligation of AMAC, enforceable against it in accordance with its terms, (c) no claim has been made by any Person alleging that the AMAC Promissory Note or the indebtedness evidenced by the AMAC Promissory Note is invalid, unenforceable or should be recharacterized, equitably subordinated or otherwise compromised or impaired, and (e) none of the Sellers, the Acquired Entities, the Fund Entities or their respective Subsidiaries has (i) received any payment, security interest or other transfer from AMAC except payments made either in the Ordinary Course of Business or on ordinary business terms or in respect of indebtedness incurred in the Ordinary Course of Business or (ii) effected, or received the benefit of, any setoff against the AMAC on account of the AMAC Promissory Note or the indebtedness evidenced by the AMAC Promissory Note. Neither CHC nor any of its Subsidiaries is a party to any Contract with respect to the repayment or restructuring of the AMAC Promissory Note or any other liability of AMAC, other than the Taberna Exchange and Discharge Proposal. As of the date hereof, the outstanding principal amount under the AMAC Promissory Note is $79,876,500 and accrued interest thereunder is $10,007,993.35.
3.24 Subservicing Agreements. The representations and warranties made by each of CMC, CMP and New CSI in each of the Subservicing Agreements, as applicable, are true and correct in all respects.
3.25 No Reliance. Each of CHC and its Subsidiaries acknowledges and agrees that, except for the representations and warranties in this Agreement and the other Transaction Documents, none of Purchaser, its Affiliates or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Purchaser, its Affiliates, its real property (whether owned or leased) or its business or other matters. Without limiting the generality of the foregoing, none of Purchaser, its Affiliates or any other Person has made a representation or warranty to CHC or any of its Subsidiaries with respect to (a) any projections, estimates or budgets for the businesses of Purchaser or any of its Affiliates, or (b) any material, documents or information relating to Purchaser or any of its Affiliates made available to CHC, any of its Subsidiaries, or their counsel, accountants or advisors, except as expressly covered by this Agreement or any Transaction Document.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE OTHER SELLERS
Each of the Other Sellers, jointly and severally, hereby represents and warrants to Purchaser that the statements contained in this Article 4 are true and correct as of the date hereof, except as expressly set forth herein or in the Disclosure Schedule.
4.1 No Conflict; Government Authorizations.

(a) Assuming the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 4.1(b), the execution, delivery and performance of this Agreement and the Transaction Documents and the Contemplated Transactions do not (with or without notice or lapse of time, or both):
(i) violate, conflict with or result in the breach of any provision of the certificate of incorporation or formation, limited liability company agreement, by-laws, regulations or other organizational or governing documents of any of the Other Sellers, any Acquired Entity or any Fund Entity or any of the Acquired Entities’ or Fund Entities’ respective Subsidiaries;
(ii) contravene, conflict with or violate any Law or Order applicable to any of the Other Sellers, any Acquired Entity or any Fund Entity or any of the Acquired Entities’ or Fund Entities’ respective Subsidiaries;
(iii) conflict with or violate or breach any provision of, or give any third party the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract of any of the Other Sellers, any Acquired Entity or any Fund Entity or any of the Acquired Entities’ or Fund Entities’ respective Subsidiaries;
(iv) result in the creation of any Encumbrance (other than restrictions on transfer under applicable state and federal securities laws) on any of the properties or assets of any of the Sellers, any Acquired Entity, any Fund Entity or any of their respective Subsidiaries pursuant to any Contract to which such Person is a party or by which any of such Person’s properties or assets are bound or affected;
(v) except as expressly contemplated by this Agreement and the other Transaction Documents, entitle any Person to any right or privilege to which such Person was not entitled immediately prior to the execution of this Agreement or any Transaction Document;
(vi) except as expressly contemplated by this Agreement and the other Transaction Documents, create any obligation on the part of any of the Other Sellers, any Acquired Entity or any Fund Entity or any of the Acquired Entities’ or Fund Entities’ respective Subsidiaries that any such Person was not obligated to perform immediately prior to the execution of this Agreement or any Transaction Document; or
(vii) impose any limitation on the ability of Purchaser effectively to exercise full rights of ownership with respect to the Purchased Interests;
except in the case of clauses (iii) through (vii) above, for such contraventions, conflicts, violations, breaches, defaults, exercises, accelerations, cancellations, terminations, modification and creations which would not result in a Material Adverse Effect on any Other Seller, any Acquired Entity or any Fund Entity.
(b) No material consent of, or registration, declaration, notice or filing with, any Governmental Authority or third party is required to be obtained or made by any of the

Other Sellers, any Acquired Entity or any Fund Entity or any of the Acquired Entities’ or Fund Entities’ respective Subsidiaries in connection with the execution, delivery and performance of this Agreement, any Transaction Document or the Contemplated Transactions which have not been obtained prior to the Closing, other than those that, if not made or obtained, individually or in the aggregate, would not hinder or delay the Closing or would not result in a Material Adverse Effect on the Other Sellers, any Acquired Entity or any Fund Entity.
4.2 Corporate Status. Each of the Other Sellers, Acquired Entities and Fund Entities and each of the Acquired Entities’ and Fund Entities’ respective Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and each such Person (a) has all requisite corporate, limited liability company or other power and authority to carry on its business as it is now being conducted, and (b) is duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets and the conduct of its business requires it to be so qualified, licensed or authorized, except where the failure to have such power and authority or be so qualified, licensed or authorized would not result in a Material Adverse Effect on any such Person. Each of the Other Sellers has made available to Purchaser true, complete and accurate copies of the certificate of incorporation or formation, limited liability company agreement, by-laws, regulations or other organizational or governing documents of each of the Other Sellers, Acquired Entities and Fund Entities and each of the Acquired Entities’ and Fund Entities’ respective Subsidiaries, each as in effect on the date hereof.
4.3 Authority; Binding Effect. Each of the Other Sellers has all necessary corporate, limited liability company or other power and authority to enter into this Agreement and the Transaction Documents, to perform its obligations hereunder and thereunder and to consummate any Contemplated Transaction. This Agreement and the Transaction Documents have been duly executed and delivered by each of the Other Sellers, and (assuming due authorization and delivery by CHC and Purchaser) this Agreement and the Transaction Documents each constitutes the legal, valid and binding obligations of each of the Other Sellers, enforceable against each of the Other Sellers in accordance with their respective terms. Neither the execution, delivery or performance of this Agreement or any Transaction Document nor the consummation of any Contemplated Transaction (a) requires the approval of the shareholders of CCG, (b) relieves any officer, director, shareholder, managing member or member of the Other Sellers, any Acquired Entity or any Fund Entity, as applicable, of any liability, and, except for pro rata benefits arising from the ownership of any equity interest in any Other Seller, any Acquired Entity or any Fund Entity, will not result in any of them directly or indirectly receiving any benefit or (c) results in any shareholder, managing member or member of any Other Seller, any Acquired Entity or any Fund Entity, as applicable, having the right to exercise statutory or contractual appraisal rights. The sole voting shareholder of Centerline REIT has approved the execution, delivery and performance of this Agreement, the Transaction Documents to which Centerline REIT is a party and the consummation of the Contemplated Transactions, as applicable.
4.4 Capitalization.
(a) Section 4.4(a) of the Disclosure Schedule sets forth a list of the authorized and outstanding equity interests, name and jurisdiction of organization of AMAC, each Acquired

Entity, Fund Entity and their respective Subsidiaries and, except for AMAC, beneficial and record owner of the equity interests and Derivative Instruments of each Acquired Entity, Fund Entity and their respective Subsidiaries. All of such equity interests and Derivative Instruments are duly authorized, validly issued, fully paid and nonassessable (except with respect to any capital commitments owed to a Fund Entity and not yet paid) and free and clear of any and all Encumbrances, except for restrictions on transfer imposed under federal and state securities laws.
(b) Except as contemplated by this Agreement, there are no Derivative Instruments to which any Acquired Entity, any Fund Entity or any of their respective Subsidiaries is a party or is otherwise subject. None of the Acquired Entities, Fund Entities or their respective Subsidiaries is a party, or is otherwise subject, to any voting trust or other voting agreement with respect to any securities of any Acquired Entity, any Fund Entity or any of their respective Subsidiaries, or, other than this Agreement, to any Contract relating to the issuance, sale, redemption, transfer, acquisition or other disposition of the stock, equity, other securities or Derivative Instrument of any Acquired Entity, Fund Entity or any of their respective Subsidiaries.
(c) There are no other joint ventures or other Persons in which any Acquired Entity, any Fund Entity and their respective Subsidiaries own, of record or beneficially, any direct or indirect equity or other similar interest or any right (contingent or otherwise) to acquire the same.
(d) Section 4.4(d) of the Disclosure Schedule sets forth all outstanding grants and other interests issued pursuant to the Promote Plans.
(e) None of the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of any Contemplated Transaction will result in any violation of an Order or Law or cause any Person to accelerate the maturity or performance under, amend, call a default under or decrease any right or privilege of any Acquired Entity, any Fund Entity or any of their respective Subsidiaries.
(f) Each applicable Seller is and, on the Closing Date will be, the record and beneficial owner and holder of the securities and other interests to be sold by it to Purchaser pursuant to Sections 2.1(a) and 2.1(b), free and clear of all Encumbrances (other than restrictions on transfer under applicable state and federal securities laws), and on the Closing Date, Purchaser will receive good and valid title to the Purchased Interests, free and clear of all Encumbrances (other than restrictions on transfer under applicable state and federal securities laws).
4.5 Financial Statements.
(a) Each of the Other Sellers, the Acquired Entities and the Fund Entities and each of the Acquired Entities’ and Fund Entities’ respective Subsidiaries, as applicable, maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls that provide assurance of the following: (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Other Sellers, the Acquired Entities and the Fund

Entities and each of the Acquired Entities’ and Fund Entities’ respective Subsidiaries, as applicable, in accordance with GAAP.
(b) Section 4.5(b) of the Disclosure Schedule sets forth the unaudited financial statements as of and for the period ended September 30, 2009 of each of CSI and CUCA which were used in the preparation of the consolidated financial statements as and for the period ended September 30, 2009 of CHC.
(c) None of the Acquired Entities, Fund Entities or any of their respective Subsidiaries has any obligations or liabilities of any nature (whether known or unknown, absolute, accrued, matured or unmatured, fixed or contingent and whether due or to become due, asserted or unasserted) other than those (i) reflected or reserved against (in accordance with the past practice of the applicable Acquired Entity, Fund Entity or Subsidiary (which was in accordance with GAAP) with respect to the methodology used to calculate any such liabilities or obligations) in the financial statements of any Acquired Entity, any Fund Entity or any of their respective Subsidiaries as of September 30, 2009, (ii) incurred in the Ordinary Course of Business since September 30, 2009 and that, individually or in the aggregate are not material, and (iii) incurred in connection with the execution of this Agreement and the other Transaction Documents.
(d) Section 4.5(d) of the Disclosure Schedule sets forth the unaudited balance sheet of New CSI as of the close of business of the date hereof (the “New CSI Closing Balance Sheet”). The New CSI Closing Balance Sheet was prepared by the Other Sellers based on the good faith estimates of the Other Sellers and determined in accordance with GAAP consistent with past practices.
(e) Section 4.5(e) of the Disclosure Schedule sets forth the unaudited balance sheet of CUCA as of the close of business of the date hereof (the “CUCA Closing Balance Sheet”). The CUCA Closing Balance Sheet was prepared by the Others Sellers based on the good faith estimates of the Other Sellers and determined in accordance with GAAP consistent with past practices.
(f) The Assumed Bonuses and the Assumed Benefits represent the Other Sellers’ good faith estimates of such amounts, and the detail for the Assumed Bonuses and Assumed Benefits contained on Schedules 2.4(a) and 2.4(b) is based on true, accurate and complete information contained in the books and records of the Other Sellers, as applicable.
4.6 Absence of Certain Changes.
(a) Since September 30, 2009, (i) there has been no event or condition which would result in a Material Adverse Effect on any Acquired Entity or any Fund Entity, and (ii) each Acquired Entity, each Fund Entity and each of their respective Subsidiaries has in all material respects, conducted its business in the Ordinary Course of Business consistent with past practice.
(b) There is no fact known to any of the Other Sellers, any Acquired Entity or any Fund Entity or any of the Acquired Entities’ or Fund Entities’ respective Subsidiaries that now or, to the Knowledge of the Other Sellers, any Acquired Entity or any Fund Entity, in the future would result in a Material Adverse Effect on any Acquired Entity or any Fund Entity.
4.7 Taxes.
(a) Each of any Acquired Entity, any Fund Entity and their respective Subsidiaries has (i) duly and timely filed (or there has been filed on its behalf) all Tax Returns required to be filed by it (taking into account all applicable extensions) with the appropriate Taxing Authority and all such Tax Returns are true, complete and accurate in all material respects, and (ii) timely paid all Taxes required to be paid whether or not shown as due on such Tax Returns. Adequate reserves in accordance with GAAP have been established by each Acquired Entity, Fund Entity and their respective Subsidiaries for all Taxes not yet due and payable in respect of taxable periods ending on the date hereof.
(b) There are no Encumbrances for Taxes upon any property or assets of any Acquired Entity, any Fund Entity or any of their respective Subsidiaries, except for Encumbrances for Taxes not yet due and payable or for which adequate reserves have been provided in accordance with GAAP in the latest CHC Balance Sheet and the Closing Balance Sheet.
(c) To the Knowledge of the Other Sellers, there is no notice of audit, examination, deficiency, assessment, refund litigation or proposed adjustment that has been received by, asserted or assessed with respect to any Acquired Entity, any Fund Entity or any of their respective Subsidiaries with respect to any Taxes. As of the date hereof, none of any Acquired Entity, any Fund Entity or any of their respective Subsidiaries has received notice of any claim made by a Taxing Authority in a jurisdiction where such Acquired Entity, such Fund Entity or such Subsidiary does not file a Tax Return, that such Acquired Entity, such Fund Entity or such Subsidiary is or may be subject to material taxation by that jurisdiction, where such claim has not been resolved favorably to such Acquired Entity, such Fund Entity or such Subsidiary.
(d) There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment or collection of any income Taxes or income Tax deficiencies against any Acquired Entity, any Fund Entity or any of their respective Subsidiaries.
(e) Each of any Acquired Entity, any Fund Entity and their respective Subsidiaries is in material compliance with all applicable information reporting and Tax withholding requirements under U.S. federal, state and local, and non-U.S. Tax laws and each has timely withheld, collected, deposited, remitted and paid all required amounts with respect to all employee, independent contractor or service provider relationships.
(f) None of any Acquired Entity, any Fund Entity or any of their respective Subsidiaries has engaged in any transaction that would require a disclosure obligation as a reportable transaction under Code Section 6011 and each of the foregoing is in material compliance with Code Sections 6111 and 6112 and the Treasury Regulations thereunder related to tax shelter disclosure, registration, list maintenance and record keeping. None of the Acquired

Entities, the Fund Entities or any of their respective Subsidiaries has at any time engaged in, entered into, participated or sponsored a listed transaction within the meaning of Treasury Regulation Sections 1.6011, 301.6111 or 301.6112.
(g) Section 4.7(g) of the Disclosure Schedule lists each pass through partnership or limited liability company or other entity that is treated as a partnership, trust or disregarded entity for tax purposes in which any Acquired Entity, any Fund Entity or any of their respective Subsidiaries has an equity interest.
(h) None of any Acquired Entity, any Fund Entity or any of their respective Subsidiaries is a party to or is bound by any Tax Sharing Agreement.
(i) Each of the Acquired Entities and their respective Subsidiaries is a member of the Affiliated Group of which CCG is the parent and any similar combined, consolidated, unitary or other affiliated group for state, local or foreign Tax purposes.
(j) None of any Acquired Entity, any Fund Entity or any of their respective Subsidiaries has been a member of a group filing a consolidated federal income Tax Return other than the Federal Tax Group or a combined, consolidated, unitary or other affiliated group for state, local or foreign Tax purposes, and none of any Acquired Entity, any Fund Entity or any of their respective Subsidiaries has any liability for the Taxes of any Person as a transferee or successor. To the Knowledge of the Other Sellers, no Tax Proceeding is being conducted with respect to any consolidated, combined, unitary or other affiliated group, for federal, state or local Tax purposes, of which any of any Acquired Entity, any Fund Entity or any of their respective Subsidiaries was a member.
(k) None of any Acquired Entity, any Fund Entity or any of their respective Subsidiaries has agreed, or is required or has requested, to make any adjustment under Section 481(a) of the Code (or any corresponding or similar provision of state, local or foreign Law) by reason of a change in accounting method or otherwise, which adjustment would result in an income inclusion, or disallowance of deductions, under Section 481(a) of the Code (or any corresponding or similar provision of state, local or foreign Law) in a Post-Closing Tax Period.
(l) No closing agreement is currently in force pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Law) with respect to any Acquired Entity, any Fund Entity or any of their respective Subsidiaries and there are no Tax rulings or requests for Tax rulings or closing agreements that could affect the liability for Taxes of any Acquired Entity after the Closing
(m) None of any Acquired Entity, any Fund Entity or any of their respective Subsidiaries will be required to include amounts in income, or exclude items of deduction, after the Closing as a result of (i) any intercompany transaction or excess loss account described in the Treasury Regulations promulgated pursuant to Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law) arising or occurring on or prior to the Closing, (ii) any installment sale or open transaction disposition made on or prior to the Closing, (iii) the application of the long-term method of accounting on or prior to the Closing or (iv) any agreement with a Governmental Authority entered into on or prior to the Closing.

(n) None of any Acquired Entity, any Fund Entity or any of their respective Subsidiaries is a foreign corporation for United States federal income Tax purposes.
(o) The Other Sellers have made available to Purchaser true, complete and accurate copies of all Tax Returns with respect to any Acquired Entity, any Fund Entity or any of their respective Subsidiaries for the last three (3) years, and examination reports, and statements of deficiencies assessed against or agreed to by, or with respect to any Acquired Entity, any Fund Entity or any of their respective Subsidiaries with respect to such Taxes for the last five (5) taxable years.
(p) No power of attorney that is currently in effect has been granted with respect to any matter relating to Taxes of any Acquired Entity, any Fund Entity or any of their respective Subsidiaries.
(q) Since December 31, 2008, none of any Acquired Entity, any Fund Entity or any of their respective Subsidiaries has (i) made, rescinded or changed any material Tax election or adopted or changed any method of accounting other than as reflected on the originally filed income tax returns of such entities for the taxable years of such entities ending on or before December 31, 2008, (ii) entered into any settlement of or compromise of any material Tax liability, (iii) changed any annual accounting period, (iv) entered into a closing agreement, (v) surrendered any right to any material Tax refund or (vi) filed any amended Tax return or refund claim with respect to any material Tax.
(r) Each of Centerline High Yield CMBS Fund LLC, Centerline Diversified Risk CMBS Fund LLC, Centerline High Yield CMBS Fund II LLC, Centerline Diversified Risk CMBS Fund II LLC, Centerline Real Estate Special Situations Mortgage Fund LLC, Centerline High Yield CMBS Fund III LLC and Centerline Urban Capital I LLC at all times has been properly treated as a partnership under the Code for federal income tax purposes and for all state and local tax purposes, and no election has been made to treat any such entity as a corporation or disregarded entity for Tax purposes. None of Centerline High Yield CMBS Fund LLC, Centerline Diversified Risk CMBS Fund LLC, Centerline High Yield CMBS Fund II LLC, Centerline Diversified Risk CMBS Fund II LLC, Centerline Real Estate Special Situations Mortgage Fund LLC, Centerline High Yield CMBS Fund III LLC and Centerline Urban Capital I LLC is or at any time has been or under applicable Law properly should be or should have been treated as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code.
(s) None of any Acquired Entity, any Fund Entity or any of their respective Subsidiaries has constituted either a “distributing corporation” or a “controlled” corporation in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.
(t) On or prior to the Closing Date, CSI has been converted from a Delaware corporation to a Delaware limited liability company, New CSI.
4.8 Intellectual Property.
(a) The Acquired Entities, the Fund Entities and their respective Subsidiaries own or have a valid right to use all of the Intellectual Property used in or necessary to carry on the business of any Acquired Entity, any Fund Entity and their respective Subsidiaries as currently conducted.
(b) Section 4.8(b) of the Disclosure Schedule sets forth all of the following that are owned by the Acquired Entities, the Fund Entities and their respective Subsidiaries or that any Acquired Entity, any Fund Entity and their respective Subsidiaries have a valid right to use: (i) patents and patent applications, registered trademarks and registered service marks and trademark and service mark applications and registered copyrights and copyright applications; (ii) Internet domain names; and (iii) proprietary and third party software applications (other than shrink wrap licenses available to businesses and/or consumers generally, each with a value of less than $2,000.00).
(c) No Acquired Entity Owned Intellectual Property or, to the Knowledge of the Other Sellers, Acquired Entity Licensed Intellectual Property has been or is now the subject of any opposition or cancellation or other proceeding, and to the Knowledge of the Other Sellers, no such proceeding is or has been threatened with respect to any of the foregoing. No CMBS Owned Intellectual Property or, to the Knowledge of the Other Sellers, CMBS Licensed Intellectual Property has been or is now the subject of any opposition or cancellation or other proceeding, and to the Knowledge of the Other Sellers, no such proceeding is or has been threatened with respect to any of the foregoing.
(d) None of the Acquired Entities, the Fund Entities or any of their Subsidiaries has been or is now involved in any infringement or misappropriation proceeding or other claim or proceeding involving Acquired Entity Owned Intellectual Property, Acquired Entity Licensed Intellectual Property, CMBS Owned Intellectual Property or CMBS Licensed Intellectual Property, and no such proceeding or claim involving the Fund Entities or any of their Subsidiaries is or has been threatened with respect to any such Intellectual Property. The Acquired Entity Owned Intellectual Property and the Acquired Entity Licensed Intellectual Property constitutes all of the Intellectual Property used in the operation of the businesses of the Acquired Entities. The CMBS Owned Intellectual Property and the CMBS Licensed Intellectual Property constitutes all of the Intellectual Property used in the operation of the businesses of the Fund Entities.
(e) The Acquired Entities exclusively own, free and clear of all Encumbrances all Acquired Entity Owned Intellectual Property. To the Knowledge of the Other Sellers, all Acquired Entity Owned Intellectual Property is valid and enforceable. None of the Acquired Entities or any of their respective Subsidiaries has received any notice or claim challenging the validity, enforceability or ownership by the Acquired Entities or any of their respective Subsidiaries of any of the Acquired Entity Owned Intellectual Property nor, to the Knowledge of the Other Sellers, is there a reasonable basis for any such claim. None of the Acquired Entities or any of their respective Subsidiaries has taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Acquired Entity Owned Intellectual Property (including the failure to pay any filing, examination, issuance, post registration and maintenance fees, annuities and the like) used in or necessary to carry on the business of any Acquired Entity, any Fund Entity or any of their Subsidiaries as currently conducted. Each of the Acquired Entities has obtained an assignment of all Intellectual Property rights by all employees, independent contractors and/or outside contractors that contributed to the creation, development or improvement of any Acquired Entity Owned Intellectual Property.
(f) The Fund Entities exclusively own, free and clear of all Encumbrances, all CMBS Owned Intellectual Property. To the Knowledge of the Other Sellers, all CMBS Owned Intellectual Property is valid and enforceable. None of the Fund Entities or any of their respective Subsidiaries has received any notice or claim challenging the validity, enforceability or ownership by the Fund Entities or any of their respective Subsidiaries of any of the CMBS Owned Intellectual Property nor, to the Knowledge of the Other Sellers, is there a reasonable basis for any such claim. None of the Fund Entities or any of their respective Subsidiaries has taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the material CMBS Owned Intellectual Property (including the failure to pay any filing, examination, issuance, post registration and maintenance fees, annuities and the like). CHC or CCG has obtained an assignment of all Intellectual Property rights by all employees, independent contractors and/or outside contractors that contributed to the creation, development or improvement of any CMBS Owned Intellectual Property.
(g) The Acquired Entities, the Fund Entities and their respective Subsidiaries have taken reasonable steps in accordance with standard industry practices to protect their respective rights in the Acquired Entity Owned Intellectual Property and CMBS Owned Intellectual Property and at all times have taken commercially reasonable steps to maintain the confidentiality of all information that constitutes a trade secret included therein.
(h) To the Knowledge of the Other Sellers, the activities of the Acquired Entities, the Fund Entities and their respective Subsidiaries, all as currently conducted, do not infringe upon, misappropriate, violate, or constitute the unauthorized use of, any Intellectual Property of any third party, and none of the Acquired Entities, the Fund Entities or any of their respective Subsidiaries has, within the last two (2) years, received any written notice or claim asserting or suggesting that any such infringement, misappropriation, violation, or unauthorized use is or may be occurring or has or may have occurred. To the Knowledge of the Other Sellers, no third party is infringing, misappropriating or otherwise violating any Acquired Entity Owned Intellectual Property or CMBS Owned Intellectual Property.
(i) All of the Acquired Entity Owned Intellectual Property, Acquired Entity Licensed Intellectual Property, CMBS Owned Intellectual Property and the CMBS Licensed Intellectual Property will be available for use by or on behalf of Purchaser immediately after the consummation of the Contemplated Transactions, on the same terms available immediately prior thereto.
(j) All right, title and interest in and to the software described on Section 4.8(j) of the Disclosure Schedule has been duly and validly transferred and assigned to New CSI and is owned by New CSI, free and clear of all Encumbrances (other than the Software License Agreement and any other third-party license agreements under which New CSI is the licensee) and no payment is owed to any third party.

4.9 Information Systems.
(a) Section 4.9(a) of the Disclosure Schedule identifies the material Information Systems (including operating systems, applications and databases) used by the Acquired Entities, the Fund Entities or any of their respective Subsidiaries. The Information Systems are, in all material respects, operational and perform the functions for which they were intended to be used. Each of the Acquired Entities, the Fund Entities and their respective Subsidiaries owns or has a valid and subsisting license for all of the Information Systems currently used by them in their business. Purchaser has been provided true and complete copies of all agreements relating to the Information Systems (including third party vendor, outsourcing, service, maintenance, hosting and other agreements), and each Acquired Entity, Fund Entity and their respective Subsidiaries that is a party to any such agreement is in material compliance therewith.
(b) Within the past twelve (12) months of the date hereof, none of the Acquired Entities, the Fund Entities or their respective Subsidiaries has experienced any disruption to, or interruption in, its conduct of its business and operations attributable to a defect, bug, breakdown or other failure or deficiency on the part of the Information Systems which has resulted in a Material Adverse Effect on any Acquired Entity or any Fund Entity. Except for scheduled or routine maintenance that causes any material disruption to, or material interruption in, the conduct of the business and operations of the Acquired Entities, the Fund Entities and their respective Subsidiaries, the Information Systems are, taken as a whole, available for use during normal working hours. Each of the Acquired Entities, each of the Fund Entities and their respective Subsidiaries has taken commercially reasonable steps to provide for the backup and recovery of the data and information critical to the conduct of its business and operations.
4.10 Proceedings.
(a) There is no Proceeding commenced by or against, or otherwise involving or, to the Knowledge of the Other Sellers, threatened against, any Acquired Entity, any Fund Entity or any of their respective Subsidiaries. There is no Proceeding that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the execution, delivery or performance of this Agreement or any Transaction Document or the consummation of the Contemplated Transactions. To the Knowledge of the Other Sellers, no event has occurred or circumstance exists that (with or without notice or lapse of time, or both) may give rise to or serve as a basis for the commencement of any such Proceeding by or against, or otherwise involving, any of the Other Sellers, any Acquired Entity, any Fund Entity or any of the respective Subsidiaries of any Acquired Entity or Fund Entity. To the Knowledge of the Other Sellers, no Proceeding is threatened (i) with respect to the record or beneficial ownership of, or the right to acquire the capital stock, any Derivative Instrument or other equity interest of any of the Other Sellers, any Acquired Entity, any Fund Entity or any of the respective Subsidiaries of any Acquired Entity or Fund Entity, (ii) that challenges any Contemplated Transaction, (iii) that would make any Contemplated Transaction illegal, (iv) that would impose any limitation on the ability of Purchaser to exercise its rights of ownership with respect to any Purchased Interests or the CHC New Shares or (v) that would otherwise delay, prohibit or restrict consummation of any Contemplated Transaction or materially impair the contemplated benefits to Purchaser of any Contemplated Transaction.

(b) The Other Sellers have delivered or otherwise made available to Purchaser copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Section 4.10 of the Disclosure Schedule. No such Proceeding listed in Section 4.10 of the Disclosure Schedule would result in a Material Adverse Effect on any Acquired Entity or any Fund Entity.
(c)
(i) There is no Order to which any Acquired Entity, any Fund Entity or any of their respective Subsidiaries or any of the assets or properties owned or used by or purported to be owned or used by any such entity, is subject; and
(ii) to the Knowledge of the Other Sellers, no officer, director, agent or employee of the Acquired Entities, the Fund Entities or any of their respective Subsidiaries is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Acquired Entities, the Fund Entities or any of their respective Subsidiaries.
(d)
(i) The Acquired Entities, the Fund Entities and their respective Subsidiaries are, and at all times have been, in material compliance with all of the terms and requirements of each Order to which it, or any of the assets or properties owned or used by it, is or has been subject;
(ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time, or both) a material violation of or material failure to comply with any term or requirement of any Order to which any of the Acquired Entities, the Fund Entities or any of their respective Subsidiaries, or any of the assets or properties owned or used or purported to be owned or used by any such entity, is subject; and
(iii) none of the Acquired Entities, the Fund Entities or any of their respective Subsidiaries has received at any time any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding any actual, alleged, possible or potential material violation of, or material failure to comply with, any term or requirement of any Order to which any of the Acquired Entities, the Fund Entities or any of their respective Subsidiaries, or any of the assets or properties owned or used by it, is or has been subject.
4.11 Compliance with Laws; Permits.
(a) The Fund Entities and their respective Subsidiaries are, and since January 1, 2007, have been, in material compliance with, and have conducted their respective businesses in all material respects so as to comply with, all applicable Laws.

(b) To the Knowledge of the Other Sellers, no event has occurred or circumstance exists that (with or without notice or lapse of time, or both) may give rise to any obligation on the part of any of the Acquired Entities, the Fund Entities or any of their respective Subsidiaries to undertake, or to bear all or any portion of the cost of, any material remedial action of any nature.
(c) To the Knowledge of the Other Sellers, none of the Acquired Entities, the Fund Entities or any of their respective Subsidiaries has received, at any time since January 1, 2007, any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding (i) any actual or alleged material violation of, or material failure to comply with, any Law or (ii) any actual or alleged obligation on the part of any of the Acquired Entities, the Fund Entities or their respective Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, which in each case has not been satisfied in all material respects.
(d) Section 4.11(d) of the Disclosure Schedule contains a complete and accurate list of each Permit that is held by any of the Acquired Entities, the Fund Entities or any of their respective Subsidiaries and identifies the holder thereof. The Acquired Entities, the Fund Entities and their respective Subsidiaries have obtained all material Permits that are necessary to the conduct of their respective businesses as presently being conducted. All material Permits are in full force and effect and:
(i) each Acquired Entity, each Fund Entity and their respective Subsidiaries is, and at all times since January 1, 2007 has been, in material compliance with all of the terms and requirements of each Permit identified or required to be identified in Section 4.11(d) of the Disclosure Schedule;
(ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time, or both) (A) constitute or result directly or indirectly in a material violation of or a material failure to comply with any term or requirement of any Permit listed or required to be listed in Section 4.11(d) of the Disclosure Schedule or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any material Permit listed or required to be listed in Section 4.11(d) of the Disclosure Schedule;
(iii) none of the Acquired Entities, the Fund Entities or any of their respective Subsidiaries has received, at any time since January 1, 2006, any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding (A) any actual or alleged material violation of or material failure to comply with any term or requirement of any Permit or (B) any actual or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any material Permit, which in each case has not been satisfied in all material respects; and
(iv) all applications required to have been filed for the renewal of all material Permits have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to such material Permit have been duly made on a timely basis with the appropriate

Governmental Authority and no such application or other filing contained a material misrepresentation or omission of a material fact.
4.12 Environmental and Safety and Health Matters.
(a) Each Acquired Entity, Fund Entity and any of their respective Subsidiaries is, and, as applicable, any of their respective operations, businesses, assets and properties are, and at all times has or have been, in compliance in all material respects with all Environmental Laws; and
(b) there is no Environmental Claim pending or, to the Knowledge of any Other Seller, threatened against any Acquired Entity, any Fund Entity or any of their respective Subsidiaries, or, as applicable, relating to their respective operations, businesses, assets and properties.
4.13 Employee Matters and Benefit Plans.
(a) Section 4.13(a) of the Disclosure Schedule sets forth a true, complete and accurate list of all Plans of the Other Sellers, the Acquired Entities, the Fund Entities and their respective Subsidiaries and the ERISA Affiliates of the Other Sellers, the Acquired Entities and their respective Subsidiaries (collectively, the “Other Seller Employee Plans”) (including a specific identification of those which contain change of control provisions or pending change of control provisions). True, complete and accurate copies of each of the following documents have been made available by the Other Sellers, the Acquired Entities and the Fund Entities to Purchaser:
(i) each Other Seller Employee Plan that is a Multiemployer Plan, Pension Plan or Welfare Plan (and, if applicable, related trust agreements) and all amendments thereto, all written interpretations thereof and written descriptions thereof (including summary plan descriptions and summaries of material modifications) which have been distributed to employees, or to participants or beneficiaries in such Other Seller Employee Plan, all written contracts, instruments or agreements relating thereto (including administrative service agreements, insurance contracts or other funding instruments), the most recent actuarial reports, the three most recent annual reports (Form Series 5500), including all schedules and financial statements attached thereto, if any, required under ERISA and the Code, and any reports, filings or other correspondence with the U.S. Department of Labor or the Internal Revenue Service within the last six years;
(ii) each other Other Seller Employee Plan and all amendments thereto (including a complete description of each Other Seller Employee Plan that is not in writing, if any);
(iii) the most recent determination letter or opinion letter, if any, issued by the Internal Revenue Service with respect to each Other Seller Employee Plan that is a Pension Plan (or comparable letter, such as an opinion or notification letter as to the form of plan or prototype plan adopted by one or more of the Other Sellers, the Acquired Entities, the Fund Entities or their Subsidiaries or the ERISA Affiliates of the

Other Sellers, the Acquired Entities and their respective Subsidiaries upon which such entity is permitted to rely); and
(iv) financial and other information regarding current and projected liabilities with respect to each Other Seller Employee Plan for which the filings described in (i) and (iv) above are not required under ERISA.
(b) Each Other Seller Employee Plan that is a Pension Plan (i) has been established and maintained in all material respects with its terms and with all applicable Laws, including ERISA and the Code, (ii) is the subject of a favorable determination letter from the Internal Revenue Service (or comparable letter, such as an opinion or notification letter as to the form of plan or prototype plan that has been adopted by the plan sponsor of an Other Seller Employee Plan), and (iii) is qualified and tax exempt under the provisions of Code Sections 401(a) and 501(a) and has been so qualified during the period from its adoption to the date of this Agreement, and no event has occurred since the date of the most recent determination letter, opinion letter or application thereof that could adversely affect its qualification or that caused or could cause the imposition or any penalty or Tax liability.
(c) Each Other Seller Employee Plan has been operated in compliance in all material respects with its terms and with all applicable Laws (except that in any case in which any Other Seller Employee Plan is currently required to comply with a provision of ERISA or of the Code, but is not yet required to be amended to reflect such provision, it has been maintained, operated and administered in accordance with such provision), and may by their terms be amended and/or terminated at any time without the consent of any other Person subject to applicable Laws and the terms of each Other Seller Employee Plan.
(d) Each of the Other Sellers, the Acquired Entities, the Fund Entities and their respective Subsidiaries, and the ERISA Affiliates of the Other Sellers, the Acquired Entities and their respective Subsidiaries has performed all material obligations required to be performed by them under, and are not in any material respect in default under or in violation of, any Other Seller Employee Plan, and none of the Other Sellers, the Acquired Entities, the Fund Entities and their respective Subsidiaries, and the ERISA Affiliates of the Other Sellers, the Acquired Entities and their respective Subsidiaries has any Knowledge of any default or violation by any other Person with respect to, any of the Other Seller Employee Plans.
(e) None of the Other Sellers, any Acquired Entities, any Fund Entities or any of their respective Subsidiaries, or the ERISA Affiliates of the Other Sellers, the Acquired Entities and their respective Subsidiaries, or, to the Knowledge of the Other Sellers, any Other Seller Employee Plan or any party in interest (as defined in Section 3(14) of ERISA) with respect to any such Other Seller Employee Plan has engaged in any prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Code with respect to a Other Seller Employee Plan for which there is no statutory exemption under Section 408 of ERISA or Section 4975 of the Code. There is no material litigation, lien, disputed claim, governmental proceeding or investigation pending or, to the Knowledge of the Other Sellers, threatened or reasonably anticipated with respect to any of such Other Seller Employee Plans, the assets of such Other Seller Employee Plans (other than non-material routine claims for benefits), any related trusts, or any fiduciary, trustee, administrator or sponsor of such Other Seller Employee Plans, any ERISA

Affiliate, any employee, director, or other service provider of the Other Sellers, the Acquired Entities, the Fund Entities or their respective Subsidiaries (whether current, former or retired).
(f) No Other Seller Employee Plan provides for post-retirement medical, life insurance or disability benefits, except as required under the provisions of Part 6 of Title I of ERISA, Section 4980B of the Code, or any other applicable Law, and to the Knowledge of the Other Sellers, no fiduciary of any Other Seller Employee Plan has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA.
(g) None of the Other Sellers, any Acquired Entities, any Fund Entities or any of their respective Subsidiaries or any ERISA Affiliate of the Other Sellers, any Acquired Entities or their respective Subsidiaries, or any of their respective predecessors, has ever maintained, contributed to or been required to contribute to or otherwise had any obligation or liability, directly or indirectly, with respect to (i) any Multiemployer Plan, (ii) any Pension Plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, or (iii) any “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.
(h) With respect to each Other Seller Employee Plan, as of the Closing, all required payments, premiums, and contributions for all periods ending prior to or as of the Closing shall have been made or accrued on the books and records of the Other Sellers, the Acquired Entities, the Fund Entities or any of their respective Subsidiaries or the ERISA Affiliate of the Other Sellers, the Acquired Entities and their respective Subsidiaries. None of the Other Sellers, any Acquired Entities, any Fund Entities or any of their respective Subsidiaries or any ERISA Affiliate of the Other Sellers, any Acquired Entities or their respective Subsidiaries, or any Other Seller Employee Plan or associated trust or funding vehicle has any assets subject to Encumbrances with respect to any Other Seller Employee Plan.
(i) None of the Other Sellers, any Acquired Entities, any Fund Entities or any of their respective Subsidiaries (i) is a party to any Contract or Other Seller Employee Plan that has resulted or could reasonably be expected to result, individually or in the aggregate, in connection with this Agreement or any change of control of any Company, whether or not pursuant to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent events), in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code or (ii) has made any payments, is obligated to make any payments, or is a party to any Contract or Other Seller Employee Plan that could reasonably be expected to obligate it to make any payments, or is a party to any Contract or Other Seller Employee Plan that could reasonably be expected to obligate it to make any payments that will not be deductible by reason of Sections 162, 280G or 404 of the Code.
(j) Since the Centerline Balance Sheet Date, none of none of the Other Sellers, any Acquired Entities, any Fund Entities or any of their respective Subsidiaries has any formal plan or commitment (whether or not legally binding) either to create any plan or arrangement that would constitute a Other Seller Employee Plan, or to make any contributions, modifications, or changes to any Other Seller Employee Plan, other than in the Ordinary Course of Business and consistent with past practice with regard to amounts.

(k) (i) None of the Other Sellers, any Acquired Entities, any Fund Entities or any of their respective Subsidiaries currently maintains an employee stock ownership plan (within the meaning of Section 4975(e)(7) of the Code).
(ii) The consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable in respect of any employee.
(iii) No Person will be entitled to any severance benefits under the terms of any Other Seller Employee Plan solely as a result of the consummation of the transactions contemplated by this Agreement.
(iv) The Other Sellers, the Acquired Entities, the Fund Entities and their respective Subsidiaries and the ERISA Affiliates of the Other Sellers, any Acquired Entities or their respective Subsidiaries have complied in all material respects with (A) the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder with respect to each Other Seller Employee Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code, and (B)with the applicable provisions of HIPAA and the regulations issued thereunder.
(v) There are no pending audits or investigations by any governmental agency involving any Other Seller Employee Plan, no termination proceedings involving any Other Seller Employee Plan, and no threatened or pending claims (except for individual claims for benefits payable in the normal operation of the Other Seller Employee Plans), suits or proceedings involving any Other Seller Employee Plan or asserting any rights or claims to benefits under any Other Seller Employee Plan, nor, to the Knowledge of the Other Sellers, are there any facts which could reasonably give rise to any material liability in the event of any such audit, investigation, claim, suit or proceeding.
(vi) To the extent that any Other Seller Employee Plan constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, such Other Seller Employee Plan was operated in good faith compliance with Section 409A of the Code prior to January 1, 2009 and has been operated in compliance with Section 409A of the Code in all material respects since January 1, 2009.
(vii) No payment which is or may be made by, from or with respect to any Other Seller Employee Plan, to any employee, former employee, director or agent of the Other Sellers, the Acquired Entities, the Fund Entities and their respective Subsidiaries and the ERISA Affiliates of the Other Sellers, any Acquired Entities or their respective Subsidiaries, either alone or in conjunction with any other payment, event or occurrence will not be fully deductible as a result of Code 162(m) (or any corresponding provision of state, local or foreign Tax law).
(l) Each Other Seller Employee Plan covering non-U.S. employees (a “CHC International Plan”) is separately listed on Section 4.13(l) of the Disclosure Schedule, and has

been maintained in material compliance with its terms and with the requirements prescribed by any and all applicable Laws (including any special provisions relating to registered or qualified plans where such Other Seller International Plan was intended to so qualify) and (i) all contributions to, and payments from, the Other Seller International Plans (other than payments to be made from a trust, insurance contract or other funding medium) which may have been required to be made in accordance with the terms of any such plan, and, when applicable, the law of the jurisdiction in which such plan is maintained, have been timely made, (ii) all such contributions to the Other Seller International Plans, and all payments under the Other Seller International Plans, for any period ending before the date hereof that are not yet required to be made are properly accrued and reflected on the financial statements of CHC, (iii) all material reports, returns, approvals and similar documents with respect to any Other Seller International Plan required to be filed with any Governmental Authority or distributed to any Other Seller International Plan participant have been duly and timely filed or distributed, and (iv) there are no pending investigations by any governmental agency involving the Other Seller International Plans, no claims pending or threatened in writing (except for claims for benefits payable in the normal operation of the Other Seller International Plans), suits or proceedings against any Other Seller International Plan or asserting any rights or claims to benefits under any Other Seller International Plan which could give rise to any liability, in each case of which CHC has been notified.
(m) There are no collective bargaining agreements, memoranda of understanding, side letters or other written agreements with any union or labor organization applicable to the employees of any of the Other Sellers, the Acquired Entities, the Fund Entities and their respective Subsidiaries or to which any of the Other Sellers, the Acquired Entities, the Fund Entities and their respective Subsidiaries is a party, a signatory, or otherwise bound.
(n) There have not been and there are no pending, threatened or reasonably anticipated labor disputes, strikes, slow downs, picketings, work stoppages, concerted refusals to work overtime, or similar labor activities representation proceedings, or attempted union organizing campaigns with respect to any employees of the Other Sellers, the Acquired Entities, the Fund Entities or their respective Subsidiaries and there are no unions, work counsels or other organizations representing, purporting to represent or attempting to represent the employees of the Other Sellers, the Acquired Entities, the Fund Entities or their respective Subsidiaries or any other collective bargaining representative of such employees. None of the Other Sellers, the Acquired Entities, the Fund Entities or their respective Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Other Sellers, the Acquired Entities, the Fund Entities and their respective Subsidiaries are in compliance in all material respects with all applicable Laws relating to employment and employment practices, workers’ compensation, terms and conditions of employment, worker safety, wages and hours, civil rights, discrimination, immigration, collective bargaining, and the WARN Act. There have been no claims of harassment, discrimination, retaliatory act or similar actions against any employee, officer or director of the Other Sellers, the Acquired Entities, the Fund Entities or their respective Subsidiaries at any time during the past four (4) years and, to the Knowledge of the Other Sellers, no facts exist that could reasonably be expected to give rise to such claims or actions. The Other Sellers, the Acquired Entities, the Fund Entities and their respective Subsidiaries are not required to have, and do not have, any affirmative action plans or programs. To the Knowledge of the Other Sellers, no employees of the Other Sellers, the Acquired Entities, the Fund Entities or their respective Subsidiaries are in any material respect in violation of any term of any employment Contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Other Sellers, the Acquired Entities, the Fund Entities or their respective Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Other Sellers, the Acquired Entities, the Fund Entities or their respective Subsidiaries or to the use of trade secrets or proprietary information of others.
(o) Neither the consideration nor implementation of Contemplated Transactions will increase (i) the obligation of the Other Sellers, the Acquired Entities, the Fund Entities or their respective Subsidiaries to make contributions or any other payments to fund benefits accrued under the Other Seller Employee Plans, or (ii) the benefits accrued or payable with respect to any participant under the Other Seller Employee Plans. Each of the Other Seller Employee Plans may be amended or terminated at any time by action of the plan sponsor’s board of directors, or a committee of such board of directors or duly authorized officer, in each case subject to the terms of the Other Seller Employee Plan and compliance with applicable Laws.
(p) Section 4.13(p) of the Disclosure Schedule identifies all written employment, consulting or independent contractor agreements to which any of the Other Sellers, the Acquired Entities, the Fund Entities or their respective Subsidiaries is a party with respect to any employee of the Other Sellers, the Acquired Entities, the Fund Entities and their respective Subsidiaries that are in effect currently or under which any of the Other Sellers, the Acquired Entities, the Fund Entities or their respective Subsidiaries have any liability.
(q) The Other Sellers have provided Purchaser with (i) a true, complete and accurate list, dated as of September 30, 2009, of all employees of the Other Sellers, the Acquired Entities, the Fund Entities and their respective Subsidiaries, including their names, date of hire, current rate of compensation, employment status (i.e., active, inactive, on authorized leave and reason therefor), department, title, exempt or non-exempt status, and full-time or part-time status; (ii) a copy of all employee handbooks, supervisory handbooks, employment procedures manuals, and written employment policies that are in effect currently; and (iii) a copy of all EEO-1 or similar reports and of all affirmative action plans prepared or submitted to any Governmental Authority by or on behalf of any of the Other Sellers, the Acquired Entities, the Fund Entities or their respective Subsidiaries since two (2) years prior to the Closing.
(r) Any individual who performs services for any of the Other Sellers, the Acquired Entities, the Fund Entities or their respective Subsidiaries and who is not treated as an employee for federal income tax purposes by the Other Sellers, the Acquired Entities, the Fund Entities or their respective Subsidiaries is not an employee under applicable Law or for any purpose including, for Tax withholding purposes or Other Seller Employee Plan purposes. Each employee of any of the Other Sellers, the Acquired Entities, the Fund Entities and their respective Subsidiaries has been properly classified as “exempt” or “non-exempt” under applicable Law.
(s) The consummation of the of the transactions contemplated hereby (and not, for the avoidance of doubt, any acts taken by Purchaser, any Acquired Entity, any Fund Entity or any of their respective Subsidiaries on or after Closing) will not cause Purchaser, any

Acquired Entity, any Fund Entity or any of their respective Subsidiaries to incur or suffer any liability relating to, or obligation to pay, severance, termination, acceleration of vesting or payment, or other payments to any Person under any Contract to which the Other Sellers, the Acquired Entities, the Fund Entities or their respective Subsidiaries is a party.
(t) Each of the Promote Plans (and any agreements thereunder) was terminated prior to the date of this Agreement.
4.14 Arrangements with Certain Persons
(a) Excluding this Agreement and the Transaction Documents, none of the Other Sellers and their Affiliates (other than any Acquired Entity, any Fund Entity or any of their respective Subsidiaries), on the one hand, and any Acquired Entity, any Fund Entity or any of their respective Subsidiaries, on the other hand, has any interest in or is a party to any Contract with, or relating to, any Acquired Entity, any Fund Entity or any of their respective Subsidiaries or their respective businesses. No Debt is owing by (i) the Other Sellers and their respective Affiliates (other than any Acquired Entity, any Fund Entity or any of their respective Subsidiaries) to any Acquired Entity, Fund Entity or any of their respective Subsidiaries or (ii) any Acquired Entity, Fund Entity or any of their respective Subsidiaries to the Other Sellers and their respective Affiliates (other than any Acquired Entity, any Fund Entity or any of their respective Subsidiaries.
(b) Excluding this Agreement and the Transaction Documents, none of Related and its Affiliates (other than any Acquired Entity, any Fund Entity or any of their respective Subsidiaries), on the one hand, and any Acquired Entity, any Fund Entity or any of their respective Subsidiaries, on the other hand, has any interest in or is a party to any Contract with, or relating to, any Acquired Entity, any Fund Entity or any of their respective Subsidiaries or their respective businesses. No Debt is owing by Related and its Affiliates to any Acquired Entity, Fund Entity or any of their respective Subsidiaries. No Debt is owing by any Acquired Entity, Fund Entity or any of their respective Subsidiaries to Related and its Affiliates.
4.15 Intercompany Accounts. The unaudited financial statements for the period ended September 30, 2009 of each of the Other Sellers and their respective Subsidiaries (other than any Acquired Entity, any Fund Entity or any of their respective Subsidiaries), on the one hand, and any of the Acquired Entities, Fund Entities or their respective Subsidiaries, on the other hand, accurately sets forth all intercompany transactions.
4.16 Finder’s Fee. None of the Other Sellers, the Acquired Entities or the Fund Entities or any of the respective Subsidiaries of any Acquired Entity or any Fund Entity has incurred or will incur any obligation or liability to any party for any brokerage or finder’s fee or agent’s commission, or the like, in connection with the Contemplated Transactions.
4.17 Books and Records. The books of account, minute books, stock record books, and other records of the Acquired Entities, the Fund Entities and their respective Subsidiaries, all of which have been made available to Purchaser, are complete and correct in all material respects and have been maintained in accordance with sound business practices applicable to companies comparable in size and nature to each of the Acquired Entities, the Fund Entities and their respective Subsidiaries, including the maintenance of an adequate system of internal controls. The minute books of the Acquired Entities, the Fund Entities and their respective Subsidiaries contain accurate and complete records, in all material respects, of all duly-called and held meetings of, and actions taken by, the stockholders, the members, the boards of directors or trustees, and committees of the boards of directors or trustees of the Acquired Entities, the Fund Entities and their respective Subsidiaries, and no duly-called meeting of any such stockholders, members, boards of directors or trustees or committees has been held for which minutes have not been prepared and are not contained in such minute books. As of the date hereof, all of such books and records of the Acquired Entities, the Fund Entities and their respective Subsidiaries will be in the possession of New CSI, physically or electronically (on a server located in New CSI’s office and dedicated to New CSI’s business), in its Dallas, Texas office.
4.18 Fund Entities. Since each Fund Entity’s respective date of organization, such Fund Entity has not sponsored or participated in the distribution by public or private offering of any interests in such Fund Entity or other entities or Persons other than pursuant to, and as described in, the Fund PPMs, in each case when read together with the related Final Fund Documents in their entirety.
4.19 Investment Company; Investment Advisor. Assuming the truth and accuracy of the investment representations made to Centerline REIT, CFM, CFM III, CUCA and any Fund Entity by their respective investors, none of the Acquired Entities, the Fund Entities or any of their respective Subsidiaries is or has ever been, nor immediately following the consummation of Contemplated Transactions will be (assuming that each of these entities remains a separate entity immediately following the consummation of the Contemplated Transactions and is not merged with Purchaser or any of its Affiliates at this time), required to register as an investment company under the Investment Company Act. Assuming the truth and accuracy of the investment representations made to Centerline REIT, CFM, CFM III, CUCA and any Fund Entity by their respective investors, none of the Acquired Entities, the Fund Entities or any of their respective Subsidiaries is or has ever been, or immediately following the consummation of the Contemplated Transactions will be, required to register as an investment adviser under the Investment Advisers Act.
4.20 Offering Memoranda. Each of the Fund PPMs, ARCap 2003-1 Resecuritization Trust Offering Memorandum, ARCap 2004-1 Resecuritization Trust Offering Memorandum, ARCap 2005-1 Resecuritization Trust Offering Memorandum, ARCAP 2004 RR3 Resecuritization Trust Offering Memorandum, ARCAP 2005 RR5 Resecuritization Trust Offering Memorandum, ARCap 2006-RR7 Resecuritization Trust Offering Memorandum, ARCap 2007-1 Resecuritization Trust Offering Memorandum and the CRESS 2008-1 CDO, together, in each case, with any supplements thereto, in each case when read together with, and as updated by, the related Final Fund Documents in their entirety, did not, as of their respective dates, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.21 Fund Reports.
(a) The Other Sellers have previously made available to Purchaser true, complete and accurate copies of the last annual and periodic reports furnished by the managing member to the members of each Fund Reporting Entity (collectively, the “Fund Entity Reports”).
(b) Each Fund Reporting Entity has made available all reports to its members that are required to be furnished by it under the respective certificate of incorporation or formation, limited liability company agreement, by-laws, regulations or other organizational or governing documents of the Fund Reporting Entities. All financial statements contained in the Fund Entity Reports fairly present in all material respects in accordance with GAAP the financial position and results of operations of the respective Fund Reporting Entity at the date and for the periods indicated. The accountants who expressed an opinion on such financial statements are, with respect to each Fund Reporting Entity, reasonably believed to be independent public accountants.
(c) From the respective dates as of which information is given in any of the Fund Entity Reports and the Fund PPMs (whichever is most recently distributed) to the date hereof, except as may otherwise be stated in or contemplated by such document, there has not been any material transaction entered into by the Fund Reporting Entity (except as otherwise in conformity with the investment objective of such Fund Reporting Entity), other than in the Ordinary Course of Business and other than as contemplated by the Contemplated Transactions.
(d) Each of the Fund Reporting Entities and their respective Subsidiaries, as applicable, maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management’s authorization (including, with respect to the Fund Reporting Entities and their respective Subsidiaries, the authorization of the managing member thereof and required approval, if any, of any investment advisory or similar oversight committee, whether for interested party transactions or otherwise); and (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of each of the Fund Reporting Entities in accordance with GAAP and to maintain accountability for the Fund Reporting Entities consolidated assets. To the Knowledge of the Other Sellers, there are no significant deficiencies or material weaknesses in the design or operation of the internal control structure and procedures over financial reporting of the Fund Reporting Entities or any of their respective Subsidiaries.
4.22 Fund Reporting Entities Financial Statements.
(a) The Other Sellers have delivered or otherwise made available to Purchaser copies of the audited balance sheets of each Fund Reporting Entity as of December 31, for all fiscal years since inception through December 31, 2008, inclusive (the “Fund Reporting Entities Audited Balance Sheets”) and the related audited consolidated statements of operations and cash flows of each such Fund Reporting Entity for all fiscal years since inception, through December 31, 2008, inclusive, in each case accompanied by the audit report of an independent certified public accounting firm (the “Fund Reporting Entities Audited Financial Statements”).

(b) The Other Sellers delivered or otherwise made available to Purchaser copies of the unaudited balance sheets of each Fund Reporting Entity as of September 30, 2009 (the “Fund Reporting Entities Unaudited Balance Sheets” and together with the Fund Reporting Entities Audited Balance Sheets, the “Balance Sheets”) and the related unaudited statements of operations and cash flows of each such Fund Reporting Entity for the year then ended (the “Fund Reporting Entities Unaudited Financial Statements” and together with the Fund Reporting Entities Audited Financial Statements and the Balance Sheets, the “Fund Financial Statements”).
(c) The Fund Financial Statements, including the notes thereto, were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements, to the extent applicable, and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated (except as may be indicated in the notes thereto). The Fund Financial Statements fairly present in all material respects the consolidated financial position and results of operations and cash flows of each of the Fund Reporting Entities and their consolidated Subsidiaries at the dates and for the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments). There has been no change in the Fund Reporting Entities’ accounting policies except as described in the notes to the Fund Financial Statements.
(d) The Fund Financial Statements were prepared from and are in all material respects in accordance with, the books and records of the Fund Reporting Entities and their respective Subsidiaries, as applicable, which books and records have been maintained in all material respects in accordance with sound business practices and all applicable Laws and reflect all financial transactions of the Fund Reporting Entities and their respective Subsidiaries that are required to be reflected in accordance with GAAP.
4.23 Registration. Assuming the truth of the representations and warranties of each of the investors in the Fund Entities and their Subsidiaries, the offer and sale of securities by any Fund Entity or any of its Subsidiaries was conducted in accordance with exemptions from registration under the Securities Act and applicable state securities laws.
4.24 REIT. Centerline REIT, Centerline CMBS Fund REIT, Inc., Centerline CMBS Fund II REIT, Inc. and AMAC each has been organized and each of their operations has been conducted and maintained at all times in conformity with the requirements for qualification as a real estate investment trust under the Code, including the making of timely and valid REIT elections and the satisfaction of the income and asset tests of Code Section 856(c) and the distribution tests of Code Section 857. ARCAP 2004 RR3 and ARCAP 2005 RR5 were properly treated as qualified REIT Subsidiaries of Centerline REIT under Section 856(i) of the Code. ARCap 2003-1 Resecuritization, Inc., ARCap 2004-1 Resecuritization, Inc. and ARCAP 2006 RR7 are properly treated as qualified REIT Subsidiaries of Centerline CMBS Fund REIT, Inc. under Section 856(i) of the Code. ARCap 2005-1 Resecuritization, Inc. and Centerline 2007-1 Resecuritization, Inc. are properly treated as qualified REIT Subsidiaries of Centerline CMBS Fund II REIT, Inc. under Section 856(i) of the Code.

4.25 Contracts; No Default.
(a) (i) Section 4.25(a) of the Disclosure Schedule contains a true, complete and accurate list of the Servicing Agreements and each of the other Contracts to which New CSI is a party and (ii) the Other Sellers have made available to Purchaser true, complete and accurate copies of, all limited liability company agreements, employment Contracts, lines of credit Contracts, master repurchase Contracts, loan agreements, security agreements, pledge agreements, collateralized debt obligation servicing Contracts, and all other material Contracts (including Contracts related to Intellectual Property), in each case, which are not terminable in thirty (30) days or less by any Acquired Entity, any Fund Entity or any of their respective Subsidiaries, without penalty, termination, charge or similar payment to which any Acquired Entity, any Fund Entity or any of their respective Subsidiaries is a party.
(b) No Contract made available to Purchaser pursuant to Section 4.25(a) is in material default by its terms as a result of any act or omission by any of the Acquired Entities, the Fund Entities or any of their respective Subsidiaries or, to the Knowledge of the Other Sellers, the Acquired Entities, the Fund Entities or any of their respective Subsidiaries, has been or purports to have been canceled by any counterparty thereto, and none of the Acquired Entities, the Fund Entities or any of their respective Subsidiaries is in receipt of any claim of default under any such agreement.
(c) (i) Each of the Acquired Entities, the Fund Entities and their respective Subsidiaries has been in material compliance with all applicable terms and requirements of each material Contract under which such entity has or had any obligation or liability or by which such entity or any of the assets or properties owned or used or purported to be owned or used by such entity is or was bound;
(ii) to the Knowledge of the Other Sellers, each other Person that has or had any obligation or liability under any such material Contract under which any Acquired Entity, any Fund Entity or any of their respective Subsidiaries has or had any right is in material compliance with all applicable terms and requirements of such Contract;
(iii) to the Knowledge of the Other Sellers, no event has occurred or circumstance exists that (with or without notice or lapse of time, or both) may contravene, conflict with, or result in a violation or breach of, or give any Acquired Entity, any Fund Entity or any of their respective Subsidiaries or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any such material Contract; and
(iv) none of the Acquired Entities, the Fund Entities or any of their respective Subsidiaries has given to or received from any Person any notice or other communication (whether oral or written) regarding any actual or alleged violation or breach of, or default under, any such material Contract.
(d) Any such material Contract that any Acquired Entity, any Fund Entity or any of their respective Subsidiaries is party to, bound by or subject to, constitutes a legal, valid and binding obligation of such Acquired Entity, Fund Entity or Subsidiary, enforceable against each of them in accordance with its terms and, to the Knowledge of the Other Sellers, any such material Contract constitutes a legal, valid and binding obligation of the other parties thereto, enforceable against each of them in accordance with its term.
(e) No fees or other payments under the Servicing Agreements or other Contracts set forth on Section 4.25(a) of the Disclosure Schedule have been paid to New CSI in advance and would be allocable to any period from and after the close of business on the Closing Date.
4.26 Insurance. Section 4.26 of the Disclosure Schedule identifies all of the policies of insurance and bonds of any of the Acquired Entities, the Fund Entities and each of their respective Subsidiaries. The Acquired Entities, the Fund Entities and each of their respective Subsidiaries have policies of insurance and bonds of the type and in the amounts customarily carried by persons conducting businesses or owning assets similar, respectively, to those of the Acquired Entities, the Fund Entities and each of their respective Subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Acquired Entities, the Fund Entities and each of their respective Subsidiaries are otherwise in material compliance with the terms of such policies and bonds. There is no pending or, to the Knowledge of the Other Sellers, threatened termination of, or material premium increase with respect to, any of such policies.
4.27 Leases.
(a) Section 4.27 of the Disclosure Schedule identifies any Leased Real Property that is used in connection with the business of CSI, any Acquired Entity and any Fund Entity (collectively, the “CMBS Leased Real Property”) and contains a true, complete and accurate list of each of the leases, including all amendments thereto, with respect to the CMBS Leased Real Property (each a “CMBS Lease” and collectively, the “CMBS Leases”). The Other Sellers have made available to Purchaser true, complete and accurate copies of the CMBS Leases, including all schedules, amendments and modifications thereto. None of the Acquired Entities, the Fund Entities or their respective Subsidiaries owns any real property. Other than the CMBS Leases, to the Knowledge of the Other Sellers, the CMBS Leased Real Property is not subject to any other leases or occupancy agreements, rights of first refusal, options to purchase or other rights of occupancy.
(b) Each CMBS Lease remains unmodified and is in full force and effect except as contemplated by the Contemplated Transactions, and each of the Acquired Entities, the Fund Entities and their respective Subsidiaries holds a legal, valid and existing leasehold interest under each of the CMBS Leases to which it is a party for the term(s) set forth therein. There are no other written or oral agreements amending or in connection with the CMBS Leases. None of the Acquired Entities, the Fund Entities or their respective Subsidiaries is in material default or material breach of any CMBS Lease nor, to the Knowledge of the Other Sellers, is any other party thereto. To the Knowledge of the Other Sellers, no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a material default.
(c) None of the Acquired Entities, the Fund Entities or any of their respective Subsidiaries has received written notice of any pending or threatened condemnations, planned public improvements, annexation, special assessments, zoning or subdivision changes or other claims affecting, in any material respect, the CMBS Leased Real Property.
4.28 Servicing. Each of the Acquired Entities and their respective Subsidiaries has complied with (a) all applicable Laws in all material respects and rating agency servicing standards with respect to all outstanding Serviced Loans as to which it acts as a servicer, whether as a master servicer, special servicer, subservicer or otherwise, and (b) the material terms of the applicable Servicing Agreement and mortgage loan documents relating to such Serviced Loans. As of the date of this Agreement, (i) CSI is a licensed qualified CDO manager, (ii) CSI has a special servicer rating of “Strong” by Standard & Poor’s and “CSS2” by Fitch Ratings, and (iii) CSI has not received any notice of any ratings downgrade from any of them.
4.29 ERISA. None of the Fund Entities are parties to, or have any liability or obligation with respect to, any Plan. With respect to each Fund Entity, based upon the truth of the representations made to each Fund Entity by their respective investors, either of the following is true, to the Knowledge of the Other Sellers:
(a) such Fund Entity (A) is not (I) an “employee benefit plan” within the meaning of Section 3(3) of ERISA, (II) a “plan” defined in Section 4975 of the Code, (III) a governmental plan within the meaning of Section 3(32) of ERISA, or (IV) a collective investment vehicle made up of two or more of such plans and (B) no portion of the assets of any such Fund Entity constitutes “plan assets” within the meaning of the plan asset regulations promulgated by the U.S. Department of Labor at 29 I.E. 2510.3-101 et. seq. (1986); or
(b) None of CHC, any Fund Entity or their respective Subsidiaries, nor to the Knowledge of the Other Sellers, any party in interest (as defined in Section 3(14) of ERISA) with respect to any Fund Entity has engaged in any non-exempt prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Code with respect to a Fund Entity that would result in any material liability to any Acquired Entity, any Fund Entity, any of their respective Subsidiaries or Purchaser.
4.30 Disclosure. No representation or warranty of any Other Seller in this Agreement or any Transaction Document and no statement of any Other Seller in the Disclosure Schedule, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.
4.31 Sufficiency of Assets. Except for the assets to be used by CCG to provide services under the Transition Services Agreement, the assets owned, leased and licensed by any Acquired Entity and its Subsidiaries, include all assets required for the continued conduct of the business by any Acquired Entity and its Subsidiaries after the Closing as such business is currently conducted.

4.32 CMBS/CDO Bonds. Section 4.32 of the Disclosure Schedule sets forth all of the bonds owned of record or beneficially by Centerline REIT, ARCap 2003-1 Resecuritization Inc., ARCap 2004-1 Resecuritization Inc., ARCAP 2006 RR7, ARCAP 2004 RR3 and ARCAP 2005 RR5 (other than those bonds that are held by ARCAP 2006 RR7 as nominee for Centerline REIT), including the name of the record owner and the beneficial owner (if different) of each bond, the issuer of each bond, the face amount of each bond, the CUSIP number of each bond, the description/class of each bond, the date and amount of the last payment received by the owner of each bond, and whether each bond is certificated. The bonds are owned by the specified owner thereof, free and clear of all Encumbrances (other than restrictions on transfer under any federal or state securities law).
4.33 Fund III Loan. CFM III is the legal and beneficial owner of the CFM III Promissory Note. CFM III owns the CFM III Promissory Note, free and clear of all Encumbrances. To the Knowledge of the Other Sellers, the CFM III Promissory Note constitutes a legal, valid and binding obligation Fund III and is enforceable against it in accordance with its terms.
4.34 Tangible Assets. Section 4.34 of the Disclosure Schedule is a true, accurate and complete copy of the Bill of Sale pursuant to which Centerline REIT has transferred to New CSI all equipment, materials, tools, supplies, furniture and other tangible assets which were owned, leased or used by New CSI, or required for the operation of New CSI as currently conducted and as proposed to be conducted, and located in the space which is the subject of the Sublease at New CSI’s location in Irving, Texas (collectively, the “Tangible Assets”). New CSI owns, leases or has the legal right to use all of the Tangible Assets. New CSI has good and marketable title to, or a valid leasehold interest in, its Tangible Assets, free and clear of all Encumbrances. CUCA has no equipment, materials, tools, supplies, furniture, fixtures, improvements or other tangible assets which are owned, leased or used by CUCA, or required for the operation of CUCA as currently conducted, and as proposed to be conducted.
4.35 CDO/CMBS Assignment Agreements. Each of the CDO/CMBS Assignment Agreements has been duly executed by each of the parties thereto. The CDO/CMBS Assignment Agreements specified in Schedule IV and attached hereto as Exhibits B1 through B10 are true, complete and accurate copies of the CDO/CMBS Assignment Agreements. Each CDO/CMBS Assignment Agreement remains unmodified and is in full force and effect. There are no other written or oral agreements amending or in connection with any CDO/CMBS Assignment Agreement.
4.36 Fund I Bonds. DIV I is the beneficial owner of a fifteen and one-half percent (15.50%) interest in each of the following bonds, the record title to which is held by ARCAP 2006 RR7 as nominee for DIV I: (a) ARCAP 2006-RR7 Class J; (b) ARCAP 2006-RR7 Class K; (c) ARCAP 2006-RR7 Class L; (d) ARCAP 2006-RR7 Class M; (e) ARCAP 2006-RR7 Class N; (f) ARCAP 2006-RR7 Class O; (g) ARCAP 2006-RR7 Class P; and (h) ARCAP 2006-RR7 Class X.
4.37 No Reliance. Each of the Other Sellers acknowledges and agrees that, except for the representations and warranties in this Agreement and the other Transaction Documents, none of Purchaser, its Affiliates or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Purchaser, its Affiliates, its real property (whether owned or leased) or its business or other matters. Without limiting the generality of the foregoing, none of Purchaser, any of its Affiliates or any other Person has made a representation or warranty to any Other Seller with respect to (a) any projections, estimates or budgets for the businesses of Purchaser or any of its Affiliates, or (b) any material, documents or information relating to Purchaser or any of its Affiliates made available to any Other Seller, any of its Subsidiaries, or their counsel, accountants or advisors, except as expressly covered by this Agreement or any Transaction Document.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser hereby represents and warrants to the Sellers that the statements contained in this Article 5 are true and correct as of the date hereof:
5.1 No Conflict; Required Filings.
(a) Assuming the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 5.1 (b), the execution, delivery and performance of this Agreement and any Transaction Document does not and will not (with or without notice or lapse of time, or both) (i) violate, conflict with or result in the breach of any provision of the certificate of incorporation or formation, limited liability company agreement, by-laws, regulations or other organizational or governing documents of Purchaser, (ii) contravene, conflict with or violate any Law or Order applicable to Purchaser in any material respect, (iii) conflict in any material respect with or violate or breach in any material respect any provision of, or give any third party the right to declare a default or exercise a remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Contract of Purchaser which would result in a Material Adverse Effect on Purchaser, (iv) result in the creation of any Encumbrance (other than restrictions on transfer under applicable state and federal securities laws) on any of the properties or assets of Purchaser pursuant to any Contract to which Purchaser is a party or by which any of Purchaser’s properties or assets are or purported to be bound or affected, (v) entitle any Person to any right or privilege to which such Person was not entitled immediately before this Agreement or any Transaction Document was executed, or (vi) create any obligation on the part of Purchaser that it was not obligated to perform immediately before this Agreement or any Transaction Document was executed, except in the case of clauses (iii) through (vi) above, for such contraventions, conflicts, violations, breaches, defaults, exercises, accelerations, cancellations, terminations, modification and creations which would not result in a Material Adverse Effect on Purchaser.
(b) No consent of, or registration, declaration, notice or filing with, any Governmental Authority or third party is required to be obtained or made by Purchaser in connection with the execution, delivery and performance of this Agreement, any Transaction Document or the Contemplated Transactions which have not been obtained prior to the Closing, other than those that, if not made or obtained, individually or in the aggregate, would not materially hinder or materially delay the Closing or would not reasonably be expected to result in a Material Adverse Effect on Purchaser.
5.2 Limited Liability Company Status. Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and Purchaser (a) has all requisite power and authority to carry on its business as it is now being conducted, and (b) is duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets and the conduct of its business requires it to be so qualified, licensed or authorized, except where the failure to have such power and authority or to be so qualified, licensed or authorized would not result in a Material Adverse Effect on Purchaser.
5.3 Authority. Purchaser has all necessary power and authority to enter into this Agreement and the Transaction Documents, to carry out its obligations hereunder and to consummate the Contemplated Transactions. This Agreement and the Transaction Documents have been duly executed and delivered by Purchaser, and (assuming due authorization and delivery by the Sellers) this Agreement and the Transaction Documents constitute a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their respective terms.
5.4 Proceedings. There are no Proceedings pending or, to the Knowledge of Purchaser, threatened against Purchaser or any of its properties that would result in a Material Adverse Effect on Purchaser, or that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the execution, delivery and performance of this Agreement or any other Transaction Document or the consummation of the Contemplated Transactions by Purchaser.
5.5 Finder’s Fee. Purchaser has not incurred any obligation or liability to any party for any service, brokerage or finder’s fee or agent’s commission or the like, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.
5.6 Investment Intent. Purchaser has knowledge and experience in financial and business matters such that it is capable of evaluating the risks and merits associated with the acquisition of the CHC New Shares, is an “accredited investor” as defined in Regulation D as promulgated under the Securities Act and is acquiring the CHC New Shares for its own account for investment, with no present intention of making a public distribution thereof. Purchaser will not sell or otherwise dispose of the CHC New Shares in violation of the Securities Act or any state securities laws.
5.7 No Reliance. Purchaser acknowledges and agrees that, except for the representations and warranties in this Agreement and the other Transaction Documents, none of CHC, the Other Sellers, the Acquired Entities, the Fund Entities, their respective Subsidiaries, or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Sellers, the Acquired Entities, the Fund Entities, their respective Subsidiaries, their real property (whether owned or leased) or their business or other matters. Without limiting the generality of the foregoing, none of the Sellers, the Acquired Entities, the Fund Entities, their respective Subsidiaries or any other Person has made a representation or warranty to Purchaser with respect to (a) any projections, estimates or budgets for the businesses of any of the Sellers, the Acquired Entities, the Fund Entities or their respective Subsidiaries, or (b) any material, documents or information relating to any of the Sellers, the Acquired Entities, the Fund Entities or their respective Subsidiaries made available to Purchaser, or its counsel, accountants or advisors in any data room or otherwise, except as expressly covered by this Agreement, the Disclosure Schedule attached hereto or any Transaction Document.
5.8 Agreements with Certain Persons. Other than (a) the Related Purchase Agreement, pursuant to which Related acquires a five percent (5%) “profits interest” in Purchaser and (b) that certain side letter, dated as of the date hereof, between Purchaser and Related, pursuant to which Related receives an option to acquire a capital interest in Purchaser (true, correct and complete copies of which have been delivered to CHC as of the date hereof), neither Purchaser nor any of its Affiliates is a party to any binding agreement with, or relating to, Related or any of its Affiliates that relates to this Agreement, the other Transaction Documents or any Contemplated Transaction.
5.9 Island Capital Group. Andrew L. Farkas Controls and is the record and beneficial owner of a majority of the authorized and outstanding equity interests of Island Capital Group LLC.
ARTICLE 6
COVENANTS
6.1 Confidentiality. Purchaser and each of the Sellers each acknowledges that the information being provided or made available to it by the other Party and their respective Subsidiaries or Affiliates (or their respective agents or representatives) is subject to the terms of a confidentiality agreement dated May 4, 2009, between CHC and Island Capital Group LLC (the “Confidentiality Agreement”), attached hereto as Exhibit P and the terms of which are incorporated herein by reference and shall continue to be in force even though the Parties understand that by its terms the Confidentiality Agreement no longer is in force.
6.2 Publicity. The press release announcing the Closing shall be issued by CHC (subject to reasonable prior notice to, consultation with, and consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed)) as to the scope and content of such press release). In addition, except as required by Law, or as reasonably determined by CHC to be required by virtue of CHC being a publicly-traded company, the Sellers shall keep this Agreement and the other Transaction Documents strictly confidential and may not make any disclosure (including any public statements) of this Agreement or any Transaction Document to any Person (other than to their respective directors, officers, employees, agents and advisors) without the prior written consent of Purchaser (which consent shall not be unreasonably conditioned, withheld or delayed). CHC and Purchaser will use reasonable best efforts to consult with each other concerning the means by which the employees, customers, suppliers and others having dealings with the Sellers, any Acquired Entity, any Fund Entity and their respective

Subsidiaries will be informed of the Contemplated Transactions, and Purchaser will have the right to be present for any such communication.
6.3 Books and Records.
(a) As of the date hereof, CHC and each Other Seller (as applicable) has delivered to Purchaser all books, records, Contracts, information and any other documents relating to the business of any Acquired Entity, any Fund Entity and their respective Subsidiaries that are not already in the possession or control of any Acquired Entity, any Fund Entity or any of their respective Subsidiaries.
(b) The Sellers and Purchaser agree that each of them will preserve and keep the records held by it relating to the business of CHC, any Acquired Entity, any Fund Entity and their respective Subsidiaries for the longer of (i) a period of five (5) years from the date hereof and (ii) such period as is required under any Final Fund Documents or related side letters; provided, however, that prior to disposing of any such records in accordance with such policies, the applicable Party shall provide written notice to the other Party of its intent to dispose of such records and shall provide such other Party the opportunity to take ownership and possession of such records (at such other Party’s sole expense) within thirty (30) days after such notice is delivered. If such other Party does not confirm its intention in writing to take ownership and possession of such records within such thirty (30)-day period, the Party who possesses the records may proceed with the disposition of such records. The Sellers and Purchaser shall make such records available to the other as may be reasonably required by such Party in connection with, among other things, any insurance claims by or Proceedings or governmental investigations involving the Sellers or Purchaser or any of their respective Affiliates or in order to enable the Sellers or Purchaser to comply with their respective obligations under this Agreement or any Transaction Document.
6.4 Cooperation. The Sellers, on the one hand, and Purchaser, on the other hand, agree to cooperate fully with each other and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party or Parties to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of the Transaction Documents. If, following the Closing, the Parties determine that any Purchased Interest was not owned by the Seller designated as the owner thereof in this Agreement or any other Transaction Document but instead was owned by another Party or any party to any other Transaction Document, (a) this Agreement or such other Transaction Document shall be deemed to effect the sale, assignment, transfer and conveyance thereof to Purchaser in accordance with, and subject to the terms of, this Agreement without the payment of any additional consideration by Purchaser and (b) CHC, such other Party or such other party shall execute and deliver to Purchaser such other documents, agreements and/or instruments to reflect such sale, assignment, transfer and conveyance in accordance with, and subject to the terms of, this Agreement without the payment of any additional consideration by Purchaser.
6.5 Expenses. Except as provided for in the Authorization Agreement, dated as of July 4, 2009, between CHC and Island C-III Holdings Group LLC, as amended from time to time, all costs and expenses incurred in connection with this Agreement and the other

Transaction Documents and the Contemplated Transactions shall be paid by the Party incurring such expenses, except that all costs and expenses of the Sellers shall be paid by CHC and no such cost or expense will be paid by any Acquired Entity, any Fund Entity or any of their respective Subsidiaries.
6.6 Employee Matters and Employee Benefit Plans.
(a) No Employee Plan assets or liabilities will be transferred to Purchaser or its Affiliates; rather, all such Employee Plan assets and liabilities shall be retained by the Sellers and their Subsidiaries and ERISA Affiliates, other than any Acquired Entity and any Fund Entity. The Sellers acknowledge and agree that the Sellers and their Subsidiaries and ERISA Affiliates, other than any Acquired Entity and any Fund Entity, shall be solely responsible for all liabilities arising out of or related to any Employee Plans (including liabilities attributable to periods prior to the Closing) and that Purchaser and its Affiliates shall not be responsible for any liabilities arising out of or relating to any Employee Plans (including liabilities attributable to periods after the Closing).
(b) Prior to the date hereof, Purchaser or its Affiliates have made an offer of employment, effective as of the Closing, to each of the employees of CHC, any Acquired Entity, any Fund Entity and their respective Subsidiaries listed in Schedule 6.6(b)(a) actively employed in the business of any Acquired Entity, any Fund Entity or any of their respective Subsidiaries immediately prior to the Closing (the “Business Employees”). The Business Employees who are actively employed immediately prior to the Closing and that shall have affirmatively accepted such offer of employment and shall have commenced working for Purchaser or its Affiliates on the Closing are hereinafter referred to as the “Continuing Employees”. From and after the Closing, Purchaser shall use commercially reasonable efforts to ensure that Continuing Employees shall, to the extent permitted under the terms of such plans and by applicable Law or provided by Purchaser’s medical insurance policy, receive (i) full credit for all purposes under any employee benefit plan (other than any severance payment plan) maintained by Purchaser in which such Continuing Employees are eligible to participate in, including for purposes of determining eligibility and vesting levels, but not for the actual accrual of benefits, for their service prior to the Closing with CHC, any Acquired Entity, any Fund Entity and their Subsidiaries, (ii) full credit for deductibles and co-payments, annual limits and lifetime limits under the welfare plans of Purchaser, in all cases to the extent such Continuing Employees would have received such credit under a corresponding Employee Plan (and in all cases except to the extent that such credit would result in (A) the duplication of benefits and (B) service credit under a newly established plan for which prior service is not taken into account for employees of Purchaser generally), and (iii) all preexisting conditions, limitations and waiting periods to which any such Continuing Employees are subject shall be waived under the Welfare Plans of Purchaser. Except as expressly provided in this Agreement, nothing in this Section 6.6 or elsewhere in this Agreement will require Purchaser to provide any particular form of employee benefit or to establish or maintain any particular type or form of employee benefit plan, or preclude Purchaser from following the date hereof, terminate the employment of any Continuing Employee.
(c) In accordance with the regular payroll schedule of CHC, any Acquired Entity, any Fund Entity and their respective Subsidiaries, as applicable, CCG has paid and will continue to pay, all compensation and benefits due to each employee and former employee of such entity through the Closing.
(d) If any of the employees set forth on Section 6.6(d) of the Disclosure Schedule accepts an offer of employment from Purchaser or its Affiliates and such employment is terminated by Purchaser or its Affiliates without cause during the six-month period following the Closing, then Purchaser or its Affiliates, as the case may be, shall pay such employee any termination payment owed to him or, if it fails to do so, reimburse CCG for any such payment that it made to such employee consistent with a written agreement between CCG and such employee entered into as of the Closing and disclosed to Purchaser.
(e) None of Purchaser, any Acquired Entity, any Fund Entity or any of their respective Affiliates shall be liable for any severance or other obligations with respect to any Business Employees that do not accept employment with Purchaser pursuant to Section 6.6(a). Notwithstanding anything to the contrary herein, a group health plan maintained by the Sellers shall make continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended available to all Business Employees that do not accept employment with Purchaser pursuant to Section 6.6 (a) and who are eligible for such coverage.
(f) Purchaser or its Affiliates and the Sellers or their Affiliates shall take all actions necessary to allow the Continuing Employees to make eligible rollover distributions of their account balances (in cash and in loan notes, if any, evidencing loans to such Continuing Employees as of the date of distribution) under the savings plans of the Sellers or their Affiliates to a savings plan maintained by Purchaser or its Affiliates as soon as practicable following the Closing.
(g) The Sellers and their Affiliates, other than any Acquired Entity and any Fund Entity, shall be responsible for all workers’ compensation claims by any Business Employees arising out of any injuries and diseases incurred, sustained, or resulting from work-related exposures or conditions prior to the Effective Time (regardless of whether the claim related thereto is filed after the Effective Time). Purchaser and its Affiliates shall be responsible for all workers’ compensation claims by any of the Continuing Employees arising out of any injuries and diseases incurred, sustained, or resulting from work-related exposures or conditions on and after the Effective Time.
(h) Any liability under the WARN Act, or any similar state law with regard to any employee of CHC, any Acquired Entity, any Fund Entity and their respective Subsidiaries whose employment is terminated prior to the date hereof shall be the responsibility of the Sellers. Notwithstanding anything in this Agreement to the contrary, the Sellers shall indemnify Purchaser and its Affiliates against, and hold Purchaser and its Affiliates harmless from, any and all damages arising out of or otherwise in respect of any suit or claim of violation brought against Purchaser under the WARN Act, or any comparable state law, where such suit or claim is based solely upon actions taken by the Sellers or their Affiliates prior to the date hereof with respect to any facility, site, operating unit or Continuing Employee.
(i) Except for Section 6.6(d), no provision of this Section 6.6 shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of CHC, any Acquired Entity, any Fund Entity or their respective Subsidiaries in respect of continued employment (or resumed employment) with Purchaser or any of its Affiliates, and no provision of this Section 6.6 shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan or any plan of Purchaser, and nothing herein, whether express or implied, shall be deemed to constitute an amendment or other modification under any Employee Plan or any plan of Purchaser, or shall limit the right of Purchaser or its Affiliates to amend, terminate or otherwise modify any of their Employee Plans following the Closing. If (i) a party other than the Parties hereto makes a claim or takes other action to enforce any provision in this Agreement as an amendment to any plan of Purchaser, and (ii) such provision is deemed to be an amendment to such plan of Purchaser even though not explicitly designated as such in this Agreement, then, solely with respect to such plan of Purchaser, such provision shall lapse retroactively and shall have no amendatory effect with respect thereto.
6.7 Insurance Matters.
(a) Following the Closing, Purchaser shall, or shall cause any Acquired Entity, any Fund Entity or any of their respective Subsidiaries (as applicable), to pursue, at the request, on behalf and at the expense of the Sellers and their respective Subsidiaries (other than any Acquired Entity, any Fund Entity and their respective Subsidiaries), any claims made by the Sellers or their respective Subsidiaries (other than any Acquired Entity, any Fund Entity and their respective Subsidiaries) prior to the Closing under any such policies retained by any Acquired Entity, any Fund Entity or any of their respective Subsidiaries following the Closing.
(b) From and after the Closing, each of Purchaser, CHC, each Acquired Entity and each Fund Entity agrees that all rights of its officers and directors to exculpation, advances of expenses and indemnification under any indemnification arrangements contained in such entity’s trust agreement, certificate of incorporation or organization, limited liability company operating agreement or by-laws (“Indemnification Arrangements”) for acts or omissions occurring at or prior to the Closing shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms and that such rights shall not be amended or otherwise modified in any manner that would adversely affect the rights of the officers and directors, in each case with respect to matters occurring on or prior to the Closing. CHC, each Acquired Entity and each Fund Entity covenants and agrees that it shall not amend or modify after the Closing any Indemnification Arrangements in a manner that would deprive CHC’s officers and directors of (or adversely modify) their rights to exculpation, advances of expenses and indemnification under any Indemnification Arrangements with respect to matters prior to the time of any such amendment. From and after the Closing, CHC shall maintain its policies insuring its directors and officers in full force and effect through to the end of their respective terms and continue to honor all obligations thereunder. The provisions of this Section 6.7(b) are intended to be for the benefit of, and shall be enforceable by, each of its directors and officers, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

6.8 Use of Name.
(a) The Sellers hereby grant Purchaser the nonexclusive, royalty-free, worldwide license to use, prior to the License Termination Date (i) the trademark or trade name “Centerline,” and (ii) any portion of the “Centerline” trade name or marks (collectively, the “Centerline Mark”).
(b) Not later than the close of business on the first Business Day after the date that is one (1) year following the Closing (the “License Termination Date”), Purchaser shall file, or shall cause to be filed, a certificate of amendment to the certificate of incorporation or certificate of formation of each of any Acquired Entity, any Fund Entity or any of their respective Subsidiaries to remove the Centerline Mark from the name of such entities.
6.9 Conversion of CSI. Prior to the Closing, CHC and CCG will take, and cause to be taken, all action necessary to convert CSI from a Delaware corporation to a Delaware limited liability company named Centerline Servicing LLC, pursuant to Section 266 of the Delaware General Corporation Law and Section 18-214 of the Delaware Limited Liability Company Act. On the Closing Date, immediately prior to the Closing, CCG will be the sole member of New CSI.
6.10 Non-Competition by Purchaser.
(a) As additional consideration for the consummation of the Contemplated Transactions, Purchaser agrees that after the Closing it shall not, and shall cause its Controlled Affiliates not to, engage in any business that is competitive with the businesses of CHC and its Subsidiaries (other than the Acquired Entities, the Fund Entities and their respective Subsidiaries), as and to the extent such businesses are conducted immediately after the Closing and subject to the terms and conditions contained in this Section 6.10 (the “Purchaser Non-Compete”).
(b) Subject to the remaining provisions of this Section 6.10, the Purchaser Non-Compete shall apply during the period (the “Purchaser Non-Compete Period”) commencing on the Closing Date and ending on the date that is one (1) year following the later of (i) the termination by CHC (or its Controlled Affiliate) of all subservicing agreements relating to CHC’s agency business to which Purchaser (or a Controlled Affiliate of Purchaser) is a party (each, an “Agency Subservicing Agreement”), and (ii) the termination of the Management Agreement.
(c) Notwithstanding Section 6.10(b), the Purchaser Non-Compete Period shall immediately terminate: (i) upon the effective date of any termination of an Agency Subservicing Agreement by CHC (or its Controlled Affiliate) without cause, but only with respect to such terminated Agency Subservicing Agreement; (ii) upon the effective date of any termination of the Management Agreement by CHC pursuant to section 12(a)(iv) thereof (Violation of Fiduciary Duties) if the determination of the Board of Trustees of CHC required under section 12(a)(iv) of the Management Agreement shall have been made by a majority of the independent members of the Board of Trustees of CHC; (iii) upon the effective date of any termination of the Management Agreement by the Manager pursuant to section 12(e) thereof (Investment

Company); or (iv) 30 days following the date of notice of termination of the Management Agreement given by CHC pursuant to section 12(b) (No Reason) or section 12(c) thereof (Company Change of Control) or 30 days following the date of notice of termination of the Management Agreement given by the Manager pursuant to section 12(f) (Good Reason) or section 12(g) thereof (Company Change of Control), in each case, if the Manager has not received the Termination Fee (as defined in the Management Agreement) and such other amounts payable to the Manager through the date of termination of the Management Agreement.
(d) Neither Purchaser nor any of its Controlled Affiliates shall, at any time during the Purchaser Non-Compete Period while an Agency Subservicing Agreement is in effect, approach, make an offer to or otherwise solicit the business of any borrower under any loan that is being sub-serviced pursuant to such Agency Subservicing Agreement with respect to the refinancing of such loan at any time prior to the date that is six (6) months before the stated maturity date of such loan; provided, however, that there shall be no such restriction with respect to any such loan that is (i) on a “watchlist”, provided that CHC and/or its applicable Subsidiary has given prior written consent, which shall not be unreasonably withheld, conditioned or delayed, (ii) in special servicing or (iii) in respect of which the borrower thereunder is at the time in question generally soliciting financing proposals from third party non-agency lenders.
(e) Notwithstanding Sections 6.10(a) and 6.10(b), the Purchaser Non-Compete immediately shall cease to apply with respect to the business of originating mortgage loans as an agent for any particular lending program of any agency lender (such as the Federal National Mortgage Association, Freddie Mac and similar government-sponsored entities and government agencies) covered by the Purchaser Non-Compete from and after the time that CHC (and its Subsidiaries) cease to participate in such lending program for any reason.
(f) For the avoidance of doubt, the Purchaser Non-Compete shall not prohibit Purchaser or any of its Controlled Affiliates from any of the following: (i) engaging in any business conducted as of the time of the Closing by Purchaser or its Affiliates that it Controls immediately after the Closing, including primary and special servicing of real estate loans (including servicing of agency and affordable housing loans and bonds) and commercial real estate debt investment and fund sponsorship and management; (ii) non-agency debt origination; or (iii) the ownership by Purchaser and its Affiliates that it Controls immediately after the Closing, collectively, of less than 5.0% of any class of any publicly-traded security of any Person engaged in any business otherwise subject to the Purchaser Non-Compete.
6.11 Non-Competition by CHC and the Other Sellers.
(a) As additional consideration for the consummation of the Contemplated Transactions, each of CHC and each Other Seller agrees that it shall not, and shall cause its respective Affiliates that it Controls immediately after the Closing not to, engage in any business that is competitive with the businesses of Purchaser or its Affiliates that it Controls immediately after the Closing (including any Fund Entity, any Acquired Entity or any of its respective Subsidiaries), as and to the extent such businesses are conducted at the time of the Closing and subject to the terms and conditions contained in this Section 6.11 (the “Seller Non-Compete”).

(b) Subject to Section 6.11(c), the Seller Non-Compete shall apply during the period (the “Seller Non-Compete Period”) commencing on the Closing Date and ending on the earlier of (i) termination of the Management Agreement by CHC pursuant to sections 12(a)(i) through 12(a)(ix) thereof, (ii) termination of any Agency Subservicing Agreement by CHC (or its Controlled Affiliate) for cause or (iii) the date that is one (1) year following the later of (A) termination of any Agency Subservicing Agreement by CHC (or its Controlled Affiliate) without cause or (B) termination of the Management Agreement for any reason other than pursuant to sections 12(a)(i) through 12(a)(ix) thereof.
(c) For the avoidance of doubt, the Seller Non-Compete shall not prohibit CHC or its Controlled Affiliates from any of the following: (i) engaging in any business conducted as of the Closing by CHC or its Affiliates that it Controls immediately after the Closing, including low income housing tax credit equity syndication and agency mortgage loan origination in the United States; (ii) servicing of agency loans originated by CHC or its Affiliates that it Controls immediately after the Closing, except this shall not include servicing of agency loans that are subject to a subservicing arrangement under an Agency Subservicing Agreement; or (iii) the ownership by CHC, the Other Sellers and their Affiliates that they Control immediately after the Closing, collectively, of less than 5.0% of any class of any publicly-traded security of any Person engaged in any business otherwise subject to the Seller Non-Compete.
6.12 Increase in Authorized Common Shares of CHC. As soon as practicable after the Closing, CHC will seek approval of its shareholders to increase the number of authorized shares of CHC to not less than 800,000,000 shares to permit the conversion of the outstanding Special Series A shares of CHC into common shares of CHC as provided in the Certificate of Designation of Special Series A shares. Purchaser shall vote (or cause to be voted) all CHC New Shares or any other voting shares of beneficial interest in CHC it beneficially owns or over which it has voting control in favor of the foregoing proposal to increase the number of authorized shares of CHC that is submitted for shareholder approval by the Company at any meeting of shareholders, or at any adjournment or postponement thereof, and with respect to any consent in lieu of such meeting.
6.13 Reorganization of AMAC. Following the Closing, CHC shall continue to act as manager of AMAC, waiving any fee, and (without any out-of-pocket cost or expense to Purchaser) shall use its commercially reasonable efforts to cause AMAC to pursue a reorganization as soon as reasonably practicable on substantially the terms of the Taberna Exchange and Discharge Proposal. CHC shall not modify, amend or supplement the terms of the Taberna Exchange and Discharge Proposal without the prior written consent of Purchaser. CHC shall keep Purchaser apprised of the status of the reorganization of AMAC and shall provide Purchaser with any information relating thereto that Purchaser reasonably requests from time to time. CHC and its Subsidiaries shall not cause or permit AMAC to make any payments or other distributions to CHC or any of CHC’s Subsidiaries. Through the effective date of the plan of reorganization of AMAC, CHC shall cause AMAC to maintain its books and records in the Ordinary Course of Business.
6.14 Certificated CMBS/CDO Bonds. No later than one Business Day following the Closing Date, the Sellers shall deliver to Purchaser (or its Affiliates) original certificates representing the certificated Fund I Bonds, ARCAP 2004 Re-Remic Bonds, ARCAP 2005 Re-

Remic Bonds and Centerline REIT Bonds, each of which are set forth on Schedule 6.14, together with duly executed, signature guaranteed irrevocable bond powers.
6.15 Observer Rights. From the Effective Time until the termination of the Management Agreement in accordance with its terms, Purchaser shall have the right to designate a non-voting observer (the “Observer”) to attend each meeting of CHC’s Board of Trustees (and any committee thereof) held after the Effective Time, whether such meeting is conducted in person or by teleconference. The Observer shall have the right to present matters for consideration by CHC’s Board of Trustees (or any committee thereof) and to speak on matters presented by others at such meetings of CHC’s Board of Trustees (or any committee thereof). Subject to the confidentiality provisions of this Section 6.15 and any applicable related person, recusal or similar policy or practice of CHC, CHC shall cause the Observer to be provided with all communications and materials that are provided by CHC or its consultants to the members of the Board of Trustees (or any committee thereof) generally, at the same time and in the same manner that such communications and materials are provided to such members, including all notices, board packages, reports, presentations, minutes and consents. Promptly following the Effective Time, CHC shall add the Observer as an additional named insured under its directors and officers’ liability insurance policy and provide evidence thereof to Purchaser. Purchaser shall keep (and shall cause the Observer to keep) confidential any and all information obtained in connection with the exercise of the rights under this Section 6.15 and shall not disclose any such information (or use the same except for purposes reasonably related to Purchaser’s interest as a shareholder of CHC) to unaffiliated third parties, except: (a) with the prior written consent of CHC’s Board of Trustees; (b) to the legal counsel, accountants and other professional advisors of CHC or the Purchaser on a need to know basis; (c) to Governmental Authorities having jurisdiction over the Observer or Purchaser, CHC or any of their respective Subsidiaries; (d) as required by Law or legal process to which Purchaser, the Observer or any Person to whom disclosure is permitted hereunder is a party; provided, however, that if Purchaser and/or the Observer is required to disclose such information pursuant to clause (c) or clause (d), Purchaser and/or the Observer shall promptly notify CHC so that it may seek a protective order or other appropriate remedy; and further provided, that in the absence of a protective order or other remedy, if Purchaser and/or the Observer is compelled to disclose such information, then Purchaser and/or the Observer may disclose such portion of the information that Purchaser and/or the Observer is legally required to disclose; or (e) to the extent such information is otherwise publicly available through the actions of a Person other than Purchaser or the Observer not resulting from the violation by Purchaser or the Observer of this Section 6.15 or, to the Knowledge of Purchaser or the Observer, a violation of a legal or contractual obligation to CHC that would prohibit the disclosure of such information.
6.16 Certain Payments. Purchaser shall make the payments described in Section 2.4 when such amounts become due and payable.
6.17 Investigation of Certain Matters. CHC, acting under the supervision of the independent members of its Board of Trustees, shall diligently pursue the investigation of the matters described on Schedule 6.17 and Section 4.15 of the Disclosure Schedule, and shall retain independent legal counsel in connection therewith.

ARTICLE 7
CERTAIN TAX MATTERS
7.1 Tax Returns. Except as otherwise provided in Article 9:
(a) The Sellers shall prepare and file or cause to be prepared and filed when due all Tax Returns that are required to be filed by or with respect to each of CHC, any Acquired Entity, any Fund Entity and their respective Subsidiaries on or before the Closing, and the Sellers shall remit or cause to be remitted all Taxes shown due on such Tax Returns.
(b) Except as provided in Section 7.1(c), Purchaser shall prepare and file or cause to be prepared and filed when due all Tax Returns that are required to be filed by or with respect to each of any Acquired Entity, any Fund Entity and their respective Subsidiaries after the Closing, and Purchaser shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. Prior to Purchaser filing, or causing to be filed any Tax Return of any Acquired Entity, any Fund Entity, or their respective Subsidiaries for (A) a Pre-Closing Tax Period or (B) a Straddle Period, Purchaser shall provide to CHC, at least 30 days prior to the filing deadline for such Tax Return (taking into account any applicable extensions), a draft of such Tax Return. Within twenty (20) days of delivery to CHC of any such draft Tax Return, CHC shall inform Purchaser of any objections CHC has to such draft Tax Return, and if CHC has no such objections, then Purchaser shall cause to be timely filed such Tax Return completed on the basis of the draft provided to CHC. If within twenty (20) days of delivery to CHC of any such draft Tax Return, CHC informs Purchaser of CHC’s objection(s) to such draft Tax Return, then CHC and Purchaser shall negotiate in good faith to resolve such objection(s). If CHC and Purchaser are able to resolve such objection(s) prior to the filing deadline for such Tax Return (taking into account any applicable extensions), then Purchaser shall cause to be timely filed such Tax Return on the basis agreed upon by CHC and Purchaser. If despite such good faith efforts, CHC and Purchaser are unable to resolve such objection(s) within such period of time, then the matter shall be submitted to an independent accounting firm acceptable to CHC and Purchaser for review and resolution by such accounting firm, which review and resolution shall (i) occur no later than five (5) days prior to the filing deadline of such Tax Return (taking into account any applicable extensions), and (ii) be limited to the basis of CHC’s objection(s); and, thereafter, Purchaser shall cause to be timely filed such Tax Return on the basis of the draft provided to CHC, as modified to reflect such accounting firm’s resolution of CHC’s objection(s) thereto. The fees and expenses of the independent accounting firm shall be paid one-half by the Sellers and one-half by Purchaser. The Sellers shall pay to Purchaser the Sellers’ portion of the Taxes due with respect to any Tax Return referred to in this Section 7.1(b) the amount of Taxes allocable the Pre-Closing Tax Period, including the portion of any Straddle Period ending on the Closing determined pursuant to the last two sentences of Section 7.3 no later than three (3) days prior to the due date of such payment, provided, that the Sellers shall not be responsible for, and shall not be required to pay, any Taxes to the extent that such Taxes do not exceed the accrued liability for Taxes taken into account in determining the Final Closing Net Working Capital Amount under Section 2.4. In the case of a Tax Return filed pursuant to an extension, appropriate adjustments will be made between the Sellers and Purchaser if, at the time the Tax Return is actually filed, the Taxes due and attributable to a Pre-Closing Tax Period, including the portion of any Straddle Period ending on the Closing, with respect to such Tax Return are more or less than the amount, if any, previously paid by the Sellers.
(c) In the case of any Tax Returns with respect to periods for which an Affiliated Group Tax Return of the Sellers (or any Subsidiary of any Seller other than any Acquired Entity, any Fund Entity or any of their respective Subsidiaries will include any of CHC, any Acquired Entity, any Fund Entity or any of their respective Subsidiaries, CHC shall prepare and file or cause to be prepared and filed the Tax Returns for the Affiliated Group that included such entities for any Pre-Closing Tax Period or Straddle Period. Any such Tax Return shall be prepared in a manner consistent with the past practices with respect to any of CHC, any Acquired Entity, any Fund Entity or any of their respective Subsidiaries included therein, except as otherwise required by a change in applicable Law or this Agreement. At least 30 days prior to filing, CHC shall provide Purchaser with a copy of the portion of such Tax Returns that relate to CHC, any Acquired Entity, any Fund Entity or any of their respective Subsidiaries. Within twenty (20) days of delivery to Purchaser of the portions of any such draft Tax Returns, the Company shall inform CHC of any objections Purchaser has to the portion of such draft Tax Return, and if Purchaser has no such objections, then CHC shall cause to be timely filed such Affiliated Group Tax Return completed on the basis of the draft provided to Purchaser. If within twenty (20) days of delivery to Purchaser of any such portion of any such draft Tax Return, Purchaser informs CHC of Purchaser’s objection(s) to such portion of such draft Tax Return, then CHC and Purchaser shall negotiate in good faith to resolve such objection(s). If CHC and Purchaser are able to resolve such objection(s) prior to the filing deadline for such Tax Return (taking into account any applicable extensions), then CHC shall cause to be timely filed such Tax Return on the basis agreed upon by CHC and Purchaser. If despite such good faith efforts, CHC and Purchaser are unable to resolve such objection(s) within such period of time, then the matter shall be submitted to an independent accounting firm acceptable to CHC and Purchaser for review and resolution by such accounting firm, which review and resolution shall (i) occur no later than five (5) days prior to the filing deadline of such Tax Return (taking into account any applicable extensions) and (ii) be limited to the basis of the Company’s objection(s); and, thereafter, CHC shall cause to be timely filed such Tax Return on the basis of the draft provided to Purchaser, as modified to reflect such accounting firm’s resolution of Purchaser’s objection(s) thereto. The fees and expenses of the independent accounting firm shall be paid one-half by the Sellers and one-half by Purchaser. Purchaser shall provide CHC with any powers of attorney necessary in connection with the discharge by the Sellers of their obligations pursuant to this Section 7.1(c).
7.2 Transfer Taxes. The Sellers, on the one hand, and Purchaser, on the other hand, each agree to pay on a timely basis fifty percent (50%) of all applicable Transfer Taxes and all out-of-pocket expenses incurred in connection with the filing of all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. The Sellers shall prepare, execute and file all Tax Returns, questionnaires, applications or other documents with respect to any Transfer Taxes in connection with the Contemplated Transactions. The Sellers shall provide Purchaser with a copy of such Tax Returns no later than ten (10) Business Days prior to the date of filing. Upon approval, Purchaser shall submit Purchaser’s portion of the Transfer Taxes, along with an executed Tax Return with respect to the Transfer Taxes, as applicable, to the Sellers within ten (10) Business Days of receipt. The Sellers and Purchaser shall jointly participate in the defense and settlement of any audit of, dispute with taxing authorities regarding, and any judicial or administrative proceeding relating to the liability for Transfer Taxes incurred in connection with this Agreement; provided, however, that neither the Sellers nor Purchaser shall settle any such audit, examination or proceeding without the prior written consent of the other party, which consent shall not be unreasonably withheld. Each of the Sellers and Purchaser shall bear its own costs in participating in any such audit, examination or proceeding.
7.3 Allocation of Taxes. Purchaser and the Sellers shall, to the extent permitted by applicable Law (or to the extent applicable Law does not so require), elect with the relevant Taxing Authority to treat for all purposes the Closing Date as the last day of a taxable period of each of CHC, any Acquired Entity, any Fund Entity and their respective Subsidiaries (including any such entity that is treated as a partnership for U.S. federal income tax purposes). If applicable Law does not require or permit the Parties to close any federal state, local or foreign Tax period of each of CHC, any Acquired Entity, any Fund Entity and their respective Subsidiaries as of the Closing Date, or for any other taxable period of such entity that includes, but does not end on, the Closing Date (any of the foregoing, a “Straddle Period”), the allocation of Taxes as between the portion of such Straddle Period ending on and including the Closing Date and the portion of such Straddle Period beginning after the Closing Date shall be made as follows: (i) in the case of Taxes based upon income, gross receipts (such as sales Taxes) or specific transactions involving Taxes other than Taxes based upon income or gross receipts, the amount of Taxes attributable to any Straddle Period shall be determined by closing the books of such Acquired Entity as of the close of business on the Closing Date and by treating the portion of such Straddle Period ending on and including the Closing Date and the portion beginning after the Closing Date as, respectively, separate taxable years (provided that any exemptions, allowances or deductions that are calculated on an annual basis (including but not limited to depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period ending after the Closing Date in proportion to the number of days in each such period); and (ii) in the case of Taxes that are determined on a basis other than income, gross receipts or specific transactions, the amount of Taxes shall be allocable to the portion of the Straddle Period ending on and including the Closing Date and the portion of the Straddle Period beginning after the Closing Date based on a pro ration of days in such Straddle Period.
7.4 Cooperation on Tax Matters. Purchaser and the Sellers shall cooperate fully, as and to the extent reasonably requested by each other, in connection with the filing of Tax Returns and any audit, inquiry, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, inquiry, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
7.5 Tax Proceedings. Notwithstanding anything to the contrary contained herein, Purchaser shall have the sole right to control any audit or examination by any Taxing Authority, initiate any claim for refund, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes (a “Tax Proceeding”) of, or relating to, the income, assets or operations of any of any Acquired Entity, any Fund Entity and their respective Subsidiaries.

7.6 Tax Sharing Agreements. Prior to the Closing, the Sellers shall cancel or cause to be cancelled any Tax Sharing Agreements to which any of CHC, any Acquired Entity, any Fund Entity or their respective Subsidiaries is a party, and if pursuant to any such Tax Sharing Agreement, if any of any Acquired Entity, any Fund Entity or their respective Subsidiaries is required to make any payment thereunder after the Closing in respect of any Taxes described in Section 7.1, then prior to such payment.
ARTICLE 8
SURVIVAL; INDEMNIFICATION
8.1 Survival Limitation. All of the representations and warranties contained in this Agreement shall survive the Closing until the date that is eighteen (18) months following the Closing; provided, however, that (x) all the representations and warranties contained in Sections 3.8 and 4.7 (Taxes) and 3.14 and 4.13 (Employee Matters and Benefits Plans) shall survive the Closing until the date that is thirty (30) days after the expiration of the applicable statute of limitations period (taking into account any waiver, extension or tolling thereof), (y) the representations and warranties contained in Sections 3.1(a)(i), 3.1(a)(ii), 4.1(a)(i) and 4.1(a)(ii) (No Conflict; Governmental Authorization), 3.3 and 4.3 (Authority; Binding Effect), 3.4 and 4.4 (Capitalization), 3.19 and 4.16 (Finders Fee) and 4.25(e) (Contracts; No Default) (collectively, the “Sellers’ Excluded Representations”) shall survive indefinitely and (z) the representations and warranties contained in Sections 5.1(a)(i) and 5.1(a)(ii) (No Conflict; Required Filings), 5.3 (Authority) and 5.5 (Finders Fee) shall survive indefinitely and the representations and warranties contained in Section 5.6 (Investment Intent) shall survive the Closing until the date that is six (6) months following the Closing (collectively, the “Purchaser’s Excluded Representations”); and further provided, that if, at any time prior to such expiration of the representations and warranties, any indemnified Party delivers to any indemnifying Party a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by any indemnifying Party and asserting a Claim for recovery under Section 8.2 or 8.3 based on such alleged inaccuracy or breach, then the representation or warranty underlying the Claim asserted in such notice shall continue to survive (solely with respect to the alleged inaccuracy or breach and to no other fact, event, occurrence, circumstance or condition) until such time as such Claim is fully and finally resolved. The covenants, agreements and obligations of the Parties contained in this Agreement shall survive the Closing.
8.2 Indemnification by Sellers. The Sellers, jointly and severally, shall indemnify, defend and hold harmless each Purchaser Indemnitee from and against, and shall compensate, reimburse and pay for, any Damages as and when incurred or Taxes owed that are directly or indirectly suffered or incurred by any Purchaser Indemnitee or to which any Purchaser Indemnitee may otherwise become subject (regardless of whether or not such Damages relate to any Third Party Claim) and arise out of, are caused by, or result from:
(a) any inaccuracy in, or breach of, any representation or warranty of any Seller set forth in this Agreement or any Transaction Document, including Article 3 and Article 4;

(b) any material breach of any covenant or obligation of any of the Sellers set forth in this Agreement or any Transaction Document (other than any material breach of any covenant or obligation of the Sellers that is caused by Island Manager acting in such capacity under the Management Agreement (it being understood and agreed that Island Manager’s actions under the Management Agreement with respect to this Agreement, the other Transaction Documents and the Contemplated Transactions are subject to the supervision and control of CHC’s Board of Trustees));
(c) the ownership, management or operation of any Acquired Entity, including, for the avoidance of doubt, the CSI Interests and the CUCA Interests, any Fund Entity or any of their respective Subsidiaries and the respective assets of each of the foregoing or any other Purchased Interests at or prior to the Closing (whether or not disclosed in any Disclosure Schedule);
(d) any liabilities that CHC should have taken into account and set forth on the New CSI Closing Balance Sheet and the CUCA Closing Balance Sheet;
(e) any amount that should have been included in the Assumed Bonuses or the Assumed Benefits, and which is due and payable by Purchaser;
(f) any claims by any Continuing Employees or current or former officers, directors or employees of the Acquired Entities or their respective Subsidiaries relating to matters arising on or prior to the Closing (whether or not disclosed in the Disclosure Schedules);
(g) any liability of an ERISA Affiliate of a Fund Entity arising under, or with respect to, a Pension Plan, Welfare Plan or Multiemployer Plan; and
(h) any of the matters set forth on Schedule 6.17, on Section 4.15 of the Disclosure Schedule or in the Escrow Letter.
Without limiting the foregoing, for example, if a Fund Entity (such as HY II or DIV II) suffered Damages on or prior to the Closing relating to matters occurring on or prior to the Closing, then the Fund Entity and its stockholders, members and equity owners shall be entitled to indemnity from the Sellers under this Section 8.2(h) even though Purchaser and the Fund Entity had Knowledge of the liability and even if none of the Parties knew the extent or amount of such liability. Thus, assuming the indemnity arises under Section 8.2(h) and the Damages to the Fund Entity and/or its stockholders, members and equity owners are equal to $15,000,000, the Sellers shall instruct the Escrow Agent to pay the Escrow Property to the Fund Entity and/or its stockholders, members and equity owners, as applicable, in accordance with the Escrow Letter and (if the Escrow Property is insufficient to pay the Damages in full) the Sellers shall be liable for the remainder of such Damages, and no part of the $15,000,000 shall be subject to the limitations set forth in Section 8.4(a) and no portion of the $15,000,000 shall reduce the amount of the Cap regarding other indemnification by the Sellers.
On any claim under this Section 8.2(h), the Purchaser Indemnitees shall be entitled to the full amount of the Damages from the Sellers, and the Sellers shall not have the right to seek any amount of such Damages from any other Purchaser Indemnitee even if such other Purchaser Indemnitee could have been liable to the Seller or to the indemnified Purchaser Indemnitee.
8.3 Indemnification by Purchaser. Purchaser shall indemnify, defend and hold harmless each Seller Indemnitee from and against, and shall compensate, reimburse and pay for, any Damages that are directly or indirectly suffered or incurred by any Seller Indemnitee or to which any Seller Indemnitee may otherwise become subject (regardless of whether or not such Damages relate to any Third Party Claim) and arise out of, are caused by, or result from:
(a) any inaccuracy in, or breach of, any representation or warranty set forth in this Agreement or any Transaction Document, including Article 5;
(b) any material breach of any covenant or obligation, including the covenants and obligations contained in Section 6.6(d), of Purchaser; and
(c) the ownership, management or operation of any Acquired Entity, any Fund Entity or any of their respective Subsidiaries and the respective assets of each of the foregoing or any other Purchased Interests or the CHC New Shares after the Closing.
8.4 Limitations.
(a) The Sellers shall have no liability (for indemnification or otherwise) under this Agreement to any of the Purchaser Indemnitees unless the aggregate amount of all Damages incurred by the Purchaser Indemnitees exceeds $500,000 and the Sellers shall be liable only to the extent such Damages exceed the initial $500,000; provided, however, that the foregoing limitation shall not apply to indemnification obligations arising out of or resulting from (i) a breach of any of the Sellers’ Excluded Representations, or (ii) any Claim made against the Sellers pursuant to Section 8.2(b), 8.2(d), 8.2(f), 8.2(f), 8.2(g) or 8.2(h). The Sellers shall not be liable to the Purchaser Indemnitees for any Damages which are otherwise indemnifiable hereunder in an amount that exceeds $30,000,000 (the “Cap”); provided, however, that the foregoing limitation shall not apply to indemnification obligations arising out of or resulting from (i) a breach of any of the Sellers’ Excluded Representations, and (ii) any Claim made against the Sellers pursuant to Section 8.2(b), 8.2(d), 8.2(f), 8.2(f), 8.2(g) or 8.2(h); and, provided further, however, that any recovery pursuant to Section 8.2(h) shall not be counted against the Cap. As an example of the last proviso in the immediately preceding sentence, if a recovery under Section 8.2(h) is $10,000,000 and if there has been no other recovery under any other provision of Section 8.2, then the Cap would remain at $30,000,000 for all future matters. The foregoing limitations in this Section 8.4(a) shall not apply to any claim arising from the fraud, willful or criminal misconduct of any indemnifying Party. For the avoidance of doubt, the limitations in this Section 8.4(a) shall not apply to claims arising out of, caused by, or resulting from agreements entered into at the Closing between or among the Parties that relate to ongoing business relationships among the Parties. Notwithstanding anything to the contrary contained herein, except as set forth in the immediately preceding sentence, the maximum liability of the Sellers to Purchaser Indemnitees for any and all Damages that are otherwise indemnifiable hereunder shall be equal to an amount not to exceed one hundred percent (100%) of the Purchase Price.

(b) Purchaser shall have no liability (for indemnification or otherwise) under this Agreement to any of the Seller Indemnitees unless the aggregate amount of all Damages incurred by the Seller Indemnitees exceeds $500,000 and Purchaser shall be liable only to the extent such Damages exceed the initial $500,000; provided, however, that the foregoing limitation shall not apply to indemnification obligations arising out of or resulting from (i) a breach of any of the Purchaser’s Excluded Representations, or (ii) any Claim made against Purchaser pursuant to Section 8.3(b). Purchaser shall not be liable to the Seller Indemnitees for any Damages which are otherwise indemnifiable hereunder in an amount that exceeds one hundred percent (100%) of the Purchase Price. The foregoing limitations in this Section 8.4(b) shall not apply to any claim arising from the fraud, willful or criminal misconduct of any indemnifying Party. For the avoidance of doubt, the limitations in this Section 8.4(b) shall not apply to claims arising out of, caused by, or resulting from agreements entered into at the Closing between or among the Parties that relate to ongoing business relationships among the Parties.
(c) Except with respect to the matters set forth in Sections 8.2(c) and 8.2(h), the Parties agree that no inaccuracy in, or breach of, any representation or warranty of any Seller set forth in this Agreement or any Transaction Document shall be a matter which shall be the subject of indemnification for any purpose, and no Purchaser Indemnitee shall have any Claim or recourse against any Seller with respect to any such inaccuracy or breach, in each case if Purchaser had Knowledge (i.e., as set forth in clause (C) of the definition of Knowledge) prior to the Closing of any such inaccuracy or breach.
(d) Except for actions grounded in fraud, willful or criminal misconduct, from and after the Closing, the indemnities provided in this Article 8 shall constitute the sole and exclusive remedy of any indemnified Party for Damages arising out of, resulting from or incurred in connection with any Claims related to this Agreement or arising out of the transactions contemplated hereby; provided, however, that this exclusive remedy for Damages does not preclude any Party from bringing an action for specific performance or other equitable remedy to require any Party to perform its obligations under this Agreement or any other Transaction Document.
8.5 Defense of Third Party Claims.
(a) Promptly following receipt by an indemnified Party of notice of a Third Party Claim with respect to which such indemnified Party may be entitled to indemnification pursuant hereto, such indemnified Party shall provide written notice thereof to the Party obligated to indemnify under this Agreement; provided, however, that the failure to so notify the indemnifying Party shall not relieve the indemnifying Party from liability hereunder with respect to such Third Party Claim, except to the extent that the indemnifying Party is materially prejudiced thereby, and in any event, only to the extent of such prejudice. The indemnifying Party shall have the right, upon written notice delivered to the indemnified Party within twenty (20) days thereafter, to assume the defense of such Third Party Claim. In the event, however, that the indemnifying Party declines or fails to assume the defense of the Third Party Claim within such twenty (20)-day period, then the indemnified Party shall assume the defense of such Third Party Claim. With respect to any Third Party Claim, the indemnified Party or the indemnifying Party, whichever is not assuming the defense thereof, shall have the right to participate in such defense and to retain its own counsel at such Party’s own expense; provided, however, that if the indemnifying Party assumes the defense of such Third Party Claim, the indemnified Party shall be entitled to participate in such defense and to retain its own counsel at the indemnifying Party’s expense if (i) requested by the indemnifying Party to employ such counsel, (ii) in the opinion of counsel to the indemnified Party (which counsel shall be reasonably satisfactory to the indemnifying Party) the indemnified Party has potential defenses or counter-claims available to it that are inconsistent with or in addition to those available to the indemnifying Party or (iii) the indemnified Party determines in good faith that there is a reasonable probability that a Third Party Claims may adversely affect it other than as a result of monetary damages for which it would be entitled to indemnification under this Article VIII. In such circumstances, the indemnifying Party shall reimburse the indemnified Party for all reasonable fees and expenses of a single counsel (plus all reasonable fees and expenses of a single local counsel) associated with such defense. The indemnifying Party or the indemnified Party (as the case may be) shall at all times use commercially reasonable efforts to keep the other Party reasonably apprised of the status of the defense of any matter the defense of which it is maintaining. Each of the indemnifying Parties and the indemnified Parties shall reasonably cooperate with each other with respect to the defense of any such matter. In the event of a conflict between this Section 8.5 and Section 7.5, the provisions of Section 7.5 shall control.
(b) No indemnified Party may settle or compromise any Third Party Claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the indemnifying Party (which may not be unreasonably withheld or delayed), unless such settlement, compromise or consent includes an unconditional release of each indemnifying Party from all liability arising out of or resulting from such Third Party Claim. No indemnifying Party may settle or compromise any Third Party Claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the indemnified Party (which may not be unreasonably withheld or delayed) unless such settlement, compromise or consent (x) includes an unconditional release of each indemnified Party from all liability arising out of, or related to, such Third Party Claim and (y) and (ii) does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of any indemnified Party
8.6 Direct Claims. In the event an indemnified Party asserts a Claim with respect to any matter not involving a Third Party Claim, such indemnified Party shall promptly provide written notice of such Claim to the appropriate indemnifying Party (a “Notice of Claim”) specifying in reasonable detail the basis for such Claim; provided, however, that the failure to so notify the indemnifying Party shall not relieve the indemnifying Party from liability hereunder with respect to such Claim, except to the extent that the indemnifying Party is materially prejudiced thereby. The indemnifying Party may, within twenty (20) days following its receipt of a Notice of Claim, object to a claim specified in such notice by delivering a written notice (a “Dispute Notice”) specifying in reasonable detail the basis for such objection. If the indemnifying Party has timely delivered a Dispute Notice, then the indemnifying Party and the indemnified Party shall, during a period of thirty (30) days from the indemnified Party’s receipt of such Dispute Notice, negotiate in good faith to resolve such dispute and, if not resolved through negotiations, such dispute shall be resolved according to the provisions set forth in Section 9.8. If the indemnifying Party fails to timely deliver a Dispute Notice to the indemnified

Party, then the amount specified by the indemnified Party in such Notice of Claim shall be conclusively deemed a liability of the indemnifying Party under this Article 8.
8.7 Tax Treatment. The Parties shall report any indemnification payment made pursuant to this Article 8 as a purchase price adjustment unless otherwise required by applicable Law.
8.8 No Contribution. In no event shall any Seller or Seller Indemnitee have any right to contribution from, or any other right against, any Acquired Entity, any Fund Entity, any of their respective Subsidiaries, or any of their shareholders, officers, directors, employees, agents, members or managers, as the case may be, with respect to any Claim, Third Party Claim or other payment owing by any Seller or any of its Subsidiaries.
8.9 Adjustment for Insurance. Any indemnification amount payable pursuant to this Article 8 shall be net of any amounts actually recovered (after deducting related costs and expenses) by the indemnified Party for the Damages for which such indemnification payment is made, under any insurance policy. Each indemnified Party shall use commercially reasonable efforts to recover maximum amounts available under any insurance policy prior to making any Third Party Claim or Claim against any indemnifying Party; provided, however, that the Parties acknowledge that if any insurance recovery is insufficient to cover the Damages in full, then the indemnified Parties shall be entitled to be indemnified pursuant to this Article 8 for the amount of such Damages not covered by insurance.
ARTICLE 9
MISCELLANEOUS
9.1 Notices. All notices, demands or requests required or permitted to be given pursuant to this Agreement must be in writing, to the following addresses:
(a) if to Purchaser:
C-III Capital Partners LLC
c/o Island Capital Group LLC
717 Fifth Avenue, 18th Floor
New York, NY 10020
Attention: President
with a copy to:
Proskauer Rose LLP
1585 Broadway
New York, NY 10036
Attention: Allan R. Williams, Esq.
(b) if to the Sellers:

Centerline Holding Company
625 Madison Avenue
New York, NY 10022
Attention: Marc D. Schnitzer
with copies to:
Paul, Hastings, Janofsky & Walker LLP
75 East 55th Street
New York, NY 10022
Attention: Michael L. Zuppone, Esq.
and
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Michael E. Lubowitz, Esq.
All notices, demands and requests to be sent to a party pursuant to this Agreement shall be deemed to have been properly given or served if: (i) personally delivered; (ii) deposited for next day delivery by FedEx, or other similar nationally recognized overnight courier services, addressed to such party; or (iii) deposited in the United States mail, addressed to such party, prepaid and registered or certified with return receipt requested. All notices, demands and requests so given shall be deemed received: (x) when personally delivered; (y) twenty-four (24) hours after being deposited for next day delivery with an overnight courier; or (z) seventy-two (72) hours after being deposited in the United States mail.
9.2 Severability. The provisions of this Agreement or any other Transaction Document shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof or thereof. If any provision of this Agreement or such Transaction Document, or the application thereof to any Person or circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement or such Transaction Document and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
9.3 Entire Agreement; No Third Party Beneficiaries. This Agreement and the Transaction Documents, including all exhibits and schedules attached hereto, constitute the entire agreement of the Parties and supersede any and all other prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof. This Agreement and the other Transaction Documents do not, and are not intended to, confer upon any other Person any right, benefit or remedy hereunder (other than as provided expressly in Sections 6.6(d) and 6.7(b) and Article 8).

9.4 Amendment; Waiver. Except as provided in Section 9.8(c), this Agreement may be amended only in a writing signed by all Parties. Any waiver of rights hereunder must be set forth in writing (except as provided in Section 9.8(c)) and signed by the Party against whom the waiver is to be effective. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement or any Transaction Document shall not in any way affect, limit or waive a Party’s rights at any time to enforce strict compliance thereafter with every term or condition of this Agreement or such Transaction Document.
9.5 Binding Effect; Assignment. This Agreement and the Transaction Documents shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective legal representatives and successors. Notwithstanding the foregoing, this Agreement and the Transaction Documents shall not be assigned by any Party by operation of Law or otherwise without the prior written consent of each of the other Parties and any such purported assignment shall be void ab initio, except that Purchaser shall have the right to assign this Agreement, in whole or in part, and any obligations hereunder to any of its Affiliates or Subsidiaries.
9.6 Disclosure Schedule. The Disclosure Schedule shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. The disclosures in any section or subsection of the Disclosure Schedule, as the case may be, shall qualify only (a) the corresponding section or subsection, as the case may be, of this Agreement, (b) other sections or subsections of this Agreement to the extent specifically cross-referenced in such section or subsection of the Disclosure Schedule and (c) other sections or subsections of this Agreement to the extent it is otherwise reasonably apparent, on the face of such disclosure, that such disclosure also applies to another section or subsection of the Disclosure Schedule or another Section or subsection of this Agreement.
9.7 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York without regard to the conflict of laws provisions thereof.
9.8 Dispute Resolution; Mediation; Jurisdiction; Jury Trial.
(a) Except as otherwise provided in Article 8 in the event of any dispute, controversy or claim arising out of or relating to this Agreement or any Transaction Document or the breach, termination or validity hereof or thereof, or the Contemplated Transactions (each a “Dispute”), upon the written notice of any Party, the other Parties shall attempt in good faith to negotiate a resolution of the Dispute. If the other Parties are unable for any reason to resolve a Dispute within thirty (30) days after the receipt of such notice, the Dispute shall be submitted to mediation in accordance with Section 9.8(b).
(b) Any Dispute not resolved pursuant to Section 9.8(a) shall, at the request of a Party (a “Mediation Request”), be submitted to non-binding mediation in accordance with the then current International Institute for Conflict Prevention and Resolution Mediation Procedure (the “Procedure”), except as modified herein. The mediation shall be held in New York, New York. The Parties shall have twenty (20) days from receipt by a Party of a Mediation Request to agree on a mediator. If no mediator has been agreed upon by the Parties within twenty (20) days of receipt by a Party (or Parties) of a Mediation Request, then any Party may request (on written notice to the other Parties), that the International Institute for Conflict Prevention and Resolution appoint a mediator in accordance with the Procedure. All mediation pursuant to this clause shall be confidential and shall be treated as compromise and settlement negotiations, and no oral or documentary representations made by the Parties during such mediation shall be admissible for any purpose in any subsequent proceedings. No Party shall disclose or permit the disclosure of any information about the evidence adduced or the documents produced by the other Parties in the mediation proceedings or about the existence, contents or results of the mediation without the prior written consent of such other Parties except in the course of a judicial or regulatory proceeding or as may be required by Law or requested by a Governmental Authority or securities exchange. Before making any disclosure permitted by the preceding sentence, the Party intending to make such disclosure shall give the other Parties reasonable written notice of the intended disclosure and afford the other Parties a reasonable opportunity to protect its interests. If the Dispute has not been resolved within sixty (60) days of the appointment of a mediator, or within ninety (90) days of receipt by a Party of a Mediation Request (whichever occurs sooner), or within such longer period as the Parties may agree to in writing, then any Party may file an action on the Dispute in any court having jurisdiction in accordance with Section 9.8(c).
(c) Each of the Parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and the courts of the United States of America located in the City and County of the State of New York for any litigation arising out of or relating to this Agreement, any Transaction Document or any Contemplated Transaction (and agrees not to commence any litigation relating hereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 9.1, shall be effective service of process for any litigation brought against it in any such court. Each of the Parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement or any Transaction Documents in the courts of the State of New York or the courts of the United States of America located in the City and County of the State of New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR ANY CONTEMPLATED TRANSACTION.
9.9 Sellers’ Representative.
(a) Subject to the limitations set forth in Section 2(h) of the Management Agreement, the Sellers, by executing this Agreement, irrevocably appoint CHC as their sole and exclusive representative, agent and attorney-in-fact, act jointly for and on behalf of the Sellers with respect to any matters that arise from and after the Closing in connection with this Agreement and the Contemplated Transactions. Subject to the limitations set forth in Section 2(h) of the Management Agreement, CHC hereby agrees to negotiate, enter into settlements and compromises of Claims and Third Party Claims to comply with orders of courts and awards of arbitrators with respect to such Claims and Third Party Claims, to resolve any

Claims and Third Party Claims made pursuant to this Agreement or any Transaction Document, take all actions necessary in its judgment for the accomplishment of the foregoing, and hereby accepts its appointment as the Sellers’ representative in connection with, and to facilitate the consummation of the Contemplated Transactions. Purchaser shall be entitled to deal exclusively with CHC on all matters relating to this Agreement or any Transaction Document, including with respect to any Claim or Third Party Claim made pursuant to Article 8 and with respect to any adjustment to the Purchase Price pursuant to Section 2.4, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of the Sellers by CHC, and on any other action taken or purported to be taken on behalf of any Seller by CHC, as fully binding upon such Seller.
(b) CHC shall not be liable for any act done or omitted hereunder as the Sellers’ representative while acting in good faith and in the exercise of reasonable judgment. The Other Sellers shall severally indemnify and defend CHC and hold CHC harmless against any loss, liability or expense incurred without gross negligence, bad faith or willful misconduct on the part of CHC and arising out of or in connection with the acceptance or administration of CHC’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by CHC.
(c) Each of the Other Sellers hereby consents to any changes, modifications or supplements determined by CHC to be in the interest of the Other Sellers as a whole or otherwise required by the terms of this Agreement or any Transaction Document with respect to the form and substance of any exhibit, annex, appendix, agreement, instrument, schedule or other document attached to this Agreement and required hereunder to be executed, delivered or completed at or prior to the Closing.
9.10 Equitable Remedies. Since the breach of the provisions of any Transaction Document could not be adequately be compensated by money damages, a Party shall be entitled, in addition to any other right or remedy available to it, to an injunction restraining such breach or a threatened breach and to specific performance of any such provision of such Transaction Document, and in either case no bond or security shall be required in connection therewith, and the parties hereby consent to the issuance of such an injunction and to the ordering of specific performance.
9.11 Joint and Several Liability of Sellers. Any obligation of any Seller under this Agreement or any other Transaction Document shall be deemed a joint and several obligation of all Sellers.
9.12 Construction. The headings of the Articles and Sections in this Agreement are provided for convenience only, are not part of the agreement of the Parties and shall not affect its construction or interpretation of this Agreement. The language used in this Agreement or any Transaction Document is the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. The Transaction Documents were negotiated by the Parties with the benefit of legal representation. To the fullest extent permitted by applicable Law, if an ambiguity or question or intent or interpretation arises, the Transaction Documents shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring and or disfavoring a Party by virtue of the authorship of any of the provisions of any Transaction Document.
9.13 Time of the Essence. Time is of the essence regarding all dates and time periods set forth or referred to in any Transaction Document.
9.14 Counterparts. This Agreement and the Transaction Documents may be executed in one or more counterparts (including by facsimile or electronic pdf submission), each of which when executed shall be deemed to be an original, but all of which shall constitute one and the same instrument.
[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

C-III CAPITAL PARTNERS LLC By ISLAND C-III MANAGER LLC, its Manager
By:	/s/ Jeffrey Cohen
	Name:	Jeffrey Cohen
	Title:	President
[Signatures Continued on Following Page]

CENTERLINE HOLDING COMPANY
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	Chief Executive Officer and President
[Signatures Continued on Following Page]

CENTERLINE CAPITAL GROUP INC.
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	Chief Executive Officer and President
[Signatures Continued on Following Page]

ARCAP 2004 RR3 RESECURITIZATION, INC.
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	Chairman & Chief Executive Officer
[Signatures Continued on Following Page]

ARCAP 2005 RR5 RESECURITIZATION, INC.
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	Chairman & Chief Executive Officer
[Signatures Continued on Following Page]

CENTERLINE FUND MANAGEMENT LLC
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	President
[Signatures Continued on Following Page]

CENTERLINE CMBS FUND III MANAGEMENT LLC
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	Chief Executive Officer
[Signatures Continued on Following Page]

CENTERLINE REIT, INC.
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	Chairman & Chief Executive Officer
[Signatures Continued on Following Page]

CM INVESTOR LLC
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	President & Chief Executive Officer